UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COOPER TIRE & RUBBER COMPANY

(Name of Registrant as Specified in Its Charter)

            N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Cooper Tire & Rubber Company

701 Lima Avenue

Findlay, Ohio 45840

August 30, 2013

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of Cooper Tire & Rubber Company (“Cooper Tire,” the “Company” or “we”), to be held at 10:00 a.m. (Eastern Time), on September 30, 2013, at Jones Day, 901 East Lakeside Ave., Cleveland, Ohio 44114.

At the special meeting, we will ask you to (1) adopt the merger agreement, which we refer to as the merger agreement, among Cooper Tire, Apollo (Mauritius) Holdings Pvt. Ltd. (“Parent”), Apollo Tyres B.V., and Apollo Acquisition Corp., (2) approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and (3) adjourn the special meeting, if necessary in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If the merger agreement is adopted and the merger is completed, Cooper Tire will become a wholly owned subsidiary of Parent and each of your shares of Cooper Tire common stock, par value $1.00 per share, which we refer to as Cooper Tire common stock, will be converted into the right to receive $35.00 in cash, without interest, less any applicable withholding tax, unless you have properly exercised your appraisal rights with respect to such shares.

Cooper Tire common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CTB”. The closing price of Cooper Tire common stock on the NYSE on June 11, 2013, the last trading day prior to the public announcement of the execution of the merger agreement, was $24.56 per share. The closing price of Cooper Tire common stock on the NYSE on August 29, 2013, the most recent practicable date prior to the date of this proxy statement, was $31.02 per share.

The Board of Directors of Cooper Tire, which we refer to as the Board, has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board has determined that the merger is fair to and in the best interests of the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the completion of the merger. The Board made its determination after consideration of a number of factors, as described in the proxy statement accompanying this letter. The Board unanimously recommends that you vote FOR the proposal to adopt the merger agreement, FOR approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal and, if necessary, FOR the adjournment proposal.

The Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting.

We cannot complete the merger unless holders of at least a majority of the shares of Cooper Tire common stock outstanding and entitled to vote at the special meeting vote to adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke your proxy at any time prior to its exercise at the special meeting in the manner described in the proxy statement accompanying this letter. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending the special meeting in person and casting a vote. Your vote in person at the special meeting will supersede any previously submitted proxy.

If your shares are held in “street name,” you should instruct your broker how to vote your shares on each proposal in accordance with your voting instruction form.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the merger agreement.

The proxy statement accompanying this letter explains the proposed merger, the merger agreement and the merger-related named executive officer compensation proposal and provides specific information concerning the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. Please read the entire proxy statement and its annexes, including the merger agreement, carefully. You may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Georgeson, our proxy solicitor, by calling toll-free at (877) 278-9672.

Thank you for your continued support.

Sincerely,

Roy V. Armes

Chairman of the Board, President and

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated August 30, 2013, and is first being mailed to Cooper Tire stockholders on or about August 30, 2013.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 30, 2013

To Stockholders of Cooper Tire & Rubber Company

A special meeting of stockholders of Cooper Tire & Rubber Company, which we refer to as Cooper Tire or we, will be held at 10:00 a.m. (Eastern Time), on September 30, 2013, at Jones Day, 901 East Lakeside Ave., Cleveland, Ohio 44114, unless adjourned or postponed to a later date. The special meeting is being held to consider and vote upon the following proposals:

1. To adopt the Agreement and Plan of Merger, dated as of June 12, 2013, which we refer to as the merger agreement, by and among Cooper Tire, Apollo (Mauritius) Holdings Pvt. Ltd. (“Parent”), Apollo Tyres B.V., a wholly owned subsidiary of Parent (“Dutch Holdco”), and Apollo Acquisition Corp., a wholly owned subsidiary of Dutch Holdco. If the merger agreement is adopted and the merger is completed, Cooper Tire will become a wholly owned subsidiary of Parent and each of your shares of Cooper Tire common stock, par value $1.00 per share, which we refer to as Cooper Tire common stock, will be converted into the right to receive $35.00 in cash, without interest, less any applicable withholding tax, unless you have properly exercised your appraisal rights with respect to such shares.

2. To approve, on a non-binding advisory basis, the compensation to be paid to Cooper Tire’s named executive officers that is based on or otherwise relates to the merger. This proposal is described in the section entitled “Proposals to be Considered at the Special Meeting — Item 2 — Non-Binding Advisory Vote to Approve Named Executive Officer Compensation” beginning on page 15 (we refer to this proposal as the merger-related named executive officer compensation proposal).

3. To adjourn the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only holders of record of shares of Cooper Tire common stock at the close of business on August 30, 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each share of Cooper Tire common stock is entitled to vote on all matters that properly come before the special meeting and is entitled to one vote on each matter properly brought before the special meeting.

The Board of Directors of Cooper Tire unanimously recommends that Cooper Tire common stockholders vote FOR the proposal to adopt the merger agreement. Cooper Tire cannot complete the merger unless the merger agreement is adopted by Cooper Tire common stockholders. Adoption of the merger agreement requires the affirmative vote of holders of at least a majority of shares of Cooper Tire common stock outstanding and entitled to vote at the special meeting.

The Board of Directors of Cooper Tire also unanimously recommends that Cooper Tire common stockholders vote FOR approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal and FOR an adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The attached proxy statement describes the proposed merger, the merger agreement and the merger-related named executive officer compensation proposal, and provides additional information about the parties involved. Please read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke your proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending the special meeting in person and casting a vote. Your vote at the special meeting will supersede any previously submitted proxy. If you hold your shares in “street name,” you should instruct your broker how to vote your shares on each proposal in accordance with your voting instruction form.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Please do not send any stock certificates at this time.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen Zamansky

Vice President, General

Counsel and Secretary

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Additional Information” beginning on page 103.

Information About the Merger Parties

Cooper Tire & Rubber Company

701 Lima Avenue, Findlay, Ohio 45840

(419) 423-1321

Cooper Tire & Rubber Company (“Cooper Tire,” the “Company,” “our,” “we,” or “us”) is a leading manufacturer and marketer of replacement tires. We are the fourth largest tire manufacturer in North America and, according to a recognized trade source, the Cooper Tire family of companies is the eleventh largest tire company in the world based on sales. Cooper Tire focuses on the manufacture and sale of passenger and light and medium truck replacement tires. The Company is organized into two separate, reportable business segments: North American Tire Operations and International Tire Operations. Each segment is managed separately. Cooper Tire was incorporated in the state of Delaware in 1930 as the successor to a business originally founded in 1914. Based in Findlay, Ohio, Cooper Tire and its family of companies currently operate nine manufacturing facilities and 38 distribution centers in eleven countries. As of December 31, 2012, it employed approximately 13,550 persons worldwide.

Additional information about Cooper Tire and its subsidiaries is included in documents incorporated by reference to this document. See “Additional Information” on page 103.

Apollo (Mauritius) Holdings Pvt. Ltd.

c/o Abax Corporate Services Ltd,

6th Floor, Tower A,

1 CyberCity

Ebene, Republic of Mauritius

Apollo (Mauritius) Holdings Pvt. Ltd. (“Parent”), a corporation organized under the laws of the Republic of Mauritius, is a wholly owned subsidiary of Apollo Tyres Ltd., which we refer to in this proxy statement as Apollo, and serves as a holding company for certain of Apollo’s operations in the Middle East, Singapore, Cyprus, South Africa and Europe, in addition to Thailand, Brazil, Zimbabwe and the U.S.

Apollo Tyres B.V.

Ir. Schiffstraat 370,

7547 RD Enschede

The Netherlands

Apollo Tyres B.V. (“Dutch Holdco”), a corporation organized under the laws of The Netherlands, is an indirect wholly owned subsidiary of Parent and Apollo and serves as a holding company for certain of Apollo’s operations in Europe and the U.S.

Apollo Acquisition Corp.

c/o Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Apollo Acquisition Corp. (“Merger Sub”, and collectively with Parent and Dutch Holdco, the “Apollo Parties”) is a Delaware corporation that was formed by Dutch Holdco solely for the purpose of entering into the merger agreement (as defined below) and completing the transactions contemplated by the merger agreement and the financing related to the merger (as defined below). Merger Sub is a wholly owned subsidiary of Dutch Holdco and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the financing related to the merger. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The Special Meeting (page 14)

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors, which we refer to as the Board, for use at the special meeting.

Date, Time and Place

The special meeting of stockholders of Cooper Tire will be held at 10:00 a.m. (Eastern Time), on September 30, 2013, at Jones Day, 901 East Lakeside Ave., Cleveland, Ohio 44114, unless adjourned or postponed to a later date.

Purpose

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of June 12, 2013, as it may be amended from time to time, by and among Cooper Tire, Parent, Dutch Holdco and Merger Sub as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

You will be asked to consider and vote upon a proposal to adopt the merger agreement. If the merger agreement is adopted and the merger is completed Cooper Tire will become a wholly owned subsidiary of Parent by means of a merger of Merger Sub with and into Cooper Tire. Each share of Cooper Tire common stock, par value $1.00 per share, which we refer to as Cooper Tire common stock, you own at the effective time of the merger will be converted into the right to receive $35 per share in cash, without interest, less any applicable withholding tax.

You will also be asked to vote to approve, on a non-binding advisory basis, the compensation to be paid to Cooper Tire’s named executive officers that is based on or otherwise relates to the merger. This proposal is referred to as the merger-related named executive officer compensation proposal. As an advisory vote, the result will not be binding on Cooper Tire, the Board or the Compensation Committee of the Board. Therefore, if the merger is adopted by the stockholders of Cooper Tire and completed, this compensation, including amounts that the Company may be contractually obligated to pay, could still be payable to the Cooper Tire named executive officers regardless of whether the stockholders of Cooper Tire approve this proposal.

You will also be asked to vote to approve adjournments of the special meeting if necessary to permit further solicitation of proxies, and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Stockholders Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Cooper Tire common stock as of the close of business on August 30, 2013, the record date for the special meeting. You will have one vote on each matter submitted to a vote at the special meeting for each share of Cooper Tire common stock that you owned as of the close of business on the record date.

Voting and Proxies; Revocation of Proxies

Stockholders can vote their shares of Cooper Tire common stock at the special meeting in one of four ways, including (i) by proxy via the enclosed proxy card, (ii) by telephone at the toll-free number 1-800-690-6903, (iii) over the internet at the Web site www.proxyvote.com or (iv) in person at the special meeting. See and read carefully “Proposals to be Considered at the Special Meeting — Voting” beginning on page 22.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to Cooper Tire’s Secretary a signed notice of revocation or submitting a later-dated, signed proxy. You also may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of Cooper Tire common stock to be voted. If your shares are held in “street name” by a broker or other nominee, you should instruct your broker how to vote your shares on each proposal in accordance with your voting instruction form. In addition, if your shares are held in street name by a broker or other nominee, if you attend the special meeting in person, you will not be able to vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker or other nominee, giving you the right to vote the shares at the meeting.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Under our by-laws, the holders of a majority of the outstanding shares of Cooper Tire common stock, present in person or by proxy, shall constitute a quorum.

The holders of a majority of the shares of common stock present or represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice other than by announcement at the meeting, until the requisite number of shares shall be present or represented. Because there can be no broker non-votes at the special meeting, failure to provide instructions to your broker on how to vote will result in your shares not being counted as present for establishing a quorum.

If you submit a properly executed proxy card, even if you abstain from voting, your shares of Cooper Tire common stock will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the merger agreement requires the affirmative vote of holders of at least a majority of Cooper Tire common stock outstanding and entitled to vote at the special meeting.

The approval, on a non-binding basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Cooper Tire common stock present or represented by proxy at the special meeting and entitled to vote thereon.

A proposal to approve an adjournment of the special meeting, whether or not a quorum is present, requires the affirmative vote of holders of a majority of the shares of Cooper Tire common stock present or represented by proxy at the special meeting and entitled to vote thereon.

As of August 29, 2013, there were 65,276,214 shares of Cooper Tire common stock outstanding.

Effect of Abstentions on Voting

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Abstentions and shares not in attendance at the special meeting and not voted by proxy will have no effect on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting, if necessary, but shares not in attendance at the special meeting and not voted by proxy will have no effect on the proposal to adjourn the special meeting, if necessary. Brokers or banks holding shares of Cooper Tire common stock in “street name” may not vote your shares of Cooper Tire common stock on the proposal to adopt the merger agreement, the merger-related named executive officer compensation proposal, or the proposal to adjourn the special meeting, if necessary, absent instruction from you. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker or other nominee, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals. It is very important that ALL of our stockholders vote their shares of Cooper Tire common stock, so please promptly complete and return the enclosed proxy card.

Expenses of Proxy Solicitation

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial stockholders. We have also hired Georgeson to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “Proposals to be Considered at the Special Meeting — Solicitation Costs” on page 23.

Stockholders should not send in their stock certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing shares of Cooper Tire common stock will be mailed to stockholders if the merger is completed.

Board Recommendation (page 37)

The Board has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders, has unanimously approved and declared advisable the merger agreement and the completion of the merger and unanimously recommends that our stockholders vote FOR the proposal to adopt the merger agreement. The Board also unanimously recommends that you vote FOR the non-binding advisory merger-related named executive officer compensation proposal and FOR any adjournment of the special meeting if necessary to permit solicitation of further proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. For additional information regarding certain factors the Board considered in making its recommendation, please see “The Merger — Cooper Tire’s Reasons for the Merger” beginning on page 33.

Opinion of the Company’s Financial Advisor (page 38)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to in this proxy statement as BofA Merrill Lynch, delivered a written opinion, dated June 11, 2013, to the Board as to the fairness, from a financial point of view and as of such date, of the merger consideration (as defined below) to be received pursuant to the merger agreement by holders of Company common stock. The full text of BofA

Merrill Lynch’s written opinion, dated June 11, 2013, is attached as Annex B to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken in rendering its opinion. BofA Merrill Lynch delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. The opinion should not be construed as creating any fiduciary duty on BofA Merrill Lynch’s part to any party and BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

The Merger and the Merger Agreement (pages 24 & 66)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger. Cooper Tire will be acquired by Parent by means of a merger of Merger Sub with and into Cooper Tire.

Consideration to be Received in the Merger

At the effective time of the merger, each share of Cooper Tire common stock, other than shares that are to be cancelled pursuant to the merger agreement, will be converted into the right to receive $35 per share in cash, which we refer to in this proxy statement as the merger consideration, without interest, less any applicable withholding tax. For additional information regarding the cancellation of shares, see “The Merger Agreement — Cancellation of Shares” beginning on 67. After the effective time of the merger, shares of Cooper Tire common stock will no longer be publicly traded.

Cooper Tire Stock Options

Pursuant to the merger agreement, upon completion of the merger, each Company-issued option outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive the excess, if any, of $35 over the exercise price per share of the stock option multiplied by the number of shares of Cooper Tire common stock subject to the stock option, less any applicable withholding tax.

Restricted Stock Units

Pursuant to the merger agreement, upon completion of the merger, each time-based restricted stock unit outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive an amount in cash equal to the product of $35 multiplied by the number of shares of Cooper Tire common stock underlying the restricted stock unit, less any applicable withholding tax.

Performance-Based Stock Units

Pursuant to the merger agreement, upon completion of the merger, performance-based stock unit awards that have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid will be converted into the right to receive an amount in cash equal to the product of $35 multiplied by the number of shares of Cooper Tire common stock determined based on actual achievement of the applicable performance goals for such measurement period, less any applicable withholding tax.

Performance-based stock unit awards relating to measurement periods that have begun but are not complete at the effective time of the merger (a “Non-Earned PBSU”) will be converted into the right to receive an amount in cash equal to the product of $35 multiplied by the number of shares of Cooper Tire common stock determined based on the target level of achievement of the applicable performance goals, prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger, less any applicable withholding tax.

In addition, with respect to the Non-Earned PBSUs, if the holder remains in the continuous employ of the surviving corporation through the last day of the applicable measurement period, the holder will receive an amount in cash equal to the excess, if any, of (1) the number of shares of Cooper Tire common stock that such holder would have received based on actual performance for the entire measurement period multiplied by $35, over (2) the prorated amount such holder received in connection with the closing of the merger, less any applicable withholding tax.

Performance-Based Cash Units

Pursuant to the merger agreement, upon completion of the merger, performance-based cash unit awards that have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid will be converted into the right to receive an amount in cash determined based on actual achievement of the applicable performance goals for such measurement period, less any applicable withholding tax.

Performance-based cash unit awards relating to measurement periods that have begun but are not complete at the effective time of the merger (a “Non-Earned PBCU”) will be converted into the right to receive an amount in cash determined based on the target level of achievement of the applicable performance goals, prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger, less any applicable withholding tax.

In addition, with respect to the Non-Earned PBCUs, if the holder remains in the continuous employ of the surviving corporation through the last day of the applicable measurement period, the holder will receive an amount in cash equal to the excess, if any, of (1) the amount that such holder would have received based on actual performance for the entire measurement period, over (2) the prorated amount such holder received in connection with the closing of the merger, less any applicable withholding tax.

Deferred Compensation Awards

Pursuant to the merger agreement, upon completion of the merger, each notional share of Cooper Tire common stock under any deferred compensation plan will be adjusted and converted into the right to have allocated to the holder’s account under such deferred compensation plan $35 in cash, less any applicable withholding tax.

Conditions to the Merger

A number of conditions must be satisfied or waived before the merger can be completed. See and read carefully “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 89. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated by the mutual written consent of each Apollo Party and Cooper Tire, or by either Parent or Cooper Tire, under certain specified circumstances. Upon termination of the merger agreement under certain specified circumstances, we may be required to pay a termination fee of $50,000,000 to Parent. Upon termination of the merger agreement due to the Apollo Parties’ failure to obtain financing, the Apollo Parties may be required to pay a termination fee of $112.5 million which has been fully secured by the issuance of a letter of credit from Standard Chartered Bank in favor of the Company. See and read carefully “The Merger Agreement — Termination” beginning on page 91 and “The Merger Agreement — Effect of Termination” beginning on page 92. In certain other circumstances, the Apollo Parties may be required to pay liquidated damages of up to $112.5 million. See and read carefully “The Merger Agreement — Termination” beginning on page 91 and “The Merger Agreement — Effect of Termination” beginning on page 92.

No Solicitation

The merger agreement provides that from the date of the merger agreement until the effective time of the merger, we are not permitted to directly or indirectly, solicit, initiate, facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal or engage in discussions or negotiations regarding any such proposal. However, under certain circumstances prior to the time the merger agreement is adopted by our stockholders, if we receive an unsolicited written acquisition proposal from a third party that our Board determines in good faith (after consultation with legal counsel and its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and that the proposal is or would reasonably be expected to lead to a superior proposal, we may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party, subject to specified conditions. See and read carefully “The Merger Agreement — No Solicitation and Takeover Proposals” beginning on page 76.

Merger Litigation

Since the execution of the merger agreement, several alleged stockholders of Cooper Tire have filed putative class-action lawsuits relating to the proposed transaction. These lawsuits generally allege that the directors of Cooper Tire breached their fiduciary duties to Cooper Tire stockholders by agreeing to enter into the transaction for an allegedly unfair price and as the result of an allegedly unfair process.

Each of the lawsuits seek, among other things, injunctive relief against the consummation of the proposed transaction. Cooper Tire and its directors believe that the allegations against them lack merit and intend to defend the lawsuits vigorously. See “The Merger — Certain Litigation Related to the Merger” beginning on page 60.

Financing

The obligation of the Apollo Parties under the merger agreement to complete the merger is not subject to a condition regarding the Apollo Parties’ obtaining of funds. The Apollo Parties have represented that the net proceeds contemplated from the financing, together with cash on hand of the surviving corporation on the closing date, will, in the aggregate, be sufficient to pay the amounts due under the merger agreement, pay related fees and expenses in connection with the merger and to repay or refinance certain outstanding indebtedness of the Company that will become due as a result of the merger.

We estimate that the total funds needed by the Apollo Parties to pay our stockholders and holders of equity awards the amounts due to them under the merger agreement, pay related fees and expenses in connection with the merger and to repay or refinance certain outstanding indebtedness of the Company will be approximately $2.5 billion. See “The Merger — Apollo Financing” beginning on page 62 and “The Merger Agreement — Financing” beginning on page 84.

Governmental Review

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act. Under the provisions of the HSR Act, the merger cannot be completed until the parties to the merger agreement have made required notifications, given certain information and materials to the U.S. Federal Trade Commission, which we refer to as the FTC, and the antitrust division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and a required 30-day waiting period has expired or been terminated. We and the Apollo Parties filed the notifications required under the HSR Act with the FTC and the Antitrust Division on June 26, 2013. The 30-day waiting period, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, expired at 11:59 p.m. Eastern Time on July 26, 2013. See “The Merger — Governmental and Regulatory Matters” beginning on page 55.

In addition, Cooper Tire and the Apollo Parties are required to make merger control filings, and may be required to make other regulatory filings or submissions, in various jurisdictions with respect to the merger, and in certain circumstances, receive their approval prior to consummation of the merger. In that regard, the parties have made regulatory filings in various countries, including Germany, Mexico and the Ukraine. The parties have received all regulatory clearances specified as conditions to closing in the merger agreement, including clearance from the regulatory authorities in Germany, Mexico and the Ukraine. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Market Price of Cooper Tire Common Stock (page 96)

Cooper Tire common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CTB”. The closing price of Cooper Tire common stock on the NYSE on June 11, 2013, the last trading day prior to the public announcement of the execution of the merger agreement, was $24.56 per share. The closing price of Cooper Tire common stock on the NYSE on August 29, 2013, the most recent practicable date prior to the date of this proxy statement, was $31.02 per share.

Certain United States Federal Income Tax Consequences (page 56)

Generally, a holder of shares of Cooper Tire common stock will recognize taxable gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash such holder receives and (2) the adjusted tax basis of such holder’s shares of Cooper Tire common stock exchanged.

You should read “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 56 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

Interests of Cooper Tire Directors and Executive Officers in the Merger (page 45)

When considering the recommendation of the Board to approve the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as stockholders and the interests of stockholders generally. The Board was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that you vote for the proposal to adopt the merger agreement at the special meeting. For a more detailed discussion of these interests, see “The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger” beginning on page 45.

Appraisal Rights of Cooper Tire Common Stockholders (page 57)

Holders of shares of Cooper Tire common stock who do not wish to accept the consideration payable pursuant to the merger agreement may seek, under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than, or the same as the merger consideration for shares of Cooper Tire common stock. Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of the right to appraisal.

Merely voting against the proposal to adopt the merger agreement will not preserve your right to appraisal under the DGCL. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you should consult with your broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker or other nominee.

Annex C to this proxy statement contains the full text of Section 262 of the DGCL, which relates to appraisal rights. We encourage you to read these provisions carefully and in their entirety and in view of their complexity, promptly consult with your legal and financial advisors if you wish to pursue judicial appraisal.

QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND THE MERGER

The Merger

Q.	Why am I receiving this proxy statement?

A.	Parent, Dutch Holdco and Merger Sub have entered into an agreement to acquire Cooper Tire under the terms of the merger agreement described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to adopt the merger agreement. We are seeking to obtain this approval at the special meeting to be held on September 30, 2013. The approval of this proposal by our stockholders is a condition to the effectiveness of the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 89.

You are also being asked to vote on a proposal to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and on a proposal to adjourn the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting of our stockholders. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q.	What is the position of the Board regarding the merger?

A.	The Board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is fair to and in the best interests of Cooper Tire and its stockholders and has approved and declared advisable the agreement and the completion of the merger. The Board unanimously recommends that Cooper Tire common stockholders vote FOR the proposal to adopt the merger agreement at the special meeting. See “The Merger — Cooper Tire’s Reasons for the Merger” beginning on page 33.

Q.	What vote of Cooper Tire common stockholders is required to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Cooper Tire common stock outstanding and entitled to vote at the special meeting. If a Cooper Tire stockholder does not vote, it will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Q.	How do Cooper Tire directors and executive officers intend to vote their shares of Cooper Tire common stock in respect of the proposal to adopt the merger agreement?

A.	All of our directors and all of our executive officers have informed us that they currently intend to vote all of their shares of Cooper Tire common stock FOR the proposal to adopt the merger agreement.

Q.	What will happen to my shares of Cooper Tire common stock after the merger?

A.	Upon completion of the merger, each issued and outstanding share of Cooper Tire common stock, except for shares that will be cancelled pursuant to the merger agreement as described below under “The Merger Agreement — Merger Consideration” beginning on page 67, will automatically be converted into the right to receive $35 per share in cash, without interest less any applicable withholding tax, which we refer to as the merger consideration.

Q.	Should I send in my share certificates now?

A.	No. If the merger is completed, you will receive a separate letter of transmittal with instructions for the surrender of your Cooper Tire common stock share certificates. Please do not send in your share certificates with your proxy.

Q.	When does Cooper Tire expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including obtaining certain regulatory approvals and the expiration or termination of applicable regulatory waiting periods. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, we currently expect to complete the merger early in the fourth quarter of 2013.

Q.	Who can help answer my questions about the merger?

A.

If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact us at: Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840 or (419) 423-1321 Attn: Secretary, or you may contact our proxy solicitor, at: Georgeson, 480 Washington Blvd., 26th Fl., Jersey City, New Jersey 07310 or (877) 278-9672.

Other Special Meeting Proposals

Q.	On what other proposals am I being asked to vote at the special meeting?

A.	At the special meeting, in addition to voting on the proposal to adopt the merger agreement, Cooper Tire common stockholders will be asked to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and may be asked to approve adjournments of the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What vote is necessary to approve the merger-related named executive officer compensation proposal?

A.	The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Cooper Tire common stock present or represented by proxy at the special meeting entitled to vote on the proposal. If a Cooper Tire stockholder does not attend and does not vote by proxy, it will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Q.	What vote is necessary to approve an adjournment of the special meeting?

A.	A proposal to approve adjournments of the special meeting requires the affirmative vote of a majority of the shares of common stock represented, in person or by proxy, at the special meeting. If a Cooper Tire stockholder does not attend and does not vote by proxy, it will have no effect on the outcome of any vote on the proposal to approve adjournments of the special meeting.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at 10:00 a.m. (Eastern Time), on September 30, 2013, at Jones Day, 901 East Lakeside Ave., Cleveland, Ohio 44114.

Q.	If I am going to attend the special meeting, should I return my proxy card(s)?

A.

Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our Secretary a signed notice of revocation or submitting a later-dated, signed proxy following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting in person. See “Summary — The Special Meeting — Voting and Proxies” on page 3.

Q.	If my Cooper Tire shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.	Your broker or bank will vote your shares of Cooper Tire common stock for you on the proposal to adopt the merger agreement, approval of the merger-related named executive officer compensation proposal, and approval of an adjournment of the special meeting, if necessary, only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares of Cooper Tire common stock. If you do not provide instructions to your bank or broker, your shares of Cooper Tire common stock will not be voted on the proposal to adopt the merger agreement, which will have the effect of a vote AGAINST the proposal to adopt the merger agreement and will have no effect on the outcome of the merger-related named executive officers compensation proposal or a proposal to adjourn the special meeting, if necessary.

Q.	Where can I find more information about Cooper Tire?

A.	You can find more information about us from various sources described in “Additional Information” on page 103.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not based on historical facts but instead reflect the Company’s expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “project,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources; the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications; changes in economic and business conditions in the world; failure to implement information technologies or related systems, including failure to successfully implement an ERP system; increased competitive activity including actions by larger competitors or lower-cost producers; the failure to achieve expected sales levels; changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons; the impact of labor problems, including labor disruptions at the Company or at one or more of its large customers or suppliers; changes in the Company’s relationship with joint-venture partners; the inability to obtain and maintain price increases to offset higher production or material costs; litigation brought against the Company, including products liability claims, which could result in material damages against the Company; changes to tariffs or the imposition of new tariffs or trade restrictions; changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations; government regulatory and legislative initiatives including environmental and healthcare matters; volatility in the capital and financial markets or changes to the credit markets and/or access to those markets; changes in interest or foreign exchange rates; an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets; the risks associated with doing business outside of the United States; the failure to develop technologies, processes or products needed to support consumer demand; technology advancements; the inability to recover the costs to develop and test new products or processes; failure to attract or retain key personnel; consolidation among the Company’s competitors or customers; inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans; failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources; inability to adequately protect the Company’s intellectual property rights; inability to use deferred tax assets; other factors that are set forth in management’s discussion and analysis of the Company’s most recently filed reports with the SEC; and uncertainties associated with the proposed acquisition of the Company by the Apollo Parties, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. This list of factors is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of the enclosed proxy card by our Board for use at the special meeting in connection with the proposed merger and the other items to be voted on at the special meeting. This proxy statement provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on September 30, 2013, at 10:00 a.m. (Eastern Time), at Jones Day, 901 East Lakeside Ave., Cleveland, Ohio 44114.

Record Date; Stockholders Entitled to Vote

The record date for the special meeting is August 30, 2013. Record holders of shares of Cooper Tire common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. Stockholders will have one vote for the merger and any other matter properly brought before the special meeting for each share of Cooper Tire common stock they owned on the record date, except as described below.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Under our by-laws, the holders of a majority of the outstanding shares of Cooper Tire common stock, present in person or by proxy, shall constitute a quorum. Abstentions are counted as present for establishing a quorum.

The holders of a majority of the shares of common stock present or represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice other than by announcement at the meeting, until the requisite number of shares shall be present or represented. Because there can be no broker non-votes at the special meeting, failure to provide instructions to your broker on how to vote will result in your shares not being counted as present for establishing a quorum.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the proposal to adopt the merger agreement, your shares of Cooper Tire common stock will be counted for purposes of calculating whether a quorum is present at the special meeting. If a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum would have to be established at the adjourned meeting.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1 — THE MERGER

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to adopt the merger agreement. You should read carefully this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Board unanimously recommends that Cooper Tire common stockholders vote FOR the proposal to adopt the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Cooper Tire common stock represented by such proxy card will be voted FOR the proposal to adopt the merger agreement.

ITEM 2 — NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Cooper Tire is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of our named executive officers (Roy V. Armes, Bradley E. Hughes, Brenda S. Harmon, Harold C. Miller, and Christopher E. Ostrander) based on or otherwise relating to the proposed merger.

The Board unanimously recommends that Cooper Tire common stockholders approve the following resolution on a non-binding, advisory basis:

“RESOLVED, that the stockholders of Cooper Tire & Rubber Company approve, on a non-binding basis, the compensation to be paid to Cooper Tire & Rubber Company’s named executive officers that is based on or otherwise relates to the merger as disclosed in the Golden Parachute Compensation table in the proxy statement and the related tabular, footnote and narrative disclosures in the section of the proxy statement entitled ‘The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger’.”

The description of the payments and benefits contained in the section entitled “The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger,” as well as the table below entitled “Golden Parachute Compensation” (as well as the other supporting tables and footnotes below) is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Cooper Tire named executive officer that is based on or otherwise relates to the merger and will or may become payable by either Cooper Tire or the Apollo Parties. Cooper Tire is asking its common stockholders to approve the “golden parachute” compensation that will or may become payable by Cooper Tire to each of its named executive officers as set forth in the “Golden Parachute Compensation” table below and as described in “The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger.”

The “Golden Parachute Compensation” table below (as well as the other supporting tables and footnotes below) sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger, assuming the following:

•	The price per share of Cooper Tire common stock is $35;

•	The effective time of the merger occurs on October 1, 2013; and

•

The employment of each named executive officer is terminated either by Cooper Tire without “cause” or, if applicable, by the named executive officer with “good reason”, in each case on October 1, 2013.

“Cause” and “good reason” are defined (1) with respect to Mr. Armes in his employment agreement with Cooper Tire and (2) with respect to the other named executive officers in the Cooper Tire & Rubber Company Change in Control Severance Pay Plan (the “Severance Pay Plan”).

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur (including assumptions described in this proxy statement). Some of these assumptions are based on information currently available; as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Regardless of the manner in which a named executive officer’s employment terminates, the officer is entitled to receive amounts already earned and vested during his or her term of employment. Provision of severance payments and benefits is conditioned upon execution of a general release of Cooper Tire from all claims at the time of termination of employment, as well as compliance with non-competition and non-solicitation provisions that apply for a period of two years after termination of employment and restrictions on the disclosure of confidential information.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
Named Executive Officers:
Roy V. Armes (4)	$6,741,777	$8,738,627	$30,500	$15,510,904
Bradley E. Hughes	$2,321,680	$2,342,257	$102,005	$4,765,942
Brenda S. Harmon (4)	$1,813,586	$1,595,465	$89,495	$3,498,546
Harold C. Miller (4)	$1,969,293	$1,416,959	$91,318	$3,477,570
Christopher E. Ostrander	$2,050,794	$2,811,300	$93,500	$4,955,594

(1)	Cash: The amounts in this column reflect the cash severance payments and the prorated 2013 target annual cash incentive to which the named executive officers would be entitled, with respect to Mr. Armes, under his employment agreement and, with respect to the other named executive officers, under the Severance Pay Plan, and the payments to which the named executive officers would be entitled with respect to performance-based cash units (“PBCUs”). The following table breaks down the amounts in this column by type of payment:

Name	Cash Severance ($) (a)	Prorated Target 2013 Annual Cash Incentive ($) (b)	Accelerated PBCUs ($) (c)	Total ($)
Named Executive Officers:
Roy V. Armes	$4,335,584	$0	$2,406,193	$6,741,777
Bradley E. Hughes	$1,620,780	$250,268	$450,632	$2,321,680
Brenda S. Harmon	$1,258,560	$176,985	$378,041	$1,813,586
Harold C. Miller	$1,378,530	$212,861	$377,902	$1,969,293
Christopher E. Ostrander	$1,428,000	$220,500	$402,294	$2,050,794

(a)	Cooper Tire is party to an employment agreement with Mr. Armes. Under the employment agreement, upon a termination without cause or a voluntary termination due to good reason within two years following the effective time of the merger, Mr. Armes will receive the following double-trigger severance payments from Cooper Tire (conditioned upon the execution by Mr. Armes at the time of termination of a release of all claims against Cooper Tire): a lump sum payment of $75,000 plus two times the sum of his then-current base salary and his average annual incentive compensation earned over the prior three years.

Each named executive officer other than Mr. Armes is a participant in the Severance Pay Plan. Under the Severance Pay Plan, upon a termination without cause or a voluntary termination due to good reason within two years following the effective time of the merger, each named executive officer (other than

Mr. Armes) will receive the following double-trigger severance payment from Cooper Tire (conditioned upon the execution at the time of termination of a release of all claims against Cooper Tire): a lump sum payment equal to two times the sum of the named executive officer’s then-current base salary and the named executive officer’s target annual incentive compensation at the greater of the amount for the year in which the merger occurs or the amount for the year immediately prior to the merger.

(b)	Under the Severance Pay Plan, following a change in control, each named executive officer (other than Mr. Armes) is entitled to receive the following single-trigger payments from Cooper Tire in a lump sum: (i) payment of notionally earned and unpaid annual incentive compensation; and (ii) prorated amounts at the target level of performance for annual incentive compensation that has not been notionally earned (the “Prorated Bonus Amount”). Pursuant to the merger agreement, if the annual incentive amount payable based on the actual achievement of performance goals through the last day of the fiscal year in which the effective time of the merger occurs (the “Actual Bonus Amount”) is higher than the Prorated Bonus Amount, Cooper Tire or the surviving corporation will pay the excess of the Actual Bonus Amount over the Prorated Bonus Amount (such excess amount, the “Bonus True Up”), subject to each named executive officer’s continued employment through the last day of the fiscal year in which the effective time of the merger occurs. The maximum Bonus True Up that could be achieved for each named executive officer is $417,112 for Mr. Hughes (assuming an Actual Bonus Amount of $667,380), $294,975 for Ms. Harmon (assuming an Actual Bonus Amount of $471,960), $354,769 for Mr. Miller (assuming an Actual Bonus Amount of $567,630), and $367,500 for Mr. Ostrander (assuming an Actual Bonus Amount of $588,000). The table above does not reflect a Bonus True Up for any named executive officer. Pursuant to the merger agreement, individuals who do not participate in the Severance Pay Plan, including Mr. Armes, will receive the higher of the amount of annual incentive compensation payable based on the actual level of performance as of the effective time of the merger and prorated through such date and the amount of the annual incentive compensation payable based on actual performance through the last day of the fiscal year in which the merger becomes effective, subject to continued employment through the end of the fiscal year in which the effective time occurs. This amount will be paid pursuant to Cooper Tire’s existing annual incentive compensation plan no later than March 15 of the year following the year to which the bonus relates, and is not reflected in the table above.

In addition, upon a qualified pre-merger termination of a named executive officer (other than Mr. Armes), or upon a termination without cause or a voluntary termination due to good reason within two years following the effective time of the merger, each named executive officer (other than Mr. Armes) will receive the following double-trigger severance payment (conditioned upon the execution at the time of termination of a release of all claims against Cooper Tire): a lump sum payment of prorated annual incentive compensation from the beginning of the performance period through the date of termination for awards or programs in which the executive participates at target levels. The amounts in the table above reflect the single-trigger payment described in the first sentence of this subsection and do not include the double-trigger severance payment of prorated annual incentive compensation for performance periods following the effective date of the merger.

(c)

Cooper Tire has awarded PBCUs to the named executive officers pursuant to individual award agreements. Pursuant to the merger agreement, upon completion of the merger, PBCUs that have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid will be converted into the right to receive an amount in cash from Cooper Tire determined based on actual achievement of the applicable performance goals for such measurement period, less any applicable withholding tax (a single-trigger arrangement). PBCUs relating to measurement periods that have begun but are not complete at the effective time of the merger (“Non-Earned PBCUs”) will be converted into the right to receive an amount in cash determined based on the target level of achievement of the applicable performance goals (or, in the case of Mr. Armes if he is terminated in certain circumstances, based on the actual level of achievement of the applicable performance goals through the most recent fiscal quarter, which for purposes of the amount in the table above, reflects the actual level of achievement of the applicable performance goals through June 30, 2013), prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period, less any applicable withholding tax (a single-trigger arrangement, or, in the case of Mr. Armes if he is terminated in certain circumstances, a double-trigger arrangement). PBCUs for measurement periods that begin after the effective time of the merger will be cancelled as of the effective time.

In addition, with respect to the Non-Earned PBCUs, if the holder remains in the continuous employ of the surviving corporation through the last day of the applicable measurement period, the holder will receive an amount in cash equal to the excess, if any, of (i) the amount that such holder would have received under the original PBCU award based on actual performance for the entire measurement period, over (ii) the prorated amount such holder received in connection with the closing of the merger, less any applicable withholding tax. The amount shown in the table above reflects the amount to be received with respect to the PBCUs upon the closing of the merger, and does not include any additional payment that may be made based on actual performance upon completion of the measurement period. Each payment described in this subsection will be made in a lump sum.

(2)	Equity: The amounts in this column reflect the value of the accelerated vesting of the named executive officers’ unvested equity awards that would occur at the effective time of the merger, as provided in the merger agreement. The named executive officers were not granted any additional equity awards in connection with the merger. The following table breaks down these amounts by type of award.

Name	Accelerated Stock Options ($) (a)	Accelerated RSUs ($) (b)	Accelerated PBSUs ($) (c)	Total ($)
Named Executive Officers:
Roy V. Armes	$4,386,447	$0	$4,352,180	$8,738,627
Bradley E. Hughes	$809,327	$710,850	$822,080	$2,342,257
Brenda S. Harmon	$666,390	$237,090	$691,985	$1,595,465
Harold C. Miller	$725,709	$0	$691,250	$1,416,959
Christopher E. Ostrander	$778,850	$1,299,900	$732,550	$2,811,300

(a)	Cooper Tire has awarded stock options to the named executive officers pursuant to Cooper Tire equity plans and individual award agreements that provide for the full acceleration of the exercisability of outstanding stock options at the effective time of the merger (a single-trigger arrangement). The amount above reflects the aggregate value of unvested stock options that will fully accelerate as of the closing of the merger. The value of the accelerated stock options was determined by multiplying (i) the number of unvested stock options by (ii) the difference between $35 and the applicable exercise price of such stock options. Each named executed officer will receive his or her applicable amount in a lump sum cash payment from Cooper Tire, generally within 15 business days following the effective time of the merger.

(b)

Cooper Tire has awarded restricted stock units (“RSUs”) to the named executive officers pursuant to Cooper Tire equity plans and individual award agreements that provide for the full acceleration of the vesting of outstanding RSUs (including dividend equivalent units earned on outstanding RSUs) at the effective time of the merger (a single-trigger arrangement). The amount above reflects the aggregate value of unvested RSUs that will fully accelerate as of the closing of the merger. The total number of dividend equivalent units earned on outstanding RSUs includes a number of dividend equivalent units that will be credited on September 30, 2013 to each named executive officer’s account, in respect of the payment of the dividend of $0.105 per share declared by the Board on August 7, 2013 (the number of dividend equivalent units that will be credited in respect of the September 30, 2013 dividend payment is equal to $0.105 per share multiplied by the number of RSUs credited before the dividend payment divided by the price per share as of the dividend payment date, which for these purposes is assumed to be $35 per share (the “September 30 RSU Dividend Equivalent Units”)). The value of the accelerated RSUs was determined by multiplying (i) the number of shares covered by the RSUs by (ii) $35 per share. Each named executive officer will receive his or her applicable amount in a lump sum cash payment from Cooper Tire, generally within 15 days following the effective time of the merger.

With respect to Mr. Armes, this column does not include any amount that he would be paid with respect to his 86,558 RSUs. Mr. Armes’ RSUs are fully vested; however he elected to defer payment with respect to such RSUs until his termination of employment. If Mr. Armes’ employment terminated on October 1, 2013, he would receive $3,029,530 with respect to his RSUs. See “The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger — Treatment of Restricted Stock Units”.

With respect to Mr. Miller, this column does not include any amount that he would be paid with respect to his 3,401 RSUs. Mr. Miller’s RSUs are fully vested; however he elected to defer payment with respect to such RSUs until the earlier of December 31, 2017 or his termination of employment. If Mr. Miller’s employment terminated on October 1, 2013, he would receive $119,035 with respect to his RSUs. See “The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger — Treatment of Restricted Stock Units”.

(c)	Cooper Tire has awarded performance-based share units (“PBSUs”) to the named executive officers pursuant to Cooper Tire equity plans and individual award agreements. Pursuant to the merger agreement, upon completion of the merger, PBSUs that have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid, including dividend equivalent units earned on the notionally earned PBSUs, will be converted into the right to receive from Cooper Tire an amount in cash equal to the product of $35 multiplied by the number of shares of Cooper Tire common stock notionally earned determined based on actual achievement of the applicable performance goals for such measurement period, less any applicable withholding tax (a single-trigger arrangement). The total number of dividend equivalent units earned on the notionally earned PBSUs includes a number of dividend equivalent units that will be credited on September 30, 2013 to each named executive officer’s account, in respect of the payment of the dividend of $0.105 per share declared by the Board on August 7, 2013 (the number of dividend equivalent units that will be credited in respect of the September 30, 2013 dividend payment is equal to $0.105 per share multiplied by the number of PBSUs credited before the dividend payment divided by the price per share as of the dividend payment date, which for these purposes is assumed to be $35 per share (the “September 30 PBSU Dividend Equivalent Units”)). PBSUs relating to measurement periods that have begun but are not complete at the effective time of the merger (“Non-Earned PBSUs”) will be converted into the right to receive an amount in cash equal to the product of $35 multiplied by the number of shares of Cooper Tire common stock determined based on the target level of achievement of the applicable performance goals (or, in the case of Mr. Armes if he is terminated in certain circumstances, based on the actual level of achievement of the applicable performance goals through the most recent fiscal quarter, which for purposes of the amount in the table above, reflects the actual level of achievement of the applicable performance goals through June 30, 2013), prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period, less any applicable withholding tax (a single-trigger arrangement, or, in the case of Mr. Armes if he is terminated in certain circumstances, a double-trigger arrangement). PBSUs for measurement periods that begin after the effective time of the merger will be cancelled as of the effective time.

In addition, with respect to the Non-Earned PBSUs, if the holder remains in the continuous employ of the surviving corporation through the last day of the applicable measurement period, the holder will receive an amount in cash equal to the excess, if any, of (i) $35 multiplied by the number of shares of Cooper Tire common stock that such holder would have received under the original PBSU award based on actual performance for the entire measurement period, over (ii) the prorated amount such holder received in connection with the closing of the merger, less any applicable withholding tax. The amount shown in the table above reflects the amount to be received with respect to the PBSUs upon the closing of the merger, and does not include any additional payment that may be made based on actual performance upon completion of the measurement period. Each payment described in this subsection will be made in a lump sum.

(3)	Perquisites/Benefits: The amounts in this column reflect the value of continued life, accident, and health benefits and outplacement services benefits to which the named executive officers would be entitled under the employment agreement (with respect to Mr. Armes) and the Severance Pay Plan (with respect to the other named executive officers). The following table breaks down these amounts by type of benefit:

Name	Continued Welfare Benefits ($) (a)	Outplacement Services ($) (b)	Total ($)
Named Executive Officers:
Roy V. Armes	$30,500	$0	$30,500
Bradley E. Hughes	$30,500	$71,505	$102,005
Brenda S. Harmon	$30,500	$58,995	$89,495
Harold C. Miller	$30,500	$60,818	$91,318
Christopher E. Ostrander	$30,500	$63,000	$93,500

(a)	Under the employment agreement with Mr. Armes, upon a termination without cause or a voluntary termination due to good reason within two years following the effective time of the merger, Mr. Armes will receive the following double-trigger severance benefits from Cooper Tire (conditioned upon the execution by Mr. Armes at the time of termination of a release of all claims against Cooper Tire): 24 months continuation of life, accident, and health benefits followed by retiree medical and life insurance coverage to the extent eligible, subject to mitigation. Under the Severance Pay Plan, upon a termination without cause or a voluntary termination due to good reason within two years following the effective time of the merger, the executive officers (other than Mr. Armes) will receive the following double-trigger severance benefits (conditioned upon the execution at the time of termination of a release of all claims against Cooper Tire): 24 months continuation of life, accident, and health benefits followed by retiree medical and life insurance coverage to the extent eligible, subject to mitigation. The amounts in this column reflect Cooper Tire’s reasonable estimate of the cost of such continued welfare benefits.

(b)	Under the Severance Pay Plan, upon a termination without cause or a voluntary termination due to good reason within two years following the effective time of the merger, the named executive officers (other than Mr. Armes) will receive the following double-trigger severance benefits from Cooper Tire (conditioned upon the execution at the time of termination of a release of all claims against Cooper Tire): outplacement services for 12 months, in an amount up to 15% of the executive officer’s base salary.

(4)	With respect to Mr. Armes, this row does not include any amount that he would be paid with respect to his 86,558 RSUs. Mr. Armes’ RSUs are fully vested; however he elected to defer payment with respect to such RSUs until his termination of employment. If Mr. Armes’ employment terminated on October 1, 2013, he would receive $3,029,530 with respect to his RSUs. See “The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger — Treatment of Restricted Stock Units”.

With respect to Mr. Miller, this row does not include any amount that he would be paid with respect to his 3,401 RSUs. Mr. Miller’s RSUs are fully vested; however he elected to defer payment with respect to such RSUs until the earlier of December 31, 2017 or his termination of employment. If Mr. Miller’s employment terminated on October 1, 2013, he would receive $119,035 with respect to his RSUs. See “The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger — Treatment of Restricted Stock Units”.

With regard to Ms. Harmon, this row does not include any amount that she would be paid with respect to her deferred compensation plan account, which is fully vested and holds 2,655 notional shares of Cooper Tire common stock as of August 30, 2013. Upon completion of the merger, each notional share will be adjusted and converted into the right to have $35 allocated to Ms. Harmon’s deferred compensation plan account, totaling $92,925 (based on the 2,655 notional shares held as of August 30, 2013), which will be payable (less any applicable withholding tax) in accordance with the terms and conditions of the applicable deferred compensation plan. See “The Merger — Interests of Cooper Tire Directors and Executive Officers in the Merger — Treatment of Deferred Compensation”.

Because the vote in this Item 2 is advisory in nature only, it will not be binding on either Cooper Tire or the Apollo Parties regardless of whether the proposed merger is completed. Therefore, as the compensation to be paid in connection with the proposed merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed.

The Board unanimously recommends that Cooper Tire common stockholders vote FOR the non-binding advisory merger-related named executive officer compensation proposal and the resolution set forth above.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Cooper Tire common stock represented by such proxy card will be voted FOR the merger-related named executive officer compensation proposal and resolution set forth above.

ITEM 3 — APPROVE ADJOURNMENT

OF THE SPECIAL MEETING, IF

NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

Stockholders may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote FOR the proposal to adjourn the special meeting, if necessary.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Cooper Tire common stock represented by such proxy card will be voted FOR the proposals to adjourn or postpone the special meeting, if necessary.

Stockholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the merger agreement requires the affirmative vote of holders of at least a majority of shares of Cooper Tire common stock outstanding and entitled to vote at the special meeting.

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. It is very important that ALL of our stockholders vote their shares of Cooper Tire common stock, so please promptly complete and return the enclosed proxy card.

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Cooper Tire common stock present or represented by proxy at the special meeting entitled to vote on the proposal. Abstentions and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Whether or not a quorum is present, a proposal to approve an adjournment of the special meeting requires the affirmative vote of holders of a majority of the shares of Cooper Tire common stock present or represented by proxy at the special meeting. Abstentions will have the same effect as a vote AGAINST a proposal to adjourn the special meeting, but shares not in attendance at the special meeting will have no effect on the outcome of any vote on a proposal to adjourn the special meeting.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not in attendance at the special meeting and not voted by proxy will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Abstentions and shares not in attendance at the special meeting and not voted by proxy will have no effect on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting, if necessary, but shares not in attendance at the special meeting and not voted by proxy will have no effect on the proposal to adjourn the special meeting, if necessary. Because brokers or banks holding shares of Cooper Tire common stock in “street name” may vote your shares of Cooper Tire common stock on the proposal to adopt the merger agreement, the merger-related named executive officer compensation proposal, or adjournments of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals. It is very important that ALL of our stockholders vote their shares of Cooper Tire common stock, so please promptly complete and return the enclosed proxy card.

Voting

Stockholders who hold shares of Cooper Tire common stock can vote shares on matters presented at the special meeting in one of four ways:

(a) By Written Proxy. You can vote by signing, dating and returning the enclosed proxy card. If you do this, the proxies will vote your shares of Cooper Tire common stock in the manner you indicate. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If you do not indicate instructions on the card, your shares of Cooper Tire common stock will be voted FOR the proposal to adopt the merger agreement.

(b) By Telephone. After reading the proxy materials and with your proxy and voting instruction form in front of you, you may call the toll-free number 1-800-690-6903 using a touch-tone telephone. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Cooper Tire. Then you can follow the simple instructions that will be given to you to record your vote.

(c) Over the Internet. After reading the proxy materials and with your proxy and voting instruction form in front of you, you may use your computer to access the Web site www.proxyvote.com. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Cooper Tire. Then you can follow the simple instructions that will be given to you to record your vote.

(d) In Person. You may attend the special meeting and cast your vote in person. In addition, if your shares are held in “street name” by a broker or other nominee, if you attend the special meeting in person, you will not be able to vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker or other nominee, giving you the right to vote the shares at the meeting.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Brokers or banks holding shares of Cooper Tire common stock in “street name” may vote your shares of Cooper Tire common stock at the special meeting only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your shares of Cooper Tire common stock, and you should carefully follow these instructions.

If you have any questions about how to vote or direct a vote in respect of your shares of Cooper Tire common stock, you may contact our Investor Relations Department by phone at (419) 423-1321 or by submitting a question to Georgeson at: Georgeson, 480 Washington Blvd., 26th Fl., Jersey City, New Jersey 07310 or (877) 278-9672.

Stockholders should not send in their stock certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing shares of Cooper Tire common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Cooper Tire stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a written notice bearing a date later than the date of the previous proxy to Cooper Tire’s Secretary stating that the previous proxy is revoked;

•	completing, signing and delivering a proxy card relating to the same shares of Cooper Tire common stock and bearing a later date than the date of the previous proxy; or

•	attending the special meeting and voting in person.

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained Georgeson to assist in the solicitation process. We will pay Georgeson a fee of $10,000 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify Georgeson against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of shares of Cooper Tire common stock held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Stock Certificates

Our stockholders should not send stock certificates with their proxies. Separate transmittal documents for the surrender of certificated and uncertificated shares of Cooper Tire common stock in exchange for cash merger consideration will be mailed to our stockholders as soon as practicable following completion of the merger. See “The Merger Agreement — Exchange and Payment Procedures” beginning on page 68.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

As part of its ongoing oversight and management of Cooper Tire’s business, the Board considers the strategic direction of Cooper Tire, including evaluating strategic growth opportunities, on a regular basis. This consideration includes periodic discussions with Cooper Tire’s management with respect to Cooper Tire’s takeover preparedness and long-term prospects and strategies, including strategic opportunities and challenges, all with the goal of enhancing long-term shareholder value. In connection with these discussions, the Board and senior management have enlisted the assistance of financial advisors and outside legal counsel.

Over the past several years, representatives of Apollo occasionally expressed to representatives of Cooper Tire Apollo’s interest in a potential strategic transaction. These discussions included a range of potential structures, including joint ventures, equity investments and offtake arrangements as well as possible merger transactions. In connection with these discussions, Cooper Tire and Apollo had regularly entered into confidentiality agreements, including one on July 5, 2011. In each case, these initial indications of potential interest did not lead to detailed discussions or formal proposals relating to an acquisition.

On August 11, 2012, Mr. Onkar Kanwar, Chairman and Managing Director of Apollo, again approached Mr. Roy Armes, Chairman of the Board, President and Chief Executive Officer of Cooper Tire, to discuss a possible strategic transaction. Apollo proposed to purchase all of the outstanding common stock of Cooper Tire for $22.75 per share in cash. Mr. Armes responded to the proposal by indicating that the proposal was inadequate and not in the best interests of Cooper Tire’s stockholders. Mr. Armes also indicated that the Company was not for sale.

On September 5, 2012, Apollo made a revised proposal to acquire all of the outstanding common stock of Cooper Tire for a price in a range of $25 to $26 per share. Mr. Armes responded to the proposal by again indicating that the proposal was inadequate, did not reflect the value of the Company and was not in the best interests of Cooper Tire’s stockholders. Mr. Armes also reiterated that the Company was not for sale.

In late September 2012, the parties noticed that the July 5, 2011 confidentiality agreement had expired as of July 5, 2012. On October 3, 2012, Cooper Tire and Apollo entered into a confidentiality agreement updating and superseding the July 5, 2011 confidentiality agreement that had expired. Similar to the July 5, 2011 confidentiality agreement, the new agreement covered the information the parties had exchanged after June 1, 2011.

Later in October 2012, press reports emerged regarding possible strategic transactions between Cooper Tire and Apollo, although no substantive discussions regarding potential transactions had taken place between the parties.

In November 2012, Party A, which was comprised of two financial sponsors, expressed an interest in a potential acquisition of the Company at a range of $26 to $28 per share in cash. At that time, the Company indicated that such a price range was inadequate. One of the financial sponsors that comprised Party A then decided not to further pursue a transaction. However, the other financial sponsor was later able to join with a different financial sponsor to form Party B.

On January 28, 2013, Mr. O. Kanwar and Mr. Armes had a conversation by telephone during which Mr. O. Kanwar indicated that he would be sending a revised formal proposal to acquire all of the outstanding common stock of Cooper Tire. This conversation was followed by a written proposal from Apollo on January 30, 2013 to acquire all of the outstanding common stock of Cooper Tire for $33 per share in cash. The proposal contemplated, among other things, a financing structure that would include a committed $450 million debt facility from Standard Chartered Bank to finance the equity contribution by Apollo to Parent and committed debt financing from Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA for the remainder of the funds required. The proposal included an overview of a proposed merger agreement, including that the transaction documents would not contain a financing contingency and would be financed by fully committed financing.

On January 31, 2013, another party, which we refer to as the Initial Member of Party C, indicated to Cooper Tire’s senior management that it was contemplating making a proposal, along with yet to be determined partners, to acquire all of the outstanding common stock of Cooper Tire.

On February 4, 2013, the Board convened a meeting by telephone of its directors to discuss the proposal from Apollo. At this meeting, the Board discussed Apollo’s proposal and other parties that potentially might be interested in pursuing a potential acquisition or other strategic transaction as an alternative to Apollo’s proposal. Stephen Zamansky, Vice President, General Counsel and Secretary of Cooper Tire, discussed with the Board its fiduciary duties and other legal matters in connection with considering the proposal from Apollo, including a discussion regarding the Company’s takeover defense posture. The Board also discussed the need to engage financial and legal advisors for the Company. At the conclusion of the meeting, the Board unanimously determined to inform Apollo that its proposal was inadequate as to price and certain other terms. Cooper Tire engaged Jones Day, which regularly has provided legal services to Cooper Tire, and BofA Merrill Lynch, which has provided certain investment banking services to Cooper Tire over the years, and requested that BofA Merrill Lynch contact Apollo’s financial advisors for clarification regarding certain terms reflected in Apollo’s proposal.

On February 6, 2013, Mr. Armes had a conversation by telephone with Mr. O. Kanwar to discuss Apollo’s proposal. Mr. Armes indicated that while Cooper Tire appreciated the proposal from Apollo, Cooper Tire did not believe it was sufficient. Mr. Armes also expressed concerns about the certainty of financing and certain other terms, and proposed a meeting between the parties’ respective financial advisors to further discuss Cooper Tire’s concerns.

On February 8, 2013, in accordance with Cooper Tire’s directives, representatives of BofA Merrill Lynch met with certain of Apollo’s financial advisors to discuss Apollo’s proposal and, at this meeting, communicated Cooper Tire’s concerns as previously discussed on February 6, 2013 between Mr. Armes and Mr. O. Kanwar.

On February 18, 2013, Apollo provided an expanded description of the proposed merger agreement to Cooper Tire, including, among other things, that a subsidiary of Apollo which would receive committed financing would guaranty the obligations of the acquisition vehicle under the merger agreement, along with a diagram illustrating Apollo’s proposed transaction structure.

On February 21, 2013, the Board convened a special meeting of its directors. Members of senior management and representatives from BofA Merrill Lynch and Jones Day were present at the meeting. The Board received from Jones Day instruction regarding its fiduciary duties in connection with the receipt of an unsolicited proposal. The Board then engaged in an extensive discussion with Cooper Tire’s management and its financial and legal advisors regarding Apollo’s proposal and potential responses to such proposal. After full discussion, and after taking into account the views of management, BofA Merrill Lynch and Jones Day, the Board authorized senior management to discuss Apollo’s proposal further with Apollo, including the proposed price and other key terms. The Board also authorized senior management to provide Apollo with non-public information to enable Apollo to improve the terms of its proposal, subject to Apollo entering into a customary confidentiality agreement containing an appropriate standstill provision.

On February 22, 2013, the Board convened a regular meeting of its directors. At this meeting the Board, among other things, continued its discussion regarding Apollo’s proposal. The Board received from Mr. Zamansky instruction regarding its fiduciary duties. Also on February 22, 2013, Mr. Armes contacted Mr. O. Kanwar to arrange a call to discuss Apollo’s proposal.

On February 26, 2013, Mr. Armes communicated to Mr. O. Kanwar that the Board had concluded that Apollo’s $33 per share proposal was not sufficient to proceed with detailed due diligence. However, senior management of Cooper Tire offered to meet with representatives of Apollo in order to provide limited non-public information to allow Apollo to improve the terms, including price, of its proposal.

On February 27, 2013, Mr. Zamansky sent to Mr. Neeraj Kanwar, Vice Chairman and Managing Director of Apollo, a draft confidentiality agreement for Apollo to enter into with the Company, which included, among other things, a two-year mutual standstill provision in which Cooper Tire and Apollo each agreed not to seek to influence the vote of the other party’s securities, seek control (alone or in concert with others) over the other party in any manner, or acquire the other party’s securities, among other things.

On March 1, 2013, the Board held a meeting by telephone, which included a representative of Jones Day, to continue its discussion regarding Apollo’s proposal. During this discussion, the representative of Jones Day responded to questions from the Board regarding legal matters, including the Board’s fiduciary duties.

From March 3, 2013 through March 6, 2013, representatives of Apollo’s legal counsel Sullivan & Cromwell LLP (“Sullivan & Cromwell”) and Jones Day negotiated the terms of a confidentiality agreement, which ultimately included a two-year standstill provision and customary obligations to preserve the confidentiality of information. Cooper Tire and Apollo executed the confidentiality agreement on the morning of March 6, 2013.

On March 7, 2013, members of Cooper Tire senior management and representatives of BofA Merrill Lynch met with senior management of Apollo and its financial advisors in New York City. At this meeting, Cooper Tire’s management provided non-public information, including strategy, operations and forecast information, to Apollo representatives.

On March 15, 2013, representatives of Cooper Tire and representatives of Apollo and its financial advisors discussed by telephone Cooper Tire’s operations. Representatives of BofA Merrill Lynch also joined this call.

On March 19, 2013, one of Apollo’s financial advisors verbally conveyed Apollo’s willingness to increase the price at which Apollo proposed to purchase all of the outstanding common stock of Cooper Tire from $33 to $33.75 per share in cash.

On March 21, 2013, Party B, a consortium of financial sponsors, verbally expressed potential interest in acquiring all of the outstanding common stock of the Company for a range of $34 to $36 per share in cash.

On March 22, 2013, the Board held a meeting by telephone and reviewed with representatives of Jones Day the revised proposal from Apollo and potential next steps. The Board also discussed with senior management Party B’s proposal and the likelihood of the Initial Member of Party C being able to make a credible offer. During these discussions, a representative of Jones Day responded to questions from the Board regarding legal matters, including the Board’s fiduciary duties. Following these discussions, the Board authorized senior management, together with the Company’s advisors, to continue to explore a possible strategic transaction with Apollo, to provide confidential information to Party B, to continue discussions with the Initial Member of Party C and to discreetly approach certain other parties that might have an interest in a possible business combination with Cooper Tire.

During the course of discussions with Apollo, senior management reviewed with BofA Merrill Lynch selected strategic and financial parties, including those that had contacted the Company on an unsolicited basis or with which senior management otherwise had held discussions in the past few years regarding a possible strategic transaction. In accordance with the Board’s direction, senior management requested that the Company’s financial advisor informally contact certain additional strategic parties with which senior management had not held discussions and that were perceived as potentially having interest in the business in which Cooper Tire operates and the financial strength and ability to consummate an acquisition of Cooper Tire. Following this request, BofA Merrill Lynch informally contacted three other tire manufacturing companies to determine whether such parties were interested in a potential acquisition of, or business combination with, Cooper Tire. In addition, senior management contacted certain strategic and financial parties that in the past had contact with the Company regarding a possible business combination or strategic transaction and a financial advisor to another company, Party I, contacted the Company on an unsolicited basis. As a result of the Company’s contacts and the three additional strategic parties contacted by the Company’s financial advisor at the Company’s request, a total of 10 potential parties, Parties A-J, were contacted or had discussions with the Company in the past two years regarding a potential transaction involving Cooper Tire. Parties D, E, F and G each indicated that it had no interest in pursuing an acquisition of or business combination with Cooper Tire. Party H expressed initial interest, but indicated that it would be unable to proceed without a strategic partner. Ultimately, Party H indicated that its preferred strategic partner was not interested in pursuing a transaction and, as a result, Party H was unable to proceed. Although Party I’s financial advisor expressed initial interest in pursuing a strategic transaction on Party I’s behalf, after several initial discussions, Party I ultimately indicated that it did not have an interest in pursuing a transaction with the Company.

On March 27, 2013, Jones Day sent to Party B’s outside legal counsel a draft confidentiality agreement. Between March 27, 2013 and March 31, 2013, Party B and the Company negotiated the confidentiality agreements to be entered into between the Company and each financial sponsor comprising Party B.

On March 27, 2013, Mr. N. Kanwar contacted Mr. Armes proposing a call for March 28, 2013. On March 28, 2013 and March 30, 2013, Mr. Armes had conversations by telephone with Messrs. O. Kanwar and N. Kanwar during which they discussed a potential revised proposal.

On April 1, 2013, following the execution that morning by the Company and each financial sponsor comprising Party B of the confidentiality agreements, senior management of the Company met with representatives of Party B. At this meeting, senior management provided Party B with certain, non-public due diligence information, including strategy, operations and forecast information.

On April 4, 2013, after a call between Mr. Armes and Mr. N. Kanwar to discuss Apollo’s revised proposal, Apollo delivered a further revised written proposal to purchase all of the outstanding common stock of Cooper Tire for $35 per share in cash. The proposal included an overview of Apollo’s proposed transaction structure, draft financing documents with Standard Chartered Bank and draft debt financing commitment papers for the rest of the financing. Apollo’s proposal also indicated that the closing of the merger would not be conditioned on obtaining debt financing and that the financing used to fund the merger would be fully committed. Also included was a draft exclusivity agreement that would require that Cooper Tire exclusively negotiate a strategic transaction with Apollo until April 30, 2013; this agreement was never executed.

On April 6, 2013, Mr. Armes and Mr. N. Kanwar had a conversation by telephone to further discuss the details of Apollo’s revised proposal.

During the week of April 7, 2013, Party B communicated to the Company that it was no longer interested in pursuing a transaction with Cooper Tire.

On April 9, 2013, Mr. Armes had a conversation by telephone with Messrs. O. Kanwar and N. Kanwar to continue discussions regarding Apollo’s revised proposal and potential next steps. During this conversation, Mr. Armes agreed to allow Apollo to commence detailed due diligence on Cooper Tire.

On April 10, 2013, Party C, which was now a consortium group comprised of strategic and financial sponsors, including the Initial Member of Party C, communicated to the Company that it intended to make a proposal to acquire all of the outstanding common stock of the Company.

On April 11, 2013, the Board held a meeting and reviewed with representatives of Jones Day the revised proposal from Apollo, including the proposed financing structure. During this discussion, a representative of Jones Day responded to questions from the Board regarding legal matters, including the Board’s fiduciary duties.

The Board also discussed whether there were other companies that might present a superior proposal to acquire Cooper Tire, including discussions the Company had with certain of these companies, and the merits and risks of approaching other such companies.

On April 16, 2013, Cooper Tire opened a virtual data room for Apollo, its potential financing sources and its legal and financial advisors.

On April 17, 2013, Apollo presented Cooper Tire with a draft merger agreement. The draft merger agreement was between Apollo’s wholly owned Dutch subsidiary and Cooper Tire and included, among other things, a limited guarantee from Apollo’s wholly owned Mauritius subsidiary, limited rights to specific performance against the Dutch subsidiary, no ability for Cooper Tire to cause the Apollo Parties to enforce their rights under the financing documents, a “no-shop” provision, and a break-up fee and unsecured reverse break-up fee each in the amount of $88 million (approximately 4% of the equity value of the proposed transaction). The reverse break-up fee was payable in the event of a failure of the financing to be consummated.

From April 18 through April 19, 2013, Cooper Tire’s management held in-person management presentations and due diligence sessions in New York City with representatives of Apollo, including its financial and accounting advisors, KPMG LLP, Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., Greater Pacific Capital, certain of Apollo’s potential financing sources, Goldman Sachs Bank USA and Standard Chartered Bank, and Apollo’s U.S. legal advisors, Sullivan & Cromwell, among others. These presentations also were attended by representatives of BofA Merrill Lynch and Jones Day.

On April 20, 2013, Cooper Tire communicated an outline to Party C of the timing and terms necessary for a transaction and explained that such requirements were being provided because Cooper Tire’s discussions with a third party regarding a potential sale of the Company were progressing and that Party C would need to act expeditiously if it desired to undertake a strategic transaction with Cooper Tire.

On April 23, 2013, Jones Day delivered to Sullivan & Cromwell its own draft merger agreement, which had been drafted with the assistance of senior management. The draft merger agreement was between Cooper Tire, Apollo and the Apollo Parties, and included, among other things, a “go-shop” provision, a provision providing for full specific performance against Apollo in the event of a breach or potential breach, the ability of Cooper Tire to cause the Apollo Parties to enforce their rights under the financing documents against the financing sources and a break-up fee of 1.0% of the equity value of the transaction (0.5% for parties contacted during or before the go-shop period). The draft merger agreement also included a note regarding the size and security of the reverse break-up fee, particularly that the Company required the reverse break-up fee to be subject to an arrangement that would provide the Company with relatively easy access to the funds.

On April 24, 2013, Cooper Tire received an indication of interest from Party C. Party C’s indication of interest included a purchase price for all outstanding common stock of Cooper Tire based on a formula, with a maximum price of up to $35 per share in cash. Party C’s indication of interest did not include, however, its proposed financing structure, expected conditions to closing, required approvals or expected time required to conduct due diligence and negotiate a definitive merger agreement. After consultation among the Company’s senior management and financial and legal advisors regarding Party C’s indication of interest, Cooper Tire’s senior management responded to Party C that its indication of interest lacked sufficient detail for Cooper Tire to make an informed judgment regarding its proposal, and lacked sufficient certainty regarding its proposed price.

On April 28, 2013, Sullivan & Cromwell sent a mark-up of the merger agreement that originally had been delivered by Jones Day. The revised draft of the merger agreement was between Apollo’s wholly owned Dutch subsidiary (rather than Apollo), Apollo’s U.S. acquisition vehicle and Cooper Tire and included, among other things, a limited guarantee from Apollo’s wholly owned Mauritius subsidiary, limited rights to specific performance against the Dutch subsidiary, no right of Cooper Tire to cause the Apollo Parties to enforce their rights under the financing documents, a “no-shop” provision, and a break-up fee and unsecured reverse break-up fee each in an amount equal to $75 million (approximately 3.4% of the equity value of the proposed transaction).

On April 29, 2013, Cooper Tire received a revised indication of interest from Party C, which contained a purchase price formula based upon Cooper Tire’s one month moving average with a maximum purchase price for all outstanding common stock of Cooper Tire of $38 per share in cash. Party C’s indication of interest also included some additional detail regarding its proposed financing and transaction structure. Cooper Tire responded with follow-up questions regarding the proposal and Party C’s requirements and time needed in order for Party C to be in a position to consummate a transaction with Cooper Tire, and indicated that the proposal should have a fixed or minimum price.

On April 30, 2013, Mr. Armes and Mr. N. Kanwar had a discussion regarding the key terms of the draft merger agreement and the need to proceed more expeditiously with diligence to meet Apollo’s desired timeline to announcement.

On May 1, 2013, representatives of Sullivan & Cromwell and Jones Day had conversations by telephone to discuss the draft merger agreement and the draft financing documents, including Apollo’s facilities agreement for the debt financing proposed to be used for Apollo’s equity contribution and draft commitment letters for the debt financing. The merger agreement discussions primarily focused on the proposed parties to the merger agreement, the inclusion of a “go-shop” provision, the rights of Cooper Tire to specifically enforce the provisions of the merger agreement (including Cooper Tire’s right to cause Apollo to enforce its rights under the financing documents) and the size and security of the break-up fees. The discussions with respect to the draft financing documents were focused primarily on the conditions precedent to funding that were contained in the draft documents.

On May 3 and 5, 2013, representatives of BofA Merrill Lynch and representatives of Apollo’s financial advisors met at the request of Cooper Tire and Apollo to discuss the proposed merger and related financing.

On May 5, 2013, Jones Day sent a revised draft of the merger agreement to Sullivan & Cromwell. This draft of the merger agreement was between Apollo and the Company and included, among other things, a proposed break-up fee of $45 million ($22.5 million for parties contacted during or before the go-shop period), and a reverse break-up fee of $225 million, which was to be secured by a letter of credit issued to the Company. The draft also noted that the right of the Company to specifically enforce the agreement against Apollo and the inclusion of a “go-shop” provision remained unresolved.

On May 6, 2013, Cooper Tire received a revised indication of interest from Party C proposing to purchase all of the outstanding common stock of Cooper Tire for what appeared to be $38 per share in cash. The revised indication of interest was inconsistent as to price as it contained both a formula based price of up to $38 per share in cash and a non-formula based price of $38 per share in cash. The revised indication of interest also attached basic commitment letters from financial institutions and responded to some of Cooper Tire’s follow-up questions. The revised indication of interest, however, continued to lack sufficient information as to a number of key terms.

On May 7, 2013, Jones Day sent a mark-up of Apollo’s proposed financing documents to Sullivan & Cromwell. The mark-up was primarily focused on eliminating the conditions precedent to funding in the facilities.

On May 8, 2013, representatives of Jones Day and Sullivan & Cromwell had a conversation by telephone to discuss the open items in the merger agreement, including the size of the break-up fees and security regarding the reverse break-up fee.

Also on May 8, 2013, Cooper Tire sent Party C and its legal and financial advisors draft confidentiality agreements to be entered into between each member of Party C and the Company, a draft merger agreement as well as a proposed timeline for signing a definitive agreement that was based on the status and expected timing of negotiations with the Apollo Parties. The draft confidentiality agreements that Cooper Tire sent Party C included fall-away provisions that would allow Party C to provide non-public proposals to the Board if Cooper Tire entered into a definitive agreement with another party regarding a strategic transaction.

On May 9, 2013, Sullivan & Cromwell sent a mark-up of the merger agreement to Jones Day. The mark-up noted that the size of the break-up fee and the reverse break-up fee would need to be discussed between the business principals from each party.

Also on May 9, 2013, the Board held a special meeting and reviewed with Cooper Tire’s management and representatives of BofA Merrill Lynch and Jones Day the status of the negotiations with Apollo, the indication of interest from Party C and an indication that management recently had received from a tire manufacturer, Party J, that it was working on a proposal to acquire the Company. The Board received from Jones Day detailed instruction about its fiduciary duties. The Board engaged in an extensive and thorough discussion with the Company’s senior management and financial and legal advisors about the negotiations with Apollo and the overtures from Party C and Party J. Following these discussions, the Board authorized senior management, together with the Company’s advisors, to continue to negotiate with the Apollo Parties as well as to provide Party C with access to non-public due diligence information on Cooper Tire, subject to the entities that comprised Party C entering into customary confidentiality agreements containing appropriate standstill provisions. The Board also discussed Party J and representatives of Cooper Tire senior management noted their view that, based on their past experience with Party J, Party J was not a credible suitor.

On May 10, 2013, the Board convened a regular meeting of its directors at which representatives of both BofA Merrill Lynch and Jones Day were present. At this meeting the Board, among other things, continued its discussion regarding Apollo’s proposal. During this discussion, the Board received from a representative from Jones Day instruction regarding its fiduciary duties.

On May 11, 2013, the Company received a proposal from Party J to acquire all of the outstanding common stock of Cooper Tire for a price range of $31.85 to $34.30 per share. The proposal did not discuss Party J’s proposed transaction structure but indicated that Party J intended to seek one or more private equity partners to finance the transaction.

On May 12, 2013, senior management communicated to Party J that its proposal was inadequate, noting in particular that the proposed price and certainty of closing were insufficient.

On May 14, 2013, following the execution of the confidentiality agreements between Party C members and the Company, representatives of Cooper Tire held in-person management presentations and due diligence sessions in New York City with representatives of Party C, including its financial and legal advisors. Representatives of BofA Merrill Lynch and Jones Day also attended these presentations. Party C inquired as to the potential timing of the transaction. Representatives from Cooper Tire indicated that time was of the essence. At this meeting, Party C indicated that it would be unlikely to complete its due diligence review in a timely manner. Cooper Tire and its representatives indicated that they were fully available to assist Party C in completing its due diligence. Also on May 14, 2013, Cooper Tire provided access to the electronic data room to Party C and its financial and legal advisors.

In addition, on May 14, 2013, Jones Day sent a mark-up of Apollo’s draft commitment letter to Sullivan & Cromwell. The mark-up was primarily focused on eliminating the conditions precedent to funding contemplated by the commitment letter.

On May 15, 2013, Party C’s legal advisors engaged in high-level discussions regarding the merger agreement with representatives of Jones Day, including ways in which the parties could accelerate the negotiation process.

Also on May 15, 2013, Jones Day sent a revised draft of the merger agreement to Sullivan & Cromwell. This draft noted that certain issues remained open, namely the Apollo parties to the merger agreement, the inclusion of a “go-shop” provision, the size of the break-up fee and reverse break-up fee, the security of the reverse break-up fee and the ability of the Company to seek specific performance against Apollo.

In addition, on May 15, 2013, as part of Apollo’s due diligence process Mr. N. Kanwar met in China with the leadership of Chengshan Group Company Limited, Cooper Tire’s Chinese joint venture partner. Representatives of Cooper Tire were also present.

In the evening of May 15, 2013, Mr. O. Kanwar and Mr. Armes had a dinner meeting in New York City. At this dinner, they discussed the status of negotiations.

On May 16, 2013, representatives of Cooper Tire met with principals of Party C to discuss Party C’s proposal, particularly Party C’s required timing to complete due diligence and to negotiate and execute a definitive merger agreement. In addition, on the same day Jones Day sent to Party C’s legal advisors a revised merger agreement, which was based on the discussion that Jones Day had with Party C’s legal advisors the previous day.

Also on May 16, 2013, Jones Day and Sullivan & Cromwell had a conversation by telephone to discuss the material open items in the merger agreement. During this discussion, Jones Day communicated Cooper Tire’s willingness to include only the Apollo Parties, and not Apollo, as signatories to the merger agreement, accept limitations on the Company’s right to specific performance, and forego the inclusion of a “go-shop” provision. In return, Cooper Tire proposed a break-up fee of $50 million and a reverse break-up fee of $200 million, which would be fully secured by a letter of credit or similar arrangement. In addition, Jones Day communicated that the proposal was subject to Apollo’s ability to deliver fully committed financing documents, with minimal conditions to funding.

During the week of May 13-19, 2013, over a series of calls and meetings, Party C informed Cooper Tire that it would take two to three months to complete its due diligence and negotiate a definitive merger agreement and that it understood that Cooper Tire might enter into a definitive agreement with another party prior to Party C’s completion of its due diligence. Party C, however, indicated that it remained interested in exploring a potential acquisition of Cooper Tire and that instead of negotiating a definitive merger agreement at that point, it would focus its efforts on confirming its valuation of Cooper Tire and commencing high-level due diligence. During and up to June 10, 2013, Party C and its legal and financial advisors performed limited due diligence on Cooper Tire. In addition, over the course of the next several weeks, representatives of Jones Day and senior management contacted Party C and its outside legal counsel several times to encourage Party C to complete its due diligence as quickly as possible and to engage in substantive discussions regarding a potential transaction. Despite these efforts, Party C only engaged in limited due diligence activities and did not engage in substantive discussions.

On May 17, 2013, Sullivan & Cromwell and Jones Day had a conversation by telephone to discuss the open items in the merger agreement. During this discussion, Sullivan & Cromwell, at the direction of Apollo, proposed a break-up fee of $50 million and a reverse break-up fee of $100 million, which would be secured by a drawdown on the financing arrangements that were to be entered into with Standard Chartered Bank. Later that evening, Mr. Armes and Mr. O. Kanwar had a conversation during which Mr. Armes expressed the Company’s disappointment with Apollo’s latest proposal regarding the reverse break-up fee.

On May 22, 2013, Sullivan & Cromwell sent a revised draft of the merger agreement to Jones Day and a draft letter of credit from Standard Chartered Bank in order to secure the reverse break-up fee. The draft merger agreement was between the Apollo Parties and the Company and did not include a “go-shop” provision. The draft merger agreement, however, allowed Cooper Tire to cause the Apollo Parties to enforce their rights under the financing documents against the financing sources and provided Cooper Tire a limited right to specific performance in instances in which the funding pursuant to the financing documents had or would occur. The size of the break-up fee contemplated by the draft merger agreement was $50 million and the reverse break-up fee was $100 million, which was fully secured by the letter of credit.

Also on May 22, 2013, Sullivan & Cromwell also sent a revised draft of Apollo’s debt commitment letter to Jones Day. The revised draft continued to contain conditions precedent that were unacceptable to the Company.

On May 24, 2013, Sullivan & Cromwell sent revised drafts of Apollo’s facilities agreement to Jones Day and Jones Day sent comments to the debt commitment letter to Sullivan & Cromwell, noting, in particular, the elements of conditionality that were unacceptable to the Company.

Also on May 24, 2013, Mr. Armes had in-person meetings with representatives of Party C. Party C indicated that it had reservations about pursuing a strategic transaction with Cooper Tire, but that it was continuing to consider a transaction and desired to understand further potential synergies of such a transaction. Party C again indicated that it would take two to three months for it to be prepared to enter into a transaction. Mr. Armes and Party C agreed to arrange for further meetings between their respective representatives in order to assist Party C in understanding the potential synergies of a strategic transaction. Representatives of Cooper Tire tried to schedule a meeting with representatives of Party C for this purpose, but were unable to do so prior to entering into the merger agreement.

On May 25, 2013, Jones Day sent Sullivan & Cromwell a revised draft of the merger agreement. The size of the break-up fee contemplated by the merger agreement was $50 million and the size of the reverse break-up fee was $200 million. On that same day, representatives of Jones Day also provided comments on the facilities agreement to Sullivan & Cromwell, noting, among other things, certain elements of conditionality that were unacceptable to the Company.

On May 26, 2013, representatives of Jones Day and Sullivan & Cromwell had a conversation by telephone regarding Apollo’s revised facilities agreements and the remaining conditions precedent to funding.

On May 28, 2013, representatives of Jones Day and Sullivan & Cromwell had a conversation by telephone regarding open items in the merger agreement and Sullivan & Cromwell sent a revised draft merger agreement, indicating that the size of the break-up fee and reverse break-up fee remained open, but conveying Apollo’s position that the amount of the break-up fee should be one-half of the amount of the reverse break-up fee. Thereafter until June 3, 2013, Jones Day and Sullivan & Cromwell exchanged drafts of the merger agreement that included changes that were minor in nature and did not address any of the material open items.

On May 31, 2013, Sullivan & Cromwell sent a revised draft of Apollo’s debt commitment letter to Jones Day.

On June 1, 2013, Sullivan & Cromwell sent a revised draft of the facilities agreement to Jones Day. The revised financing documents contained substantially less conditionality than prior drafts, although the debt commitment letter continued to contain conditions that were unacceptable to the Company.

On June 3, 2013, representatives of Jones Day sent Sullivan & Cromwell additional comments on the facilities agreement, primarily focused on the conditionality of the financing.

On June 4, 2013, Messrs. Armes, O. Kanwar and N. Kanwar had a conversation by telephone regarding the current status of the transaction. During this discussion, Mr. Armes understood the proposal to include a break-up fee of $56 million and a reverse break-up fee of $112.5 million. Mr. O. Kanwar indicated that it was Apollo’s belief that it had addressed all of Cooper Tire’s concerns with respect to the proposed financing structure.

On June 5, 2013, Mr. Armes contacted Mr. N. Kanwar by email and communicated remaining concerns with Apollo’s financing, in particular, with respect to the conditionality of the ABL Facility (as defined below) contemplated by the debt commitment letter, and indicated that this issue needed to be resolved before the Company could consider accepting Apollo’s proposal on the break-up fee and reverse break-up fee.

On June 7, 2013, Sullivan & Cromwell sent revised drafts of the merger agreement, together with Apollo’s debt commitment letter and facilities agreement. The merger agreement contained a proposed break-up fee of $56 million and a reverse break-up fee of $112.0 million. The revised debt commitment letter and facilities agreement eliminated the conditions precedent to funding that the Company previously determined were unacceptable.

On June 9, 2013, Mr. Armes and Mr. O. Kanwar had a conversation by telephone regarding the current status of the transaction and remaining open points. During the conversation, they agreed, among other things, to a break-up fee of $50 million and a reverse break-up fee of $112.5 million.

From June 9, 2013 until June 12, 2013, Jones Day and Sullivan & Cromwell continued to negotiate the final terms of the merger agreement, the facilities agreement and debt commitment letter, while the Apollo Parties completed their due diligence review of Cooper Tire.

On June 11, 2013, the Board convened a special meeting to consider the proposed transaction with the Apollo Parties. At this meeting, the Board also considered the other discussions that the Company had with other third parties in the past few years, including discussions with Party C. Members of Cooper Tire’s senior management and representatives of BofA Merrill Lynch and Jones Day participated in the meeting. Jones Day discussed the proposed transaction and related matters, including an overview of the process and discussions with Apollo to date, the material terms of the proposed merger agreement and negotiations, including the amount of the termination fees, and the terms of the Apollo Parties’ committed financing. Jones Day also reviewed with the directors their fiduciary duties in the context of the proposed transaction. Jones Day summarized, among other things, certain merger agreement obligations, conditions and termination rights relating to obtaining regulatory approvals, the termination fee applicable in situations in which the transaction was made the subject of competitive bids from third parties or in which the directors withdrew the Board recommendation supporting the transaction and the reverse termination fee applicable in situations in which the Apollo Parties are unable to obtain financing. The directors discussed the terms of the proposed merger agreement and engaged in a discussion regarding the risks and challenges to Cooper Tire in executing its strategic plan if it remained independent. The Board also discussed the various factors more fully described below under “— Cooper Tire’s Reasons for the Merger” beginning on page 33. As part of the discussion, the Board and the Company’s advisors further discussed the proposed termination fee and the Board determined that it was necessary in order for the Apollo Parties to agree to permit the Board, subject to compliance with the terms and conditions of the merger agreement, to consider, and under certain conditions, to terminate the merger agreement and accept an unsolicited superior takeover proposal in order to comply with the Board’s fiduciary duties under applicable law. The Board believed, taking into account after consultation with Cooper Tire’s advisors termination fees in similar transactions, that a termination fee of $50 million was reasonable and not likely to preclude an alternative superior proposal for a business combination with Cooper Tire.

At the Board meeting, BofA Merrill Lynch reviewed with the Board its financial analysis of the merger consideration and rendered to the Board an oral opinion, confirmed by delivery of a written opinion, dated June 11, 2013, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received pursuant to the merger agreement by holders of Company common stock was fair, from a financial point of view, to such holders.

Following an extensive and thorough discussion of the matters discussed during the course of the Board meeting, Cooper Tire’s directors unanimously determined that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and Cooper Tire’s stockholders, approved and declared advisable the merger agreement and the consummation of the merger and the other transactions contemplated thereby, directed that the adoption of the merger agreement be submitted to a vote at a meeting of Cooper Tire’s stockholders and resolved to recommend to Cooper Tire’s stockholders that they adopt the merger agreement.

On June 12, 2013, Cooper Tire and the Apollo Parties executed and delivered the merger agreement and announced the signing of the merger agreement.

Cooper Tire’s Reasons for the Merger

In evaluating the merger, the Board consulted with the Company’s senior management and outside legal and financial advisors and, during the course of reaching its decision that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and Cooper Tire’s stockholders, to approve and declare advisable the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, and to recommend to Cooper Tire’s stockholders that they adopt the merger agreement, the Board considered various material factors that are discussed below (not in any relative order of importance). The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the Board, although it does include material factors considered by the Board. In view of the wide variety of factors considered in connection with the merger, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board considered this information and these factors based on the totality of the information and factors presented in deciding to recommend the adoption of the merger agreement.

The Board considered a number of potentially positive factors in its deliberations, including, among other matters:

•	its belief, based on discussions and negotiations by Cooper Tire’s management and advisors with the Apollo Parties, that $35 per share was the highest price the Apollo Parties would be willing to pay;

•	its belief that the price of Cooper Tire’s common stock in the short or medium term was highly unlikely to exceed the future value equivalent of $35 per share;

•

current and historical market prices of Cooper Tire’s shares relative to the $35 per share merger consideration, and the fact that the merger consideration represents a 40% premium to Cooper Tire’s volume-weighted average price for the 30 trading days prior to and including June 11, 2013 and a premium of approximately 41% over the closing price of Cooper Tire’s common shares on the NYSE on June 10, 2013, the last full trading day before the Board met to review and consider approval of the merger agreement and the transactions contemplated thereby;

•

its belief, based on a review of possible alternatives to a sale of Cooper Tire, including the prospects of continuing to operate Cooper Tire in accordance with its existing business plan or undertaking other strategic initiatives, the potential value to stockholders of such alternatives, and taking into account, among other things, the timing and likelihood of actually achieving additional value for stockholders from these alternatives, that none of these options, on a risk-adjusted basis, was reasonably likely to create value for stockholders greater than the merger consideration;

•

discussions with management regarding the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of the Company’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, including the matters set forth in detail in Cooper Tire’s public filings, including its periodic reports on Form 10-K and Form 10-Q, which led the Board to conclude that the merger presented an opportunity for Cooper Tire stockholders to realize greater value, on a risk-adjusted basis, than the value likely to be realized by stockholders in the event the Company remained independent;

•	general macroeconomic challenges and economic weakness that could continue to result in reduced consumer and business spending;

•

the fact that the Company’s business is very sensitive to the impact of such macroeconomic changes, including changes in the prices of commodities, and that this volatility can negatively impact the Company’s financial performance;

•	the fact that Apollo increased the merger consideration to $35 per share from Apollo’s initial proposal on August 11, 2012 of $22.75 per share;

•

the fact that of the 10 potential purchasers contacted or with whom discussions were held regarding a possible business combination with Cooper Tire, including other tire manufacturing companies and private equity firms, only two parties indicated any potential interest at or above the $35 per share price payable by the Apollo Parties pursuant to the merger agreement and that one such other party quickly declined to pursue a transaction and the other did not provide a firm proposal, expressed reservations about pursuing a transaction, and did not pursue a transaction in a diligent manner, as more fully described above under “— Background of the Merger” beginning on page 24;

•	the fact that the confidentiality agreements entered into with certain of the potential purchasers include fall-away provisions that allow those parties to provide non-public proposals to the Board;

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the fact that the merger consideration consists entirely of cash, which provides certainty of value to holders of shares of Cooper Tire common stock compared to a transaction in which stockholders receive stock or other securities;

•

the financial presentation and opinion, dated June 11, 2013, of BofA Merrill Lynch to the Board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received pursuant to the merger agreement by holders of Company common stock, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section of this proxy statement entitled “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 38;

•	the fact that Cooper Tire stockholders will have appraisal rights, as described in the section entitled “— Appraisal Rights of Cooper Tire Common Stockholders” beginning on page 57;

•	the terms of the merger agreement, as reviewed by the Board with the Company’s legal advisors, including:

•

the Company’s right to a termination fee of $112.5 million, which has been fully secured by the issuance of a letter of credit from Standard Chartered Bank in favor of the Company, under certain circumstances described in the merger agreement if the Apollo Parties fail to consummate the merger;

•	sufficient operating flexibility for the Company to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

•

the fact that the provisions relating to the contemplated financing permit, in certain circumstances, Cooper Tire to compel the Apollo Parties to fully enforce the terms of the financing documents, including by causing them to bring suit against the financing sources;

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the fact that the conditions required to be satisfied prior to completion of the merger, including the limited circumstances under which the Apollo Parties would not be required to close the merger due to an occurrence of an event that would have a material adverse effect on Cooper Tire, are customary for transactions of this nature and can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be consummated;

•	the fact that the definition of “material adverse effect” has a number of customary carve-outs and is generally a very high standard applied by courts;

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the fact that the parties agreed to use their reasonable best efforts to complete the merger, including by obtaining certain regulatory approvals and taking specified actions that would not result in a burdensome condition if requested in order to obtain such approvals;

•

the Company’s ability, subject to compliance with the terms and conditions of the merger agreement, under certain circumstances to furnish information to and conduct negotiations with third parties in response to an unsolicited written takeover proposal that is reasonably expected to lead to a superior proposal and if the Board determines in good faith (after consultation with legal counsel and its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, as more fully described in “The Merger Agreement — No Solicitation and Takeover Proposals” beginning on page 76;

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the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to change or publicly propose to change, in a manner adverse to the Apollo Parties, its recommendation regarding adoption of the merger agreement, if, in response to an intervening event that occurs after the date of the merger agreement that does not relate to a takeover proposal and that was not known or reasonably foreseeable by the Board as of the date of the merger agreement, but which becomes known by the Board prior to approval of the merger agreement by

Cooper Tire’s stockholders, the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to change its recommendation would be inconsistent with its fiduciary duties to Cooper Tire’s stockholders under applicable law, as more fully described in “The Merger Agreement — No Solicitation and Takeover Proposals” beginning on page 76;

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the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to recommend an unsolicited superior proposal to Company stockholders and the Company’s corresponding right to terminate the merger agreement upon the payment of a $50 million termination fee to Parent (subject to certain conditions, including the right of Parent to match the superior proposal), as more fully described in “The Merger Agreement — No Solicitation and Takeover Proposals” beginning on page 76;

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the $50 million termination fee payable to Parent in connection with a termination of the merger in certain specified circumstances, which, taking into account after consultation with Cooper Tire’s advisors termination fees in similar transactions, the Board believed was reasonable and not likely to preclude an alternative superior proposal for a business combination with Cooper Tire; and

•

the Company’s right, subject to compliance with the terms and conditions of the merger agreement, to declare and pay to its stockholders Cooper Tire’s regular quarterly cash dividend during the period prior to the closing of the merger, which potentially provides additional amounts to Cooper Tire’s stockholders prior to the effective time of the merger; and

•

the view of the Board, based upon the advice of senior management after consultation with legal counsel, that the regulatory approvals necessary to complete the merger were reasonably likely to be obtained prior to the outside date specified in the merger agreement.

The Board also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•

the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect the pendency of the merger and such failure to be completed may have on:

•	the trading price of shares of Cooper Tire common stock;

•	Cooper Tire’s operating results, including the costs incurred in connection with the merger;

•	Cooper Tire’s ability to attract and retain key personnel;

•	Cooper Tire’s ability to maintain sales; and

•	Cooper Tire’s relationship with other key constituencies, including employees and suppliers;

•

that the Company will no longer exist as a publicly traded company and that stockholders will no longer participate in the future growth of the business, including any growth related to the recovery of the general economy;

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that, under the terms of the merger agreement, the Company cannot solicit other acquisition proposals and the Company must pay Parent a termination fee in connection with the merger if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to the Company’s stockholders;

•	the fact that gains from an all-cash transaction would generally be taxable to stockholders for United States federal income tax purposes;

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that if the merger does not close, the Company’s employees will have expended extensive time and effort to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

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the conditions to the Apollo Parties’ obligation to complete the merger, and the right of the Apollo Parties to terminate the merger agreement under certain circumstances, see “The Merger Agreement — Termination” beginning on page 91;

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the fact that Cooper Tire has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

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the fact that the Company’s remedy for damages in the event of breach of the merger agreement by the Apollo Parties may be limited, in certain circumstances, to $112.5 million and, in circumstances in which remedies are not limited to $112.5 million, the value of the assets of the Apollo Parties may not be commensurate with the amount of any potential adverse judgment;

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the fact that the merger agreement restricts Cooper Tire’s ability to engage in certain activities between the date of the merger agreement and the effective time of the merger, and that these restrictions could prevent Cooper Tire from taking advantage of business opportunities, such as potential acquisitions, which would be advisable if Cooper Tire were to remain an independent company, but the Board believed these restrictions would not interfere with Cooper Tire’s ability to operate in the ordinary course of business;

•

although they did not provide a firm proposal, expressed reservations about pursuing a transaction and did not pursue a transaction, or do so in a diligent manner, two prospective purchasers had indicated potential interest in acquiring Cooper Tire for a purchase price at or above $35 per share;

•	the fact that, although there is no financing contingency in the merger agreement:

•	in the event of a financing failure (without fault to the Apollo Parties), Cooper Tire’s recourse is limited to payment of the $112.5 million termination fee; and

•	there are structural risks associated with leveraged acquisitions;

•	the possibility of regulatory approvals and authorizations not being obtained;

•	the possibility that senior management is distracted by discussions with government regulators, employees, labor unions and/or other parties; and

•	the likelihood of distracting litigation from stockholder suits in connection with the transaction.

During its consideration of the merger, the Board was also aware that our directors and executive officers have interests in the merger that may be in addition to or differ from those of our stockholders generally, as described in “— Interests of Cooper Tire Directors and Executive Officers in the Merger” beginning on page 45. These interests did not have any effect on the Board’s deliberations of the proposed merger.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board but is believed to address the most material information and factors considered by the Board. In view of the wide variety of factors considered by the Board, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all of the factors set forth above, as well as other factors not specifically described above, the Board unanimously concluded that the merger is advisable to, and in the best interests of, Cooper Tire and its stockholders and approved and adopted the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of the Board

At its meeting on June 11, 2013, after due consideration, the Board met to consider the merger agreement and unanimously determined that the merger is fair to and in the best interests of the Company and its stockholders and approved and declared advisable the merger agreement and the completion of the merger and the Board unanimously recommends that Cooper Tire common stockholders vote FOR the proposal to adopt the merger agreement.

Opinion of the Company’s Financial Advisor

The Company has retained BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected BofA Merrill Lynch to act as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in similar transactions and its reputation in the investment community. As part of BofA Merrill Lynch’s engagement, the Board requested that BofA Merrill Lynch evaluate the fairness, from a financial point of view, of the merger consideration to be received pursuant to the merger agreement by holders of the Company’s common stock. At the June 11, 2013 meeting of the Board held to evaluate the merger, BofA Merrill Lynch rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated June 11, 2013, to the effect that, as of that date and based on and subject to various qualifications, limitations and assumptions described in the opinion, the merger consideration to be received by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated June 11, 2013, is attached as Annex B to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. BofA Merrill Lynch expressed no opinion or view as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. The opinion should not be construed as creating any fiduciary duty on BofA Merrill Lynch’s part to any party and BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the Company’s management, including certain financial forecasts relating to the Company prepared by the Company’s management and certain sensitivities thereto reflecting alternative business and industry assumptions as to market and cyclical trends in prices for raw materials and other factors affecting the tire industry and the potential impact thereof on the Company (management’s forecasts, with such sensitivities, are referred to as the sensitivity case);

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of the Company’s senior management;

•	reviewed the trading history for Company common shares and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed a draft, dated June 10, 2013, of the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and BofA Merrill Lynch relied upon the assurances of the Company’s management that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company forecasts, BofA Merrill Lynch was advised by the Company, and BofA Merrill Lynch assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial performance of the Company under the alternative business and industry assumptions reflected therein. BofA Merrill Lynch relied, at the Company’s direction, upon the assessments of the Company’s management as to market and cyclical trends in prices for raw materials and other factors affecting the tire industry and the potential impact thereof on the Company. BofA Merrill Lynch assumed, with the Company’s consent, that there would be no developments as to such matters that would be meaningful in any respect to BofA Merrill Lynch’s analyses or opinion.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or of the Apollo Parties under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the Company’s direction, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the merger. BofA Merrill Lynch also assumed, at the Company’s direction, that the final executed merger agreement would not differ in any material respect from the draft of the merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch was not requested to, and it did not, conduct a formal sale process on behalf of the Company; however, at the Company’s direction, BofA Merrill Lynch held preliminary discussions with selected third parties to gauge their interest in a possible acquisition of the Company. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common shares and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. Although subsequent developments may affect BofA Merrill Lynch’s opinion, BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee. Except as described in this summary, the Company imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The following is a brief summary of the material financial analyses provided by BofA Merrill Lynch in connection with its opinion, dated June 11, 2013, to the Board. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. Implied per share equity value reference ranges derived for the Company from the analyses described below generally were rounded to the nearest $0.25.

Selected Public Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information of the Company and the following nine publicly traded companies in the wheel, tire and rubber industry:

•	Nokian Tyres Plc

•	Pirelli & C. SpA

•	Continental AG

•	The Goodyear Tire & Rubber Company

•	Bridgestone Corporation

•	Toyo Tire and Rubber Co., Ltd.

•	Titan International Inc.

•	Apollo Tyres Ltd.

•	Compagnie Generale des Etablissements Michelin SCA

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on June 7, 2013 plus debt (adjusted, as applicable, for unfunded pension and other post-employment benefits expense) and minority interests, less cash and cash equivalents, as a multiple of calendar year 2013 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA (adjusted, as applicable, for unfunded pension and other post-employment benefits expense). BofA Merrill Lynch also reviewed equity values, based on closing stock prices on June 7, 2013, as a multiple of calendar year 2013 estimated price-to-earnings ratios of such selected companies, referred to as P/E. The observed low, mean, median and high calendar year 2013 estimated EBITDA multiples for the selected companies were 3.9x, 5.2x, 5.0x and 8.0x, respectively, and the observed low, mean, median and high calendar year 2013 estimated P/E multiples for the selected companies were 6.7x, 9.0x, 9.3x and 12.3x, respectively. BofA Merrill Lynch then applied a selected range of calendar year 2013 estimated EBITDA multiples of 3.75x to 4.75x and a selected range of calendar year 2013 estimated P/E multiples of 7.0x to 9.0x derived from the selected companies to corresponding data of the Company. Financial data of the selected companies and the Company were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range Based on:
2013E Adjusted EBITDA	2013E P/E	Merger Consideration
$22.75 - $31.75	$25.00 - $32.00	$35.00

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Illustrative Leveraged Buy-Out Analysis

BofA Merrill Lynch performed an illustrative leveraged buyout analysis of the Company based on internal forecasts of the Company’s management, before taking into account the sensitivity case, by estimating a range of theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the Company assuming a transaction closing date of March 31, 2013, approximately 3.7x pro forma leverage and a 4 3/4-year investment period. Estimated exit values for the Company were calculated by applying to the Company’s estimated EBITDA (as adjusted for unfunded pension and other post-employment benefits expense) for the calendar year ending December 31, 2017 a range of latest 12 months EBITDA exit multiples of 4.0x to 5.0x. BofA Merrill Lynch then derived a range of theoretical purchase prices for an illustrative exit transaction at the end of the Company’s calendar year 2017 based on assumed internal rates of return for a financial buyer of approximately 20.0% to 25.0%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$31.25 - $37.50	$35.00

BofA Merrill Lynch also performed the illustrative leveraged buyout analysis of the Company as described above after taking into account the sensitivity case per Company management. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$24.75 - $28.50	$35.00

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows (taking into account unfunded pension and other post-employment benefits expense) that the Company was forecasted to generate during the nine months ending December 31, 2013 through the full calendar year ending December 31, 2017 based on internal forecasts of the Company’s management, before taking into account the sensitivity case. Terminal values for the Company were calculated by applying to the Company’s unlevered, after-tax free cash flows during such forecast period a range of perpetuity growth rates of 1.0% to 2.0%. The Company’s cash flows and terminal value were then discounted to present value (as of March 31, 2013) using discount rates ranging from 10.0% to 12.5%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$33.00 - $48.75	$35.00

BofA Merrill Lynch also performed the discounted cash flow analysis of the Company as described above after taking into account the sensitivity case per Company management. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$20.50 - $30.50	$35.00

Other Factors

BofA Merrill Lynch observed certain additional factors that were not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

the historical trading performance of Company common shares during the 52-week period ended June 7, 2013, which reflected low to high closing prices for Company common shares during such period of approximately $15.47 to $28.09 per share;

•

publicly available one-year forward Wall Street research analysts’ stock price targets for the Company, discounted to present value using a discount rate based on the Company’s cost of equity of 13%, which indicated a target stock price range for the Company of approximately $25.75 to $30.00 per share;

•

purchase prices paid as a multiple of, to the extent publicly available, latest 12 months EBITDA in 18 selected precedent transactions involving wheel, tire and rubber companies announced from November 1999 through July 2012, which yielded observed low, mean, median and high latest 12 months EBITDA multiples of 3.5x, 5.1x, 4.8x and 7.2x and which, after applying a selected range of latest 12 months EBITDA multiples derived from such transactions of 4.5x to 5.0x to the Company’s latest 12 months EBITDA (adjusted for unfunded pension and other post-employment benefits expense), indicated an implied equity value reference range for the Company of approximately $29.00 to $33.25 per share; and

•

premiums paid in selected all-cash transactions involving a change of control announced between January 1, 2001 and May 31, 2013 with transaction values in excess of $1.0 billion which, when applying a selected range of premiums of 20.0% to 40.0% derived from such transactions based on the closing stock prices of the target companies one trading day prior to public announcement of the relevant transaction to the closing price of Company common shares on June 7, 2013, indicated an implied equity value reference range for the Company of approximately $30.00 to $35.00 per share.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses provided by BofA Merrill Lynch to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses or factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of such analyses or factors, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Apollo, rather than by any financial advisor, and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board, management or any other party with respect to the merger or the merger consideration.

In connection with its engagement, the Company has agreed to pay BofA Merrill Lynch a fee of $1.0 million, which was payable upon the rendering of BofA Merrill Lynch’s opinion, and a fee currently estimated to be approximately $20.0 million, which is payable contingent upon consummation of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch’s engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Apollo Parties and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, collateral agent, joint lead arranger and joint book manager for, and as a lender under, certain revolving credit facilities, lease facilities and letters of credit of the Company and certain of its affiliates and (ii) having provided or providing certain treasury and management products and services to the Company. From January 1, 2011 through May 31, 2013, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $4 million from the Company for corporate, commercial and investment banking services unrelated to the merger.

Certain Financial Information

In the course of the discussions described under “— Background of the Merger,” we provided the Apollo Parties and certain other potential purchasers that signed confidentiality agreements selected, non-public financial projections prepared by our senior management. We also provided such projections to BofA Merrill Lynch. Cooper Tire does not as a matter of course make public projections as to future performance or earnings and the portions of these financial projections set forth below are included in this proxy statement only because this information was provided to the Apollo Parties, certain other potential purchasers and Cooper Tire’s financial advisor on a confidential basis in connection with a potential transaction involving Cooper Tire. You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements” on page 13.

Cooper Tire advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were prepared on the assumption that Cooper Tire remained a standalone company and were based on numerous other assumptions that may now be outdated. You should not regard the inclusion of these projections in this proxy statement as an indication that Cooper Tire, the Apollo Parties or any of their respective affiliates, advisors or other representatives considered or consider the projections to be necessarily predictive of actual future events, and you should not rely on the projections as such. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the contribution of Cooper Tire’s business to the Apollo Parties’ consolidated results will be different from Cooper Tire’s performance on a standalone basis. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. Accordingly, there can be no assurance that the projections, or the assumptions underlying the projections, will be realized. None of Cooper Tire, the Apollo Parties or any of their respective affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of Cooper Tire compared to the information contained in the projections.

The financial projections have been prepared by Cooper Tire’s senior management. Neither Cooper Tire’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these outdated financial projections or to make other projections public in the future.

The projections below were developed by Cooper Tire’s senior management based on Cooper Tire’s five-year operating plan. Cooper Tire’s five-year operating plan is developed using then current market data projected forward at a consistent growth rate. The five-year operating plan also includes financial targets related to capital budget projects. Because the five-year operating plan does not contain any adjustments for expected market conditions and contains aspirational projections based on a consistent growth rate rather than likely projections, neither the Board nor management relied on it or considered it necessarily predictive of likely future outcomes. The projections below, along with the Company’s five-year operating plan, were provided to the Apollo Parties as part of the due diligence process. The Company, however, informed the Apollo Parties that such projections did not include adjustments with respect to the Company’s and the industry’s cyclicality. The Company advised the Apollo Parties to consider adjusting the projections below as the Apollo Parties deemed appropriate, including the cyclical nature of the industry.

In creating the following financial projections, senior management performed, among other things, the following adjustments to the five-year operating plan:

•	reduced EBITDA to reflect expected lower volumes in the United States;

•	reduced the assumed volume growth for 2014 and beyond;

•	reduced margin expectations based on expected consumer pricing compared to raw material pricing; and

•	made risk adjustments related to expected results of improvements and cost reduction initiatives compared to targeted figures in the five-year operating plan.

The financial projections included (in millions of dollars):

	2013	2014	2015	2016	2017
Net Sales	$4,445	$4,682	$4,972	$5,245	$5,595
EBITDA	$525	$563	$597	$637	$708

Following the completion of the first quarter of 2013, Cooper Tire updated its financial projections to include actual results from the first quarter of 2013 and revised expected results for the remainder of fiscal year 2013. The revised projections included (in millions):

2013
Net Sales	$4,218
EBITDA	$538

Given the cyclicality of the global tire industry, and high margins that the industry had been experiencing, BofA Merrill Lynch, in consultation with and as approved by senior management of the Company, took into account certain sensitivities to the above projections. Such projections, referred to as the sensitivity case projections, were not provided to the Apollo Parties or any other potential purchaser. The sensitivity case projections include the following assumptions to reflect the effects of a cyclical downturn, followed by a cyclical recovery, on revenue and EBITDA compared with the case described above:

•	reduced net sales based on expectations for average industry volume growth, consistent pricing and Cooper Tire’s geographic presence;

•	reduced expected future margins based on historical margins; and

•	reduced expected future capital expenditure costs in response to revised business conditions.

The sensitivity case projections included (in millions):

	2013	2014	2015	2016	2017
Net Sales	$4,188	$4,349	$4,516	$4,690	$4,870
EBITDA	$521	$457	$384	$446	$511

Interests of Cooper Tire Directors and Executive Officers in the Merger

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement and approve the merger, Cooper Tire common stockholders should be aware that the directors and executive officers of Cooper Tire have interests in the merger that may be different from, or in addition to, the interests of Cooper Tire common stockholders generally and that may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger, and in recommending the adoption of the merger agreement to Cooper Tire common stockholders. In addition to the rights described below in this section, the executive officers of Cooper Tire may be eligible to receive some or all of the generally applicable benefits described under the heading “The Merger Agreement — Employee Matters”.

Set forth below are descriptions of these interests of Cooper Tire’s directors and executive officers, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Treatment of Stock Options

At the effective time of the merger, each outstanding stock option to purchase Cooper Tire’s common stock under Cooper Tire’s equity compensation plans (whether or not vested and exercisable prior to the effective time of the merger) will be converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, paid generally within 15 business days following the effective time of the merger, equal to the product of the total number of shares of Cooper Tire’s common stock covered by the stock option, multiplied by the excess of $35 over the per share exercise price of the stock option.

The following table summarizes, as of August 30, 2013 the outstanding vested and unvested stock options held by each of our named executive officers (Roy V. Armes, Bradley E. Hughes, Brenda S. Harmon, Harold C. Miller, and Christopher E. Ostrander), our other executive officer (Stephen Zamansky), and our non-employee directors who hold stock options, and an approximation of the consideration that each of them may become entitled to receive in connection with the adjustment of their stock options, assuming continued employment through the effective time of the merger and assuming that the effective time of the merger occurs on October 1, 2013.

	No. of Shares Underlying Vested Options	Weighted Average Exercise Price of Vested Options (1)	No. of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options (1)	Resulting Consideration ($)
Executive Officers:
Roy V. Armes	246,554	$19.00	302,685	$20.51	$8,331,552
Bradley E. Hughes	49,267	$19.23	58,093	$21.07	$1,586,474
Brenda S. Harmon	42,500	$19.11	45,553	$20.37	$1,341,572
Harold C. Miller	24,834	$18.34	49,574	$20.36	$1,139,556
Christopher E. Ostrander	26,667	$19.67	54,910	$20.82	$1,187,730
Stephen Zamansky	19,734	$20.15	44,834	$20.66	$935,906

Non-Employee Directors:
Steven M. Chapman	2,631	$15.21	—	—	$52,081
John J. Holland	5,748	$17.85	—	—	$98,559
John F. Meier	5,748	$17.85	—	—	$98,559
John H. Shuey	5,748	$17.85	—	—	$98,559
Richard L. Wambold	5,748	$17.85	—	—	$98,559

(1)	Weighted average exercise price numbers are rounded up or down to the nearest whole cent.

Treatment of Restricted Stock Units

At the effective time of the merger, each RSU, including dividend equivalent units earned on outstanding RSUs, will be converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, equal to the product of $35 multiplied by the number of shares of Cooper Tire’s common stock underlying the RSU. The payment in respect of the RSUs will generally be made within 15 business days following the effective time of the merger.

The following table summarizes the aggregate number of outstanding RSUs held by each of the executive officers as of August 30, 2013 (including the September 30 RSU Dividend Equivalent Units) and the consideration that each of them may become entitled to receive in connection with the conversion of these awards, assuming continued employment through the effective time of the merger and assuming the effective time of the merger occurs on October 1, 2013. The RSUs held by Mr. Armes and Mr. Miller are fully vested. Mr. Armes elected to defer payment with respect to his RSUs until his termination of employment and Mr. Miller elected to defer payment with respect to his RSUs until the earlier of December 31, 2017 or his termination of employment. No outstanding RSUs are held by Cooper Tire’s non-employee directors.

	Aggregate Number of RSUs	Resulting Consideration ($)
Executive Officers:
Roy V. Armes	86,558	$3,029,530
Bradley E. Hughes	20,310	$710,850
Brenda S. Harmon	6,774	$237,090
Harold C. Miller	3,401	$119,035
Christopher E. Ostrander	37,140	$1,299,900
Stephen Zamansky	13,238	$463,330

Treatment of Performance-Based Stock Units

At the effective time of the merger, outstanding and unvested PBSUs, including dividend equivalent units earned on the notionally earned PBSUs, will be converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, equal to $35 multiplied by (1) in the case of PBSUs which have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid, the number of shares of Cooper Tire common stock determined based on actual achievement of the applicable performance goals for such measurement periods and (2) in the case of Non-Earned PBSUs, the number of shares of Cooper Tire common stock determined based on target performance of the applicable performance goals (or, in the case of Mr. Armes if he is terminated in certain circumstances, based on the actual level of achievement of the applicable performance goals through the most recent fiscal quarter, which for purposes of the amount in the table below reflects the actual level of achievement of the applicable performance goals through June 30, 2013), prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period, less any applicable withholding tax. The payment in respect of PBSUs will generally be made within five business days after the effective time of the merger.

In addition, pursuant to the merger agreement, with respect to the Non-Earned PBSUs, if the holder remains in the continuous employ of the surviving corporation through the last day of the applicable measurement period, the holder will receive an amount in cash equal to the excess, if any, of (1) $35 multiplied by the number of shares of Cooper Tire common stock that such holder would have received under the original PBSU award based on actual performance for the entire measurement period, over (2) the prorated amount such holder received in respect of the Non-Earned PBSUs in connection with the effective time of the merger. This potential additional amount is not reflected in the table below.

The following table summarizes the aggregate number of PBSUs, including dividend equivalent units earned on notionally earned PBSUs (including the September 30 PBSU Dividend Equivalent Units), that would be determined for each of the executive officers under the applicable plans and award agreements as described in the first paragraph of this subsection as of August 30, 2013, and the consideration that each of them may become entitled to receive in respect thereof, assuming continued employment through the effective time of the merger, assuming the effective time of the merger occurs on October 1, 2013 and assuming Mr. Armes is terminated on October 1, 2013. No outstanding PBSUs are held by Cooper Tire’s non-employee directors.

	Aggregate Number of PBSUs (1)	Resulting Consideration ($)
Executive Officers:
Roy V. Armes	124,348	$4,352,180
Bradley E. Hughes	23,488	$822,080
Brenda S. Harmon	19,771	$691,985
Harold C. Miller	19,750	$691,250
Christopher E. Ostrander	20,930	$732,550
Stephen Zamansky	17,034	$596,190

(1)	The number of PBSUs in this column represents the aggregate number of PBSUs, including dividend equivalent units earned on notionally earned PBSUs (including the September 30 PBSU Dividend Equivalent Units), for the 2011-2013, 2012-2014 and 2013-2015 performance periods that will become vested at the effective time of the merger (which for Mr. Armes is 123,573 PBSUs and 775 dividend equivalents, for Mr. Hughes is 23,328 PBSUs and 160 dividend equivalents, for Ms. Harmon is 19,635 PBSUs and 136 dividend equivalents, for Mr. Miller is 19,614 PBSUs and 136 dividend equivalents, for Mr. Ostrander is 20,788 PBSUs and 142 dividend equivalents, and for Mr. Zamansky is 16,917 PBSUs and 117 dividend equivalents). It does not include any additional Non-Earned PBSU payment that may be made to the executive based on actual performance upon completion of the measurement period. PBSUs for measurement periods that begin after the effective time of the merger will be cancelled as of the effective time.

Treatment of Performance-Based Cash Units

At the effective time of the merger, outstanding and unvested PBCUs will be converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, equal to (1) in the case of PBCUs which have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid, the amount of cash determined based on the actual achievement of the applicable performance goals for such measurement periods, and (2) in the case of Non-Earned PBCUs, the amount of cash determined based on target performance of the applicable performance goals (or, in the case of Mr. Armes if he is terminated in certain circumstances, based on the actual level of achievement of the applicable performance goals through the most recent fiscal quarter, which for purposes of the amount in the table below reflects the actual level of achievement of the applicable performance goals through June 30, 2013), prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period, less any applicable withholding tax. The payment in respect of the PBCUs will generally be made within five business days after the effective time of the merger.

In addition, pursuant to the merger agreement, with respect to the Non-Earned PBCUs, if the holder remains in the continuous employ of the surviving corporation through the last day of the applicable measurement period, the holder will receive an amount in cash equal to the excess, if any, of (1) the amount that such holder would have received under the original PBCU award based on actual performance for the entire measurement period, over (2) the prorated amount such holder received in respect of the Non-Earned PBCUs in connection with the effective time of the merger. This potential additional amount is not reflected in the table below.

The following table summarizes the aggregate number of PBCUs that would be determined for each of the executive officers under the applicable plans and award agreements as described in the first paragraph of this subsection as of August 30, 2013, and the consideration that each of them may become entitled to receive in respect thereof, assuming continued employment through the effective time of the merger, assuming the effective time of the merger occurs on October 1, 2013 and assuming Mr. Armes is terminated on October 1, 2013. No outstanding PBCUs are held by our non-employee directors.

	Aggregate Number of PBCUs (1)	Resulting Consideration ($)
Executive Officers:
Roy V. Armes	2,406,193	$2,406,193
Bradley E. Hughes	450,632	$450,632
Brenda S. Harmon	378,041	$378,041
Harold C. Miller	377,902	$377,902
Christopher E. Ostrander	402,924	$402,924
Stephen Zamansky	320,225	$320,225

(1)	The number of PBCUs in this column represents the aggregate number of PBCUs for the 2011-2013, 2012-2014 and 2013-2015 performance periods that will become vested at the effective time of the merger. It does not include any additional Non-Earned PBCU payment that may be made to the executive based on actual performance upon completion of the measurement period. PBCUs for measurement periods that begin after the effective time of the merger will be cancelled as of the effective time.

Annual Incentive Compensation Plans

All of the executive officers participate in one of Cooper Tire’s annual incentive compensation plans, which provide for annual incentive compensation upon the achievement of specified performance objectives. Under the Severance Pay Plan, following the merger, executive officers (other than Mr. Armes) are entitled to receive a payment with respect to the annual incentive compensation for the year in which the merger occurs, based on the target level of performance, prorated through the date of the merger. In addition, upon a qualified pre-merger termination, or upon a termination without cause or a voluntary termination due to good reason within two years following the effective time of the merger, each executive officer (other than Mr. Armes) will receive a payment for annual incentive compensation from the beginning of the performance period through the date of termination for awards or programs in which the executive participates at target levels, prorated through the termination date.

The following table sets forth the estimated annual incentive compensation amounts assuming (1) performance at target levels, (2) continued employment through the effective time of the merger, and (3) the effective time of the merger occurring on October 1, 2013. The actual amount to be paid to each individual, which may be less or more than the amount listed in the following table, will be based on the target level of performance prorated through the actual closing date of the transaction and, with respect to the executive officers other than Mr. Armes, made no later than the fifth business day following the effective time of the merger.

Name	Prorated Target 2013 Annual Incentive Compensation ($)
Executive Officers:
Roy V. Armes	$0
Bradley E. Hughes	$250,268
Brenda S. Harmon	$176,985
Harold C. Miller	$212,861
Christopher E. Ostrander	$220,500
Stephen Zamansky	$167,400

Pursuant to the merger agreement, Cooper Tire or the surviving corporation will pay, subject to certain exceptions, annual incentive compensation amounts under Cooper Tire’s annual incentive compensation programs existing at the effective time of the merger based on the higher of (1) the prorated annual incentive amounts payable based on the actual achievement of performance goals through the effective time of the merger and (2) the annual incentive amounts payable based on the actual achievement of performance goals through the last day of the fiscal year in which the effective time of the merger occurs, less any applicable withholding tax, with such amounts paid no later than March 15 of the year following the year to which such bonus relates. With respect to the executive officers (other than Mr. Armes) who are participants in the Severance Pay Plan, the amount payable pursuant to the first sentence of this paragraph will be reduced by the prorated annual incentive payment received pursuant to the Severance Pay Plan. See the supporting tables and footnotes to the “Golden Parachute Compensation” table beginning on page 16 for a description of the Bonus True Up that the executive officers may receive. With respect to Mr. Zamansky, the maximum Bonus True Up that could be achieved is $279,000 (assuming an Actual Bonus Amount of $446,400).

Treatment of Deferred Compensation

At the effective time of the merger, each notional share under any deferred compensation plan will be adjusted under the applicable plan and converted into the right to have allocated to the holder’s account under such deferred compensation plan $35 in cash, and will be payable (less any applicable withholding tax) in accordance with the terms and conditions of the applicable plan.

Cooper Tire’s non-employee directors and Ms. Harmon have notional shares allocated to their accounts under Cooper Tire’s deferred compensation plans. The following table summarizes the aggregate number of notional shares held by Ms. Harmon and each of the non-employee directors as of August 30, 2013, all of which are fully vested as of the date hereof, and the consideration that each of them may become entitled to receive in connection with the adjustment of their awards, assuming continued service as a director or executive officer, as applicable, through the effective time of the merger.

	Aggregate Number of Notional Shares	Resulting Consideration ($)
Executive Officer:
Brenda S. Harmon	2,655	$92,925

Non-Employee Directors:
Thomas P. Capo	60,997	$2,134,895
Steven M. Chapman	78,744	$2,756,040
John J. Holland	87,546	$3,064,110
John F. Meier	75,807	$2,653,245
Cynthia A. Niekamp	10,975	$384,125
John H. Shuey	51,968	$1,818,880
Richard L. Wambold	92,863	$3,250,205
Robert D. Welding	51,905	$1,816,675

Employment Agreement with Roy V. Armes

Cooper is a party to an employment agreement with Mr. Armes. The following disclosure describes certain benefits to which Mr. Armes would be entitled pursuant to his employment agreement and any payments he may receive pursuant to the merger agreement, which are described under “Proposals to be Considered at the Special Meeting — Item 2 — Non-Binding Advisory Vote to Approve Named Executive Officer Compensation.” Under the employment agreement, upon a termination by Cooper Tire without cause or a voluntary termination by Mr. Armes due to good reason within two years following the effective time of the merger, Mr. Armes will receive the following (conditioned upon the execution by Mr. Armes at the time of termination of a release of all claims against Cooper Tire):

•

A lump sum cash payment within five days following the expiration of the release revocation period equal to the prorated portion of the long-term performance based incentive compensation based on actual performance through the end of the most recent fiscal quarter (such amount is being paid out in connection with the closing of the merger);

•

A lump sum cash payment within thirty days following the expiration of the release revocation period equal to $75,000 plus two times the sum of his base pay and his average annual incentive compensation earned over the prior three years;

•	24 months continuation of life, accident, and health benefits followed by retiree medical and retiree life insurance coverage to the extent eligible, subject to mitigation;

•

Accelerated vesting of all then unvested RSUs and stock option awards at the time of the termination (note, however, that equity awards that are outstanding at the time of the merger will be treated as described under the heading “Interests of Cooper Tire Directors and Executive Officers in the Merger”); and

•

A tax gross-up for excise taxes, if the parachute payments exceed 110% of the “Section 280G safe harbor limit,” resulting from payments triggered as a result of the merger. If the parachute payments do not exceed 110% of the “Section 280G safe harbor limit,” the payments are cut-back to the “Section 280G safe harbor limit” and there is no tax gross-up for excise taxes.

Change In Control Severance Pay Plan

Each of the executive officers other than Mr. Armes is a participant in the Severance Pay Plan. The following disclosure describes certain benefits to which the executive officers would be entitled pursuant to the Severance Pay Plan and any payments he or she may receive pursuant to the merger agreement, which are described under “Proposals to be Considered at the Special Meeting — Item 2 — Non-Binding Advisory Vote to Approve Named Executive Officer Compensation.” Under the Severance Pay Plan, following the merger or a qualified termination that occurs prior to the effective time of the merger, each of the executive officers (other than Mr. Armes) is entitled to receive the following payments:

•	Payment of notionally earned and unpaid annual incentive compensation and long-term incentive compensation (the PBSUs and PBCUs), as described above;

•	Prorated payment at the target level of performance for annual incentive compensation and long-term incentive compensation (the PBSUs and PBCUs) that is not notionally earned, as described above;

•	Accelerated vesting of all then unvested RSUs and stock option awards at the effective time of the merger or any qualified pre-merger termination; and

•

Upon a qualified termination that occurs prior to the effective time of the merger, accelerated vesting of all then unvested RSUs and stock option awards with payment of RSUs in accordance with the participant elections under the terms of the plan and stock options exercisable for 90 days following termination.

In addition, under the Severance Pay Plan, upon a termination by Cooper Tire without cause or a voluntary termination by the executive officer due to good reason within two years following the effective time of the merger, the executive officer will receive the following (conditioned upon the execution at the time of termination of a release of all claims against Cooper Tire):

•	Prorated annual incentive compensation from the beginning of the performance period through the date of termination for awards or programs in which the executive participates at target levels;

•

Two times the sum of the executive officer’s base pay and the executive officer’s target annual incentive compensation at the greater of the amount for the year in which the merger occurs or the amount for the year immediately prior to the merger;

•	24 months continuation of life, accident, and health benefits followed by retiree medical and life insurance coverage to the extent eligible, subject to mitigation;

•	Outplacement services for 12 months, in an amount up to 15% of the executive officer’s base salary; and

•

If parachute payments on an after-tax basis exceed 110% of the parachute payments that would have been received calculated without a reduction to the “Section 280G safe harbor limit,” the payments are not cut back to the “Section 280G safe harbor limit”, otherwise, they are cut back. In any event, there is no tax gross-up for excise taxes.

Severance Payments and Benefits

The following table summarizes the cash severance payments and other benefits that each executive officer would be entitled to receive under the agreements and plans described above (including the value of equity awards vesting and paid solely as a result of the merger, which are described above) based on compensation and benefit levels in effect as of August 30, 2013, and assuming the effective time of the merger occurs on October 1, 2013, and that each executive officer experiences a simultaneous qualifying termination of employment.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available; as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

	Estimated Cash Severance Payments ($) (1)	Estimated Value of Additional Benefits ($) (2)	Estimated Value of Stock Option Termination Payment ($) (3)	Estimated Value of RSU Termination Payment ($) (4)	Estimated Value of PBSU Termination Payment ($) (5)	Estimated Value of PBCU Termination Payment ($) (6)	Total ($) (7)
Executive Officers:
Roy V. Armes	$4,335,584	$30,500	$8,331,552	$3,029,530	$4,352,180	$2,406,193	$22,485,539
Bradley E. Hughes	$1,871,048	$102,005	$1,586,474	$710,850	$822,080	$450,632	$5,543,089
Brenda S. Harmon	$1,435,545	$89,495	$1,341,572	$237,090	$691,985	$378,041	$4,173,728
Harold C. Miller	$1,591,391	$91,318	$1,139,556	$119,035	$691,250	$377,902	$4,010,452
Christopher E. Ostrander	$1,648,500	$93,500	$1,187,730	$1,299,900	$732,550	$402,924	$5,365,104
Stephen Zamansky	$1,357,800	$86,300	$935,906	$463,330	$596,190	$320,225	$3,759,751

(1)	With respect to Mr. Armes, the amount in this column consists of: the sum of $75,000 plus two times the sum of (a) his current base salary and (b) his average annual incentive compensation earned over the prior three years.

With respect to the executive officers other than Mr. Armes, the amounts in this column consist of (a) two times the sum of (i) the executive’s current base salary and (ii) the executive’s target annual incentive compensation at the greater of the amount for the year in which the merger occurs and the amount for the year immediately prior to the merger; and (b) prorated amounts at target level of performance for annual incentive compensation that has not been notionally earned for the year of the merger.

(2)	The amounts in this column consist of the present value of 24 months’ coverage of life, accident, and health benefits (valued at $30,500 for each executive officer), and, with respect to the executive officers other than Mr. Armes, the total amount payable for outplacement services, which is equal to 15% of current base salary.

(3)	The amounts in this column are determined by multiplying the number of stock options held by the executive officer by the difference between $35 and the applicable exercise price of such stock options. The following table details the number of outstanding stock options and the applicable exercise price:

	Exercise Price ($)	Outstanding Stock Options
Executive Officers:
Roy V. Armes	$18.7050	106,220
	$22.9700	103,000
	$15.6300	215,000
	$25.4250	125,019

Bradley E. Hughes	$18.7050	22,600
	$22.9700	22,000
	$15.6300	36,000
	$25.4250	26,760

Brenda S. Harmon	$18.7050	19,500
	$22.9700	18,000
	$15.6300	33,000
	$25.4250	17,553

Harold C. Miller	$18.7050	6,334
	$22.9700	13,000
	$15.6300	36,000
	$25.4250	19,074

Christopher E. Ostrander	$22.9700	22,000
	$15.6300	36,000
	$25.4250	23,577

Stephen Zamansky	$25.8500	13,100
	$15.6300	33,000
	$25.4250	18,468

(4)	The amounts in this column are determined by multiplying the number of shares covered by RSUs and dividend equivalent units (including the September 30 RSU Dividend Equivalent Units) earned on outstanding RSUs (which for Mr. Armes is 71,084 RSUs and 15,474 dividend equivalents, for Mr. Hughes is 18,750 RSUs and 1,560 dividend equivalents, for Ms. Harmon is 6,250 RSUs and 524 dividend equivalents, for Mr. Miller is 2,686 RSUs and 715 dividend equivalents, for Mr. Ostrander is 35,000 RSUs and 2,140 dividend equivalents, and for Mr. Zamansky is 12,500 RSUs and 738 dividend equivalents) by $35 per share.

(5)	The amounts in this column represent the amount of the PBSU payment to be made, in respect of PBSUs (including dividend equivalent units earned on notionally earned PBSUs (including the September 30 PBSU Dividend Equivalent Units)), to the executive with respect to the 2011-2013, 2012-2014 and 2013-2015 performance periods that will become vested at the effective time of the merger. It does not include any additional PBSU payment that may be made to the executive based on actual performance upon completion of the measurement period.

With respect to Mr. Armes, the amount of the payment is equal to $35 multiplied by (a) in the case of PBSUs which have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid, the number of shares of Cooper Tire common stock determined based on actual achievement of the applicable performance goals for such measurement period and (b) in the case of PBSUs relating to measurement periods that have commenced but have not been completed prior to the effective time of the merger, the number of shares of Cooper Tire common stock determined based on actual performance of the applicable performance goals through the end of the most recent fiscal quarter prior to execution of the merger agreement, prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period.

With respect to the executive officers other than Mr. Armes, the amount of the payment is equal to $35 multiplied by (a) in the case of PBSUs which have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid, the number of shares of Cooper Tire common stock determined based on actual achievement of the applicable performance goals for such measurement period and (b) in the case of PBSUs relating to measurement periods that have commenced but have not been completed prior to the closing of the merger, the number of shares of Cooper Tire stock determined based on target performance of the applicable performance goals, prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period.

See “The Merger — Interests of Cooper Tire Directors and Officers in the Merger — Treatment of Performance-Based Stock Units”. The applicable number of PBSUs are 123,573 for Mr. Armes, 23,328 for Mr. Hughes, 19,635 for Ms. Harmon, 19,614 for Mr. Miller, 20,788 for Mr. Ostrander, and 16,917 for Mr. Zamansky, and the applicable number of dividend equivalent units earned on notionally earned PBSUs are 775 for Mr. Armes, 160 for Mr. Hughes, 136 for Ms. Harmon, 136 for Mr. Miller, 142 for Mr. Ostrander, and 117 for Mr. Zamansky.

(6)	The amounts in this column represent the amount of the PBCU payment to be made to the executive with respect to the 2011-2013, 2012-2014 and 2013-2015 performance periods that will become vested at the effective time of the merger. It does not include any additional PBCU payment that may be made to the executive based on actual performance upon completion of the measurement period.

With respect to Mr. Armes, the amount of the payment is equal to (a) in the case of PBCUs which have been notionally earned for measurement periods completed prior to the effective time of the merger but remain unpaid, the amount in cash determined based on actual achievement of the applicable performance goals for such measurement period and (b) in the case of PBCUs relating to measurement periods that have commenced but have not been completed prior to the effective time of the merger, the amount in cash determined based on actual performance of the applicable performance goals through the end of the most recent fiscal quarter prior to execution of the merger agreement, prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period.

With respect to the executive officers other than Mr. Armes, the amount of the payment is equal to (a) in the case of PBCUs which have been notionally earned for measurement periods completed prior to the closing of the merger but remain unpaid, the amount in cash determined based on actual achievement of the applicable performance goals for such measurement period and (b) in the case of PBCUs relating to measurement periods that have commenced but have not been completed prior to the effective time of the merger, the amount in cash determined based on target performance of the applicable performance goals, prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period.

See “The Merger — Interests of Cooper Tire Directors and Officers in the Merger — Treatment of Performance-Based Cash Units”. The applicable number of PBCUs are 2,406,193 for Mr. Armes, 450,632 for Mr. Hughes, 378,041 for Ms. Harmon, 377,902 for Mr. Miller, 402,924 for Mr. Ostrander, and 320,225 for Mr. Zamansky.

(7)	The amounts in this column are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth in this column.

Rabbi Trust Funding

Cooper Tire is a party to a trust agreement, which is intended to provide funding for benefits payable to directors, executive officers and certain other employees under the Cooper Tire & Rubber Company Executive Deferred Compensation Plan, the Cooper Tire & Rubber Company Nonqualified Supplementary Benefit Plan, the Cooper Tire & Rubber Company Change in Control Severance Pay Plan, the Cooper Tire & Rubber Company 1998 Non-Employee Directors Compensation Deferral Plan, and the Employment Agreement with Roy V. Armes dated as of December 19, 2006 and RSU Award Agreement entered into with Roy V. Armes and executed on January 2, 2007. The execution of the merger agreement constituted a “potential change in control” under such plans and agreements and, as a result, Cooper Tire was required to fund shortly after the execution of the merger agreement the estimated value of the payments to be made to the beneficiaries under the trust agreement, determined in accordance with the funding requirements under the applicable plans and agreements. This amount equaled $66,854,839.33 with respect to all of the beneficiaries under the trust agreement, which included executives other than the named executive officers and other executive officer. This amount was funded primarily with newly issued shares of Cooper Tire common stock. All amounts paid from the trust to trust beneficiaries in respect of Cooper Tire’s obligations to such trust beneficiaries will be paid in cash. It is the Company’s expectation that the trustee of the trust will vote all shares of Cooper Tire common stock held in the trust in favor of each of the proposals.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement requires that the indemnification provisions of the certificate of incorporation and by-laws of the surviving corporation not be amended, modified or repealed for six years from the effective time of the merger in any manner that would adversely affect the rights of any individual who at the effective time of the merger is covered by such provisions unless required by law. For six years after the effective time of the merger, Parent also has agreed to indemnify the present and former officers and directors of Cooper Tire and to cause the surviving corporation to provide directors’ and officers’ liability insurance coverage for the benefit of the present and former officers and directors of Cooper Tire that will contain substantially equivalent scope and amount of coverage as the policy maintained by Cooper Tire immediately prior to the effectiveness of the merger, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage. The merger agreement also permits the Company, prior to the effective time of the merger, to purchase and prepay such a policy, subject to reasonable consultation with Parent and certain limitations on the amount of premiums required to be paid for such insurance coverage. If the Company purchases such a policy, the policy is deemed to satisfy all obligations Parent has to obtain such insurance coverage.

Governmental and Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms, which are referred to as the forms, with the Antitrust Division and the FTC. Pursuant to the requirements of the HSR Act, Cooper Tire completed the filing of the forms with the Antitrust Division and the FTC on June 26, 2013. The Apollo Parties also filed the forms on June 26, 2013. The 30-day waiting period, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, expired at 11:59 p.m. Eastern Time on July 26, 2013.

Notwithstanding termination of the HSR Act waiting period, at any time before or after the consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of certain of Cooper Tire’s or the Apollo Parties assets. Private parties and state attorneys general may also bring legal actions under the antitrust laws.

In addition, Cooper Tire and the Apollo Parties are required to make merger control filings, and may be required to make other regulatory filings or submissions, in various jurisdictions with respect to the merger, and in certain circumstances, may be required to receive approval from the applicable governmental entities prior to consummation of the merger. In that regard, the parties have made regulatory filings in various countries, including Germany, Mexico and the Ukraine. The parties have received all regulatory clearances specified as closing conditions in the merger agreement, including clearance from the regulatory authorities in Germany, Mexico and the Ukraine. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the merger to Cooper Tire common stockholders whose shares of common stock are converted into the right to receive cash under the merger agreement. The summary is based on provisions of the Internal Revenue Code, United States Treasury Regulations promulgated thereunder, judicial opinions and published positions of the United States Internal Revenue Service, each in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The summary applies only to stockholders who hold shares of Cooper Tire common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to consider all aspects of United States federal income taxation that might be relevant to Cooper Tire common stockholders in light of their particular circumstances and does not apply to stockholders that are subject to special rules under the United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons subject to the alternative minimum tax, persons who hold or have held shares of Cooper Tire common stock as part of a straddle, hedge, integrated constructive sale or conversion transaction for tax purposes, persons who acquired shares of Cooper Tire common stock as part of a wash sale for tax purposes, and persons who acquired shares of Cooper Tire common stock in compensatory transactions). If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of shares of Cooper Tire common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.

This summary does not address the United States federal income tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign taxation.

All holders of shares of Cooper Tire common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger.

In general, a stockholder who surrenders shares of Cooper Tire common stock for cash pursuant to the merger will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in the merger and the stockholder’s adjusted tax basis in shares of Cooper Tire common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a stockholder’s holding period for such shares is more than one year at the time of the completion of the merger. In the case of individuals, long-term capital gain is currently eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

Backup federal withholding tax at a rate of 28% may apply with respect to certain payments, including cash received in the merger, unless a payee (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such stockholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of our stockholders and, if applicable, each other payee should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the United States Internal Revenue Service. Such amounts, once withheld, are not refundable by us or the paying agent.

The United States federal income tax consequences set forth above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, all stockholders are urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Appraisal Rights of Cooper Tire Common Stockholders

Holders of record of shares of Cooper Tire common stock who do not vote in favor of the proposal to adopt the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of Cooper Tire common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Cooper Tire common stock as to which appraisal rights are asserted.

Holders of shares of Cooper Tire common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Cooper Tire common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of the shares of Cooper Tire common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of Cooper Tire common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any Cooper Tire stockholder who wishes to exercise appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of Cooper Tire common stock wishing to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement, and must deliver to Cooper Tire before the taking of the vote on the proposal to adopt the merger agreement at the Cooper Tire special meeting a written demand for appraisal of their Cooper Tire common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the proposal to adopt the merger agreement or instructing or effecting a vote against the proposal to adopt the merger agreement. This demand must reasonably inform Cooper Tire of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares in connection with the merger. A holder of Cooper Tire common stock wishing to exercise appraisal rights must be the record holder of the shares of Cooper Tire common stock on the date the written demand for appraisal is made and must continue to hold the shares of Cooper Tire common stock through the effective date of the merger. Accordingly, a holder of Cooper Tire common stock who is the record holder of Cooper Tire common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of Cooper Tire common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of Cooper Tire common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the proposal to adopt the merger agreement, or abstain from voting on the proposal to adopt the merger agreement.

Only a holder of record of Cooper Tire common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of Cooper Tire common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of Cooper Tire common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the Cooper Tire common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds Cooper Tire common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Cooper Tire common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Cooper Tire common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Cooper Tire common stock as to which appraisal is sought. When no number of shares of Cooper Tire common stock is expressly mentioned, the demand will be presumed to cover all Cooper Tire common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840, Attention: Secretary.

Within ten days after the effective date of the merger, Cooper Tire, or its successor, which we refer to generally as the surviving corporation, will notify each former Cooper Tire stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the proposal to adopt the merger agreement, of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any former Cooper Tire stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of Cooper Tire common stock that are entitled to appraisal rights. None of the Apollo Parties, the surviving corporation or Cooper Tire is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Cooper Tire common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation, Cooper Tire or the Apollo Parties will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of Cooper Tire common stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Cooper Tire stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Cooper Tire common stock not voted in favor of the proposal to adopt the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of Cooper Tire common stock. These statements must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Cooper Tire stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Cooper Tire common stockholders who have demanded appraisal of their shares of Cooper Tire common stock and with whom agreements as to value have not been reached. After notice to such former Cooper Tire common stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former Cooper Tire common stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Cooper Tire common stockholders who demanded appraisal of their shares of Cooper Tire common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Cooper Tire common stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Cooper Tire common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Cooper Tire common stockholders considering seeking appraisal should be aware that the fair value of their shares of Cooper Tire common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Cooper Tire common stock and that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any way address, fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Cooper Tire stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Cooper Tire stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Cooper Tire common stock entitled to appraisal.

Any holder of Cooper Tire common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Cooper Tire common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Cooper Tire common stock (except dividends or other distributions payable to holders of record of Cooper Tire common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its Cooper Tire common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Cooper Tire common stock will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger. A Cooper Tire stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to Cooper Tire or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this manner more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the Cooper Tire stockholder will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Termination of Quotation of Shares of Cooper Tire Common Stock

Shares of Cooper Tire common stock are currently authorized for quotation on the New York Stock Exchange (“the NYSE”) under the symbol “CTB.” Upon the consummation of the merger, the quotation of shares of Cooper Tire common stock on the NYSE will terminate and Cooper Tire common stock will be deregistered under the Exchange Act.

Certain Litigation Related to the Merger

On June 17, 2013, a purported stockholder of the Company filed a putative class-action lawsuit in the Court of Common Pleas of Hancock County, Ohio (the “Ohio Court”) relating to the proposed transaction. That lawsuit, captioned Auld v. Cooper Tire & Rubber Co., et al., No. 2013-CV-293, generally alleges that the directors of the Company breached their fiduciary duties to the Company’s stockholders by agreeing to enter into the transaction for an allegedly unfair price and as the result of an allegedly unfair process.

Between June 18 and June 27, 2013, purported stockholders of the Company filed four putative class-action lawsuits in the Court of Chancery of the State of Delaware (the “Delaware Court”) relating to the proposed transaction. Those lawsuits, which have been consolidated under the caption In re Cooper Tire & Rubber Co. Stockholders Litigation, No. 8658-VCL, generally allege that the directors of the Company breached their fiduciary duties to the Company’s stockholders by agreeing to enter into the transaction for an allegedly unfair price and as the result of an allegedly unfair process and by failing to disclose material information to stockholders regarding the proposed transaction.

The Company, Apollo and certain affiliates of Apollo are also defendants in the Ohio and Delaware lawsuits, and are alleged to have aided and abetted the directors’ breaches of fiduciary duties.

All of the lawsuits seek, among other things, injunctive relief against the consummation of the proposed transaction. The Company and its directors believe that the allegations against them lack merit and intend to defend the lawsuits vigorously.

On July 12, 2013, the Ohio Court entered an order pursuant to which plaintiff agreed to withdraw its pending motion for class certification without prejudice, suspend proceedings in Ohio, and pursue its claims in Delaware. Accordingly, any motions to enjoin the proposed transaction may only be made in the Delaware Court.

Certain Litigation Related to Joint Venture in China

On July 29, 2013, the Company’s joint venture in China, Cooper Chengshan (Shandong) Tire Company Ltd., which we refer to as Cooper Chengshan Tire, was named as a defendant and a subsidiary of the Company was named as a third party in a complaint filed in the Weihai Intermediate People’s Court, Weihai, China, by the Company’s joint venture partner. The complaint, Case Docket No. (2013) Wei Shang Chu Zi No. 69, alleges that the proposed transaction has caused Cooper Chengshan Tire’s labor union to implement a work stoppage because the merger agreement does not adequately provide for Cooper Chengshan Tire’s employees and because the merger and its financing will expose the joint venture to significant operational risks. The complaint alleges that, as a result, the employees went on strike and the manufacturing and production at the Cooper Chengshan Tire facility have been suspended. The complaint further alleges that no effective resolution has been reached, and as a result, the value of the joint venture has been harmed. The complaint seeks, among other matters, the dissolution of the joint venture pursuant to Chinese law. The Company believes that this complaint lacks merit and intends to defend the lawsuit vigorously.

Certain Labor Matters

United States Labor Matters

On August 1, 2013, the United Steelworkers, and two of its local unions which represent employees at Cooper Tire’s Findlay, Ohio plant and Texarkana, Arkansas plant, filed grievances alleging that Cooper Tire has violated the successorship provisions of the collective bargaining agreement applicable to each plant by entering into the merger agreement with the Apollo Parties without the Apollo Parties having (i) entered into an agreement with the United Steelworkers and each local union recognizing the United Steelworkers and the local unions as the bargaining representatives for the employees within their respective bargaining units at Findlay, Ohio and Texarkana, Arkansas and (ii) entered into an agreement with the United Steelworkers and the local unions establishing the terms and conditions of employment to be effective at Findlay, Ohio and Texarkana, Arkansas as of the closing of the merger. Cooper Tire believes that the successorship provisions contained in the applicable collective bargaining agreements are not implicated in the merger. Cooper Tire has acknowledged that the current collective bargaining agreements would continue after the merger. The United Steelworkers and the two local unions have asserted that the provisions will be violated if Cooper Tire closes the merger without the Apollo Parties having entered into a new agreement with the United Steelworkers and each local union establishing the terms and conditions of employment to be effective at Findlay, Ohio and Texarkana, Arkansas as of the closing of the merger.

Cooper Tire and the United Steelworkers (along with their local unions) agreed to binding arbitration regarding this dispute. An arbitration hearing took place on August 28, 2013. Should the United Steelworkers and their local unions prevail in the arbitration, the Company or the Apollo Parties could be required to enter into an agreement with the United Steelworkers and each local union establishing different terms and conditions of employment from those in the current agreements to be effective at Findlay, Ohio and Texarkana, Arkansas as of the closing of the merger, which may require the prior written consent of Parent, not to be unreasonably withheld, under the merger agreement.

Chinese Labor Matters

Following the announcement of the merger, the production employees at our joint venture, Cooper Chengshan Tire, in Rongcheng, China, with our partner, Chengshan Group Company Limited, went on strike on June 21, 2013, demanding termination of the merger. The production employees temporarily returned to work on June 28, 2013, before resuming their strike on July 13, 2013. On August 17, 2013, those employees returned to work on a limited basis to manufacture only non-Cooper branded products, but have taken other disruptive actions, including denying access to certain representatives of the Company and withholding certain business and financial information. We continue to work toward resolving these issues and returning the facility to full, normal operation again as soon as possible, including by resuming the production of all tire types and brands. Neither the strike nor the plant slowdown are expected to have an effect on the consummation of the merger.

Apollo Financing

The obligation of the Apollo Parties under the merger agreement to complete the merger is not subject to a condition regarding the Apollo Parties’ obtaining of funds. The Apollo Parties have represented that the net proceeds contemplated from the financing, together with cash on hand of the surviving corporation on the closing date, will, in the aggregate, be sufficient to pay the amounts due under the merger agreement, pay related fees and expenses in connection with the merger and to repay or refinance the outstanding indebtedness of the Company that will come due as a result of the merger.

We estimate that the total funds needed by the Apollo Parties to pay our stockholders and holders of equity awards the amounts due to them under the merger agreement, pay related fees and expenses in connection with the merger and to repay or refinance certain outstanding indebtedness of the Company will be approximately $2.5 billion.

We anticipate that the funds needed to pay the amounts described above will be obtained by:

•	an equity contribution by the Apollo Parties, financed by a term loan facility from Standard Chartered Bank for $450.0 million or alternative financing to the extent permitted by the merger agreement;

•

debt financing committed by Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Standard Chartered Bank of up to $2.375 billion, consisting of a $1.875 billion bridge-to-bond facility and a $500.0 asset-based revolving credit facility, or alternative financing to the extent permitted by the merger agreement; and

•	cash on hand of the Company and its subsidiaries.

Parent has entered into a fully committed $450 million facilities agreement, which we refer to as the Mauritius facilities agreement, with Standard Chartered Bank pursuant to which Parent may borrow up to $450 million to finance equity contributions by the Apollo Parties to finance the merger. Dutch Holdco and Merger Sub have received a debt commitment letter from Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Deustche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Standard Chartered Bank pursuant to which these lenders have committed to the Apollo Parties to provide debt financing consisting of a $500.0 million asset-based revolving facility, of which no more than an aggregate principal amount of $200.0 million will be used to finance the merger and related transaction costs and a $1,875.0 million senior secured bridge-to-bond facility. The funding of the equity financing and the debt financing are subject to certain conditions. We believe the amounts committed under the Mauritius facilities agreement and the debt commitment letter, together with cash on hand of the Company and its subsidiaries, will be sufficient to complete the merger, pay related fees and expenses in connection with the merger and repay or refinance the outstanding indebtedness of the Company that will come due as a result of the merger. Those amounts may be insufficient if, among other things, the outstanding indebtedness of the Company that will come due as a result of the merger is greater than anticipated, cash on hand of the Company is less than expected, or the fees, expenses or other amounts required to be paid in connection with the merger are greater than anticipated.

Equity Financing

Parent has entered into the Mauritius facilities agreement, pursuant to which Standard Chartered Bank has agreed to lend to Parent up to $450 million in order to fund the equity portion of the aggregate funds needed to finance the merger. Apollo Tyres Coöperatief U.A. and Apollo serve as guarantors and Standard Chartered Bank serves as mandated lead arranger, original lender, agent and security agent.

The obligations of Standard Chartered Bank to provide financing under the Mauritius facilities agreement is subject only to certain customary conditions, including (i) that certain change of control events, including a change of control of Parent shall not have occurred; (ii) that certain limited defaults relating to Parent, Merger Sub, Apollo, Dutch Holdco and Apollo Tyres Coöperatief U.A. (which we refer to collectively as the certain funds obligors) not continue at the time of, or result from, the making of the loan; (iii) that certain limited representations and warranties relating to the certain funds obligors be true in all material respects; (iv) that the merger be completed in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers or consents by the parties to the merger agreement that could be reasonably expected to be materially prejudicial to the interests of the lenders or to certain of the conditions to closing) concurrently with the funding of the Mauritius facility; (v) that all conditions precedent to the funding of the debt financing described below have been unconditionally satisfied or waived in accordance with the terms of the definitive debt financing documents and that the related proceeds have been, or on the date of the funding of the equity financing will be, applied to finance the merger pursuant to the merger agreement, (vi) delivery of certain other closing documents and evidence and (vii) the payment of certain costs, fees and expenses. Substantially all of the conditions to the obligations of Standard Chartered Bank to provide financing under the Mauritius facilities agreement, other than those conditions which by their nature will be satisfied at the closing of the merger, have been satisfied or have been completed and will be deemed satisfied when finally delivered at the closing either without amendment or without amendment other than those amendments that are not materially prejudicial to the lender parties (and, in some cases, are precipitated by a change in law). The availability period under the Mauritius facilities agreement terminates on December 31, 2013 or, if earlier, on the date the merger agreement is terminated.

Debt Financing

Morgan Stanley, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Standard Chartered Bank have committed to provide debt financing pursuant to a commitment letter addressed to Dutch Holdco and Merger Sub. The committed debt financing consists of a $500.0 million asset-based revolving facility, of which no more than an aggregate principal amount of $200.0 million, with certain exceptions, will be used on or prior to the closing date of the merger, and a $1,875.0 million senior secured bridge-to-bond facility. The proceeds from the borrowings under the facilities and proceeds of the issuance of notes will be used to fund (i) the payment of consideration to the stockholders of the Company pursuant to the terms and conditions of the merger agreement and the other payments contemplated by the merger agreement, (ii) the payment in full of certain indebtedness of the

Company, including, without limitation, (a) the Amended and Restated Loan and Security Agreement, dated as of July 27, 2011, by and among the Company, Max-Trac Tire Co., Inc., and Bank of America, N.A., PNC Bank, National Association, Banc of America Securities LLC, PNC Capital Markets LLC and JPMorgan Chase Bank, N.A., which we refer to as the Loan and Security Agreement, and (b) the Amended and Restated Receivables Purchase Agreement, dated as of September 14, 2007, by and among the Company, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the purchasers and purchaser agents from time to time party thereto and PNC Bank, National Association, as administrator, (iii) fees and expenses in connection with the foregoing, and (iv) the post-closing operations of the Company, Apollo Vredestein B.V. (“Apollo Vredestein”) and certain of their affiliates.

Asset-based Revolving Facility

Pursuant to the commitment letter, the lenders have agreed to provide Cooper Tire and each of its material wholly owned domestic subsidiaries and Canadian operating subsidiaries, and Apollo Vredestein and each of its material wholly owned Dutch operating subsidiaries a new five year $500.0 million asset-based revolving credit facility, which we refer to in this proxy statement as the ABL Facility. No more than an aggregate principal amount of $200.0 million will be used to finance the merger and related transaction costs. Subject to certain exceptions described in the following sentence, the borrowing base at any time after the closing date of the merger will be equal to the sum of (1) 85.0% of the value of eligible accounts receivable plus (2) the lesser of (x) 70.0% of the net book value of eligible inventory and (y) 85.0% of the net orderly liquidation value of eligible inventory at cost minus (3) usual and customary reserves. Prior to delivery by the Company to the administrative agent under the ABL Facility of an appraisal and field examination, the borrowing base shall be equal to the sum of the availability amounts determined by reference to the most recently delivered borrowing base certificates delivered by the Company pursuant to the Company’s existing debt arrangements. The borrowing base will not apply at the closing of the merger or affect the initial draw under the ABL Facility. The ABL Facility will be guaranteed by Dutch Holdco and its subsidiaries, including the Company and its material wholly owned domestic subsidiaries and its wholly owned Canadian operating subsidiary, subject in each case to certain exceptions.

The ABL Facility will be secured by a perfected first priority security interest in substantially all the cash, deposit accounts, accounts receivable, certain general intangibles, certain investment property and inventory of the guarantors and borrowers under the ABL Facility (which we refer to as the ABL Collateral) and a perfected second priority security interests in substantially all of the remaining assets of the guarantors and borrowers under the ABL Facility (which we refer to as the Non-ABL Collateral), subject in each case to certain exclusions.

Bridge-to-Bond Facility

Pursuant to the commitment letter, on or prior to the closing date of the merger, the Company will issue, either by private placement or underwritten public sale, $1,875.0 million of first lien secured notes. If and to the extent that the Company is unable to issue such principal amount of notes on or prior to the closing date of the merger, the Company will incur bridge loans (which we refer to as the “Initial Bridge Loans”) under a senior secured bridge facility (which we refer to as the “Bridge Facility”) in an aggregate principal amount equal to $1,875.0 million less the principal amount of notes issued on or prior to the closing date of the merger. The notes and the Bridge Facility will be guaranteed by Dutch Holdco and its present and future wholly owned subsidiaries, the Company’s present wholly owned domestic subsidiaries and all of its future direct and indirect wholly owned domestic subsidiaries that are guarantors or borrowers under the ABL Facility, subject in each case to certain exceptions. The Bridge Facility will be secured by a perfected first priority security interest in the Non-ABL Collateral and will have a perfected second priority security interest in the ABL Collateral, subject in each case to certain exclusions.

The debt financing described above will contain representations, warranties and covenants which will restrict, among other things, Dutch Holdco, the Company and their respective restricted subsidiaries’ ability to sell assets, incur additional indebtedness, pay dividends on their stock, make certain investments or business acquisitions, repurchase or redeem their stock, engage in business mergers or consolidations, and engage in certain transactions with affiliated parties. The ABL Facility will also contain a requirement for each of Dutch Holdco and its subsidiaries (including Apollo Vredestein and the Company) to maintain a minimum ratio of its EBITDA to its fixed charges when availability under the ABL Facility is less than the greater of (1) 10% of the lesser of (x) total commitments under the ABL Facility and (y) the borrowing base as then in effect and (2) $40.0 million. The obligations of the lenders to provide debt financing under the debt commitment letter terminates on the earliest of December 31, 2013, the termination of the merger agreement and the consummation of the acquisition.

The initial effectiveness of the debt financing will be subject only to (1) the closing of the merger, (2) completion, execution and delivery of satisfactory definitive documentation, (3) absence of a Company material adverse effect (as defined in the merger agreement) since December 31, 2012, (4) payment of fees and expenses in connection with the financing, (5) delivery of certain financial statements, (6) delivery of an offering memorandum relating to the notes, (7) refinancing of certain existing indebtedness of the Company, (8) perfection of security interests in certain assets and (9) certain other customary conditions.

THE MERGER AGREEMENT

The following description of the merger agreement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The provisions contained in the merger agreement are intended to govern the contractual rights and relationships, and to allocate risks, among the Company, Parent, Dutch Holdco and Merger Sub, with respect to the merger as of specific dates. The representations and warranties made between the Company and the Apollo Parties were negotiated between the parties, may be subject to contractual standards of materiality different from those generally applicable to stockholders, should not be viewed necessarily as establishing matters as facts and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the merger.

The Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and a wholly owned subsidiary of Dutch Holdco. The merger will have the effects set forth in the merger agreement and the relevant provisions of the DGCL. At the effective time of the merger, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the surviving corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

Closing and Effective Time of the Merger

Unless the parties agree on another time, the closing of the merger will take place at 10:00 a.m. (New York City time) on the fourth business day following the date on which all of the conditions to closing (described under “— Conditions to Completion of the Merger”), other than those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions) have been satisfied or waived. However, if the marketing period, (as described below) has not ended at such time, then subject to the satisfaction or waiver of the conditions to closing at that time, the closing will take place on the earlier of (1) any business day during the marketing period as specified by Parent on no less than three business days’ prior written notice to the Company and (2) three business days after the final day of the marketing period.

On the closing date, the parties will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or a later time as the Company and Parent agree and specify in the certificate of merger.

Certificate of Incorporation and By-Laws of the Surviving Corporation

At the effective time of the merger, the restated certificate of incorporation and by-laws of the Company will be restated to be in the form of the certificate of incorporation and by-laws of Merger Sub until amended in accordance with their terms or by applicable law.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately before the effective time of the merger will be the directors the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company immediately before the effective time of the merger will be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares to be cancelled as described immediately below) will be automatically converted into the right to receive $35.00 in cash, without interest less any applicable withholding tax. At that time, except with respect to dissenting shares as described below, each holder of Company stock certificates or book-entry shares will no longer have any rights with respect to their shares, except for the right to receive the merger consideration.

Cancellation of Shares

Each share of the Company’s common stock held by the Company as treasury stock or by Apollo, or any of its subsidiaries immediately prior to the effective time of the merger will be cancelled and will not be entitled to any merger consideration. Shares of the Company’s common stock that have not been voted for adoption of the merger agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL will be cancelled and extinguished, and no payment or other consideration will be made with respect to those shares subject to the right of the holder to receive any payment as described under “— Dissenting Stockholders.”

Treatment of Stock Plans

Options

Each option to purchase shares of the Company’s common stock granted under the Company’s stock plans that is outstanding and unexercised as of the effective time of the merger (whether or not vested) will be converted into the right to receive an amount in cash equal to the product of (1) the number of shares of the Company’s common stock previously subject to the option, and (2) the excess, if any, of the merger consideration over the exercise price per share of the Company’s common stock set forth in the option, less any withholding of taxes. The cash payment relating to options will be made at the time required under the applicable Company stock plan and related award or other applicable document, but in any event no later than 15 business days following the effective time of the merger.

Share Units

Each award of a right under any Company stock plan (other than awards of options) entitling the holder to shares of the Company’s common stock or cash equal to or based on the value of the Company’s common stock that is outstanding or payable as of the effective time of the merger will be adjusted and converted into the right of the holder to receive an amount in cash equal to:

•

in the case of performance-based stock unit awards subject to performance-based vesting conditions that have been notionally earned by an employee for measurement periods completed prior to the effective time of the merger but not yet settled, the product of (1) the number of shares of the Company’s common stock determined based on actual achievement of the applicable performance goals for those measurement periods, and (2) the merger consideration, less any required withholding taxes;

•

in the case of performance-based stock unit awards subject to performance-based vesting conditions for a measurement period that has begun and is not complete as of the effective time of the merger (and which as a result have not been notionally earned by an employee prior to the effective time of the merger), the product of (1) the number of shares of the Company’s common stock determined as if the applicable performance goals had been achieved for such measurement period at the target level of performance, prorated for the number of days between the commencement of the applicable measurement period and the effective time of the merger as compared to the number of days in the entire measurement period, and (2) the merger consideration, less any required withholding taxes;

•

in the case of time-based restricted stock units not subject to performance-based vesting conditions, the product of (1) the total number of shares of the Company’s common stock underlying those share units, and (2) the merger consideration, less any required withholding taxes.

Payments under the applicable Company stock plans will be made at the time required under the applicable Company stock plan and related award or other applicable document, but in any event no later than 15 business days following the effective time of the merger, unless that payment would cause additional taxes to be payable pursuant to Section 409A of the Internal Revenue Code, in which case the payment will instead be made at the time specified in the applicable Company stock plan.

Deferred Compensation Plans

All account balances (whether or not vested) under any Company deferred compensation plan, other than those described above, that represent amounts notionally invested in a number of shares of the Company’s common stock or otherwise provides for distributions or benefits that are calculated based on the value of the Company’s common stock, will be adjusted and converted into a right of the holder to have allocated to their account under any such deferred compensation plan an amount in cash equal to the product of (1) the number of shares of the Company’s common stock previously deemed invested under or otherwise referenced by the account, and (2) the merger consideration, less any required withholding taxes. Such payment will be made at the time specified in the applicable deferred compensation plan and related documents.

Exchange and Payment Procedures

Paying Agent

Prior to the effective time of the merger, Parent will designate a U.S. national bank or trust company reasonably acceptable to the Company, which we refer to as the paying agent, to act as agent for the holders of shares of the Company’s common stock in connection with the merger to receive the funds necessary to make the payments contemplated by the merger agreement. At the effective time of the merger, Parent will deposit, or cause to be deposited, the merger consideration in trust with the paying agent in a separate account for the benefit of holders of shares of the Company’s common stock, which we refer to as the exchange fund.

Exchange Procedures

As soon as reasonably practicable after the effective time of the merger, and in any event within three business days of the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of a stock certificate or book-entry share whose shares of the Company’s common stock were converted into the right to receive the merger consideration a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the stock certificates will pass, only upon proper delivery of the certificates) and instructions explaining how to surrender the stock certificates or book-entry shares in exchange for the merger consideration.

Upon delivery of a valid letter of transmittal and the surrender of stock certificates or book-entry shares on or before the first anniversary of the effective time of the merger, Merger Sub will cause the paying agent to pay the holder of the surrendered stock certificates or book-entry shares cash in an amount equal to the merger consideration multiplied by the number of shares represented by the surrendered stock certificates or book-entry shares. Until surrendered, the stock certificates or book-entry shares will represent the right to receive the aggregate merger consideration relating to the shares represented by such stock certificates or book-entry shares.

If payment of the merger consideration in respect of cancelled shares of the Company’s common stock is to be made to a person other than the person in whose name surrendered stock certificates are registered, it will be a condition to payment that the surrendered stock certificates be properly endorsed or otherwise be in proper form for transfer and that the person requesting payment will have paid any transfer and other taxes required by reason of payment in a name other than that of the registered holder of the stock certificates surrendered or will have established to the satisfaction of the paying agent that such tax is not applicable.

The merger consideration paid upon the surrender for exchange of stock certificates in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company’s common stock previously represented by the stock certificates, subject, however, to the surviving corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date prior to the effective time of the merger that may have been declared or made by the Company on such shares of the Company’s common stock in accordance with the terms of the merger agreement and in each case which remain unpaid at the effective time of the merger.

Tax Withholding

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable under the merger agreement to any holder of shares of the Company’s common stock, and from amounts payable pursuant to the Company stock plans, such amounts as are required to be withheld or deducted under the Internal Revenue Code, the rules and regulations promulgated under the Internal Revenue Code, or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are withheld or deducted and paid over to the applicable governmental entity, the withheld or deducted amounts will be treated for all purposes of the merger agreement as having been paid to the holder of the shares of the Company’s common stock or other securities in respect of which that deduction and withholding were made. With respect to federal tax withholding, see the discussion under “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 56.

Lost Stock Certificates

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by Parent or the surviving corporation, as the case may be, the posting by such person of an indemnity agreement or, at the election of Parent or the paying agent, a bond in such customary amount as indemnity against any claim that may be made against it with respect to the stock certificate, the paying agent will pay, in exchange for such lost, stolen or destroyed stock certificate, the applicable merger consideration with respect to the number of shares of the Company’s common stock formerly represented by such lost, stolen or destroyed stock certificate.

Dissenting Stockholders

Shares of the Company’s common stock that have not been voted for adoption of the merger agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL, which we refer to as dissenting shares, will not be converted into the right to receive the merger consideration at or after the effective time of the merger unless the holder of those shares withdraws the demand for appraisal or becomes ineligible for appraisal. If a holder of dissenting shares withdraws their demand for appraisal or becomes ineligible for appraisal, then, as of the effective time of the merger or the occurrence of their withdrawal or ineligibility, whichever last occurs, each of such holder’s dissenting shares will cease to be a dissenting share and will be converted as of the effective time of the merger into and represent the right to receive the merger consideration, without interest. The Company will give Parent prompt notice of any demands for appraisal, attempted withdrawals of those demands and any other instruments received by the Company relating to stockholders’ rights of appraisal. Parent will have the right to participate in all negotiations and proceedings with respect to demands for appraisal except as required by law. The Company will not, except with prior written consent of Parent, make any payment regarding, or settle or offer to settle, any demands for appraisal, unless required by law.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	due organization, valid existence and good standing of the Company and its subsidiaries and joint ventures, and corporate power, license and qualification to carry on the Company’s business;

•

corporate power and authority to execute and deliver the merger agreement, perform the obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings, approvals and consents;

•

absence of contraventions or conflicts with the organizational documents of the Company and its subsidiaries, and absence of violations of, conflicts with, loss of material benefit or defaults under, termination or right to termination under, acceleration of the performance required by, or creation of any encumbrance upon any properties or assets of the Company or any of its subsidiaries under certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	capital structure and equity securities;

•	accuracy and sufficiency of certain reports and financial statements filed with the SEC;

•	absence of certain “off-balance sheet arrangements”;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the conduct of business in accordance with the ordinary course of business since December 31, 2012;

•	absence of certain undisclosed liabilities;

•	compliance with applicable laws (including anti-corruption laws), court orders and certain regulatory matters;

•	material contracts;

•	accuracy of information in this proxy statement;

•	legal proceedings;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	labor and employee matters;

•	real property, including the leasing of certain real property;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	receipt of an opinion from our financial advisor;

•	broker’s, financial advisory, finder’s and similar fees paid in connection with the merger and the other transactions contemplated by the merger agreement;

•	the inapplicability of state takeover statutes;

•	adequacy of insurance coverage;

•	absence of affiliate transactions as would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933;

•	absence of certain product recalls; and

•	acknowledgement as to the absence of any other representations and warranties.

The merger agreement also contains a number of representations and warranties by the Apollo Parties, including representations and warranties relating to:

•	due organization, valid existence and good standing of the Apollo Parties and corporate power, license and qualification to carry on their businesses;

•

corporate power and authority to execute and deliver the merger agreement, perform the obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement and the financing, and the enforceability of the merger agreement;

•	required governmental filings, approvals and consents;

•

absence of contraventions or conflicts with the organizational documents of Apollo, the Apollo Parties and their subsidiaries, and absence of violations of, conflicts with, loss of material benefit or defaults under, termination or right to termination under, acceleration of the performance required by, or creation of any encumbrance upon any properties or assets of Apollo, the Apollo Parties or the Apollo Parties’ subsidiaries under certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	“interested stockholder” as defined in Section 203 of the DGCL or in the Company’s restated certificate of incorporation;

•	accuracy of information supplied to the Company specifically for inclusion or incorporation by reference in this proxy statement;

•	delivery, validity, sufficiency and lack of conditions precedent of the merger financing documents (other than as expressly stated in certain merger financing documents);

•	absence of events that would constitute a breach or default under the merger financing documents;

•	Parent not having any knowledge that the conditions to the merger financing will not be satisfied or that the financing will not be available on the closing date of the merger;

•	absence of side letters or other agreements or other contracts to which Parent or any of its affiliates is a party related to the merger financing, subject to certain exceptions;

•

absence of liabilities held by Merger Sub, other than liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of the merger agreement and the merger financing;

•	legal proceedings;

•	ownership, financial statements and conduct of the business of Apollo Vredestein B.V.;

•	solvency of Parent and the surviving corporation, after giving effect to the merger and the transactions contemplated by the merger agreement;

•

absence of the necessity of any vote of the stockholders or the holders of any other securities of the Apollo Parties (equity or otherwise) to consummate the merger, except for the adoption of the plan of merger contained in the merger agreement by Dutch Holdco as the sole stockholder of Merger Sub; and

•	acknowledgement as to the absence of any other representations and warranties.

Definition of Material Adverse Effect

Significant portions of the representations and warranties of the Company and the Apollo Parties are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, when used in connection with the Company, any fact, circumstance, event, change, effect or occurrence that (1) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company, its subsidiaries or joint ventures, taken as a whole, but not including facts, circumstances, events, changes effect or occurrences to the extent attributable to the following:

•

changes in general United States or global economic conditions except to the extent such change has a disproportionate effect on the Company, its subsidiaries or joint ventures relative to others in the industries, geographies or segments in which they operate;

•

changes in conditions generally affecting the principal industries in which the Company and its subsidiaries operate except to the extent such change has a disproportionate effect on the Company, its subsidiaries or joint ventures relative to others in the industries, geographies or segments in which they operate;

•

any decline in the market price of the Company’s common stock (it being understood that the facts or occurrences giving rise to or contributing to a decline in the market price of the Company’s common stock may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expect to be a material adverse effect);

•

regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case, in the United States or any foreign jurisdiction except to the extent such conditions have a disproportionate effect on the Company, its subsidiaries or joint ventures relative to others in the industries, geographies or segments in which they operate;

•

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

•

the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions or financing, including the impact on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, and any litigation arising from allegations of any breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated by the merger agreement, or compliance by the Company with the terms of the merger agreement;

•

the performance by the Company of its obligations under the merger agreement, including any inaction in compliance with its interim operations covenant to the extent that such inaction is as a result of Parent unreasonably withholding its consent under the Company’s interim operations covenant;

•

any change in applicable law or the United States generally accepted accounting principles (“GAAP”) (or authoritative interpretations thereof) except to the extent such change has a disproportionate effect on the Company, its subsidiaries or joint ventures relative to others in the industries, geographies or segments in which they operate;

•

the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism except to the extent such change has a disproportionate effect on the Company, its subsidiaries or joint ventures relative to others in the industries, geographies or segments in which they operate; or

•

any hurricane, tornado, flood, earthquake or other natural disaster except to the extent such event has a disproportionate effect on the Company, its subsidiaries or joint ventures relative to others in the industries, geographies or segments in which they operate;

or (2) would reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Conduct of Our Business Pending the Merger

Except as expressly contemplated by the merger agreement (with certain exceptions), as required by applicable law or with the prior written consent of Parent, the Company has agreed that during the period from the date of the merger agreement until the effective time of the merger or the earlier termination of the merger agreement, the Company will conduct its business and cause the businesses of its subsidiaries to be conducted in the ordinary course of business consistent with past practice and will, and will cause each of its subsidiaries to, use commercially reasonable efforts to preserve intact its business organization, keep available the services of its current directors, officers and employees, and maintain existing relations and preserve goodwill with customers, distributors, lenders, partners, suppliers and others having material business relationships with the Company and its subsidiaries.

Without limiting the generality of the foregoing, except as expressly required or permitted by the merger agreement (with certain exceptions), as required by applicable law, or with the prior written consent of Parent, from the date of the merger agreement until the effective time of the merger, the Company will not, and will cause its subsidiaries not to:

1.	adopt, amend or propose changes to its certificate of incorporation, by-laws or other comparable charter or organizational documents;

2.	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, subject to certain exceptions, including the ability to make the regularly scheduled quarterly $0.105 dividend consistent with past practice, or enter into any contract with respect to voting of its capital stock;

3.	issue, sell, transfer, pledge, dispose of, grant, encumber or agree to issue, sell, transfer, pledge, dispose of, grant or encumber, any shares of capital stock or other rights of the Company or any of its subsidiaries, subject to certain exceptions;

4.	split, combine, subdivide or reclassify shares of the Company’s common stock or any other outstanding capital stock of the Company or any of its subsidiaries or issue or authorize the issuance of any other securities;

5.	redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other rights of the Company or any of its subsidiaries;

6.	except as required pursuant to existing written, binding contracts in effect prior to the date of the merger agreement or, other than with respect to severance or termination payments or benefits to directors or executive officers of the Company, in the ordinary course of business consistent with past practice:

A.	pay, grant or provide any severance or termination payments or benefits to any director or executive officer of the Company;

B.	except in accordance with compensation and benefits plans, agreements or practices in effect as of the date of the merger agreement, pay, grant or provide any severance or termination payments or benefits to any non-executive officer, consultant or employee of the Company or any of its subsidiaries;

C.	increase in any non-de minimis respect the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, incentive or retention payments to, or make any new equity awards to any director, officer, consultant or employee of the Company or any of its subsidiaries, except for increases in base salary for employees who are not officers;

D.	establish, adopt, amend or terminate any employee benefit plan or amend the terms of any outstanding equity-based awards;

E.	take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of any material compensation or benefits under any Company employee benefit plan, subject to certain exceptions;

F.	except as required by changes in applicable accounting standards, change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Company employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

G.	forgive any material loans to directors, officers or employees of the Company or any of its subsidiaries;

H.	hire (other than to fill vacancies of positions that had been established as of the date of the merger agreement) or terminate without cause any executive officer or any employee with a target annual compensation opportunity in excess of specified amounts; or

I.	except for communications consistent with the merger agreement or as required by law, make any formal communications from the Company (whether written or oral) with the directors, officers or employees of the Company regarding the compensation, benefits or other treatment they will receive following the effective time of the merger, unless the Company has provided Parent with prior notice of and the opportunity to review and comment on any such communications, and the Company must consider in good faith all of Parent’s comments to any such communication;

7.	other than in the ordinary course of business or in respect of intercompany borrowing solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries in the ordinary course of business:

A.	incur any indebtedness or guarantee any such indebtedness of another individual or entity, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, or assume, guarantee or endorse or otherwise become responsible for the obligations of any individual or entity; or

B.	make any loans, advances or capital contributions to, or guarantees of or investments in, any other individual or entity (other than the Company or any direct or indirect wholly owned subsidiary of the Company);

8.	make any capital expenditures that, in the aggregate, exceed the amount of the capital expenditures contemplated by the Company’s existing capital budget;

9.	waive, release, settle or compromise any pending or threatened action against the Company or any of its subsidiaries other than settlements or compromises of any action (i) in which the amount paid by or on behalf of the Company or any of its subsidiaries (net of any available third party insurance proceeds) in settlement or compromise does not exceed the applicable reserve with respect to such action, if any, reflected on the consolidated balance sheet of the Company as of December 31, 2012 by $2 million individually or $5 million in the aggregate or (ii) in connection with a settlement or compromise of product liability actions related to individual incidents in the ordinary course of business; provided that in neither preceding clause will the settlement or compromise include any obligation that would impose any material restrictions on the business or operations of the Company or its subsidiaries or any admission of wrongdoing or similar admission by the Company or any of its subsidiaries that would be reasonably expected to negatively affect the Company or any of its subsidiaries in a material respect beyond the making of the settlement payment;

10.	commence, join or appeal in any legal action other than in the ordinary course of business;

11.	change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or law (except for any minor changes or modifications to such methods, principles or practices in the ordinary course of business);

12.	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than the merger agreement);

13.	other than as would be permitted pursuant to the Company’s existing capital budget, acquire assets (whether by merger, tender offer, consolidation, purchase of property or otherwise) outside of the ordinary course of business from any other individual or entity in any transaction or series of related transactions with a value or purchase price in the aggregate in excess of $10 million in any transaction or series of related transactions (including for this purpose required capital expenditures within three years following the acquisition);

14.	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets (including any intellectual property), licenses, operations, rights, product lines, businesses or interests therein of the Company or its subsidiaries, including capital stock of any of its subsidiaries, except in the ordinary course of business consistent with past practice or the sale of obsolete or worn out assets;

15.	other than in the ordinary course of business consistent with past practice (i) enter into any material contract, (ii) amend, modify or terminate any material contract or (iii) cancel, modify or waive any material debts or rights under any material contract;

16.	other than in the ordinary course of business, (i) make or change any material tax election, (ii) change the Company’s or any of its subsidiaries’ method of accounting for tax purposes, (iii) file any material amended tax return, (iv) settle, concede, compromise or abandon any material tax claim or assessment, (v) surrender any right to a refund of material taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material taxes; or

17.	authorize or agree to take or make any commitment to take any of the actions prohibited by the covenants of the merger agreement or enter into any letter of intent (binding or non-binding) or similar contract with respect to any of the foregoing actions.

Pursuant to the Loan and Security Agreement, the Company is subject to a covenant prohibiting it from entering into any agreement that would condition or restrict the right of the Company to incur or repay borrowed money, grant liens on any assets, to declare or make distributions, to modify, extend or renew any agreement evidencing borrowed money or to repay any intercompany debt. To the extent that agreeing to the operating covenants described above in item 2, item 6(G), item 7, item 14 or, to the extent it relates to borrowed money, item 15(iii), would constitute a default under this covenant of the Loan and Security Agreement, the Company and the Apollo Parties agreed that such covenants would be deemed inoperative pending the waiver, consent or approval of the agent and the required lenders. The Company agreed to use its reasonable best efforts to obtain such consent, waiver or approval and obtained such a waiver on July 19, 2013.

Conduct of the Apollo Parties’ Business Pending the Merger

Parent has agreed that except as expressly contemplated by the merger agreement (with certain exceptions), as required by applicable law or with the prior written consent of the Company, from the date of the merger agreement until the effective time of the merger, Parent will, and will cause its subsidiaries to:

•	conduct its business and maintain its assets in the ordinary course of business consistent with past practice and in compliance in all material respects with all material applicable laws; and

•

use its commercially reasonable efforts to (1) maintain the consolidated net worth of Parent and its consolidated subsidiaries at a level at least equal to the consolidated net worth of Parent and its consolidated subsidiaries as of March 31, 2013 and (2) maintain its ability to perform its obligations pursuant to the merger agreement and to consummate the transactions contemplated by the merger agreement and related financing.

Parent has also agreed that except as expressly contemplated by the merger agreement (with certain exceptions), as required by applicable law or with the prior written consent of the Company, from the date of the merger agreement until the effective time of the merger, Parent will not and will cause its subsidiaries not to:

•	adopt a plan of complete or partial liquidation, dissolution or other similar reorganization;

•

other than in the ordinary course of business consistent with past practice or in connection with the financing related to the merger, mortgage, pledge, surrender, cancel, abandon or create an encumbrance on any material assets of Parent or its subsidiaries; or

•

other than in the ordinary course of business consistent with past practice, enter into any contract with Apollo or any subsidiary of Apollo on non-arm’s length terms (other than contracts solely among Parent and its subsidiaries).

Nothing in the merger agreement gives any Apollo Party or the Company the right to control or direct the other party’s operations prior to the effective time of the merger.

No Solicitation and Takeover Proposals

The Company has agreed that from the date of the merger agreement, it will, and will cause its subsidiaries and representatives to immediately cease any solicitation, encouragement, discussion or negotiation with any individual or entity that may be ongoing with respect to any takeover proposal (as defined below). The Company further agreed that it will not, and will cause its subsidiaries and representatives to not, directly or indirectly:

•

solicit, initiate, facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other individual or entity any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal;

•	enter into any letter of intent, agreement or agreement in principle, merger agreement or other similar contract with respect to a takeover proposal; or

•	grant any waiver, amendment or release under any standstill or confidentiality agreement.

However, if at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Company or any of its representatives receives a bona fide written takeover proposal from any individual, entity or group, which did not result from any breach of the Company’s agreement not to solicit takeover proposals (other than any violation that is immaterial in scope or effect), to the extent that the Board or any duly constituted and authorized committee of the Board determines in good faith, after consultation with financial advisors and legal counsel, that the failure to take such action, in light of the takeover proposal and the terms of the merger agreement, would be inconsistent with the Board’s fiduciary duties under applicable law and that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below), then the Company and its representatives may:

•

following execution of a customary confidentiality agreement with such individual, entity or group, furnish information (including non-public information) with respect to the Company and its subsidiaries to the individual, entity or group who has made such takeover proposal; provided, that prior to such disclosure the Company will provide to Parent any non-public information concerning the Company or any of its subsidiaries that is made available to such individual, entity or group to the extent not previously provided to Parent or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the individual, entity or group making such takeover proposal.

The Company will inform Parent promptly (and in any event within 24 hours) of any proposals or offers with respect to a takeover proposal, any request for non-public information or if any discussions are sought to be initiated or continued with it or any of its representatives (indicating the identity of the individual or entity making the inquiry or proposal and the material terms of the proposal, including copies of related written requests, offers or proposed contracts).

The Company will keep Parent reasonably informed of any material developments, discussions or negotiations regarding any takeover proposal on a prompt basis (and in any event within 24 hours). In the event that any individual or entity modifies its takeover proposal in any material respect, the Company will notify Parent in writing within 24 hours of receipt of the modification of the fact that the takeover proposal has been modified and the terms of the modification (including, if applicable, copies of written documentation reflecting such modification). The Company has agreed that it and its subsidiaries will not enter into any confidentiality agreement with any individual or entity subsequent to the date of the merger agreement which prohibits the Company from providing any information to Parent in accordance with the merger agreement or that contains terms less restrictive with respect to such individual or entity than the terms of the confidentiality agreement entered into with Apollo.

No Change in Recommendation or Acquisition Agreement

Except as described below, the Company has agreed that the Board will not (1) fail to include in this proxy statement its recommendation that stockholders adopt the merger agreement, (2) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, its recommendation of the merger agreement, (3) take any action by Board resolution or in any public respect or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication, (4) adopt, approve or recommend, or publicly propose to approve or recommend to stockholders of the Company a takeover proposal (we refer to the actions listed in (1) through (4) as an adverse recommendation change), (5) authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, merger agreement or other similar contract with respect to any takeover proposal other than a customary confidentiality agreement, or (6) take any action to terminate the merger agreement in light of a superior proposal.

Prior to the time the Company’s stockholders adopt the merger agreement, the Board may take any of the actions described in the preceding paragraph if the Board or any duly constituted and authorized committee of the Board has determined in good faith, after consultation with its financial advisors and legal counsel, that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law, and such takeover proposal constitutes a superior proposal. However, prior to taking such action, the Company must comply with the following procedures:

•

the Company must give Parent at least five calendar days’ prior written notice of its intention to take such action, which notice will include an unredacted copy of the superior proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments;

•

the Company must negotiate and cause its representatives to negotiate in good faith (to the extent Parent wishes to negotiate) during such notice period to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal;

•

following the end of such notice period, the Board or any duly constituted and authorized committee of the Board must have considered in good faith such binding offer, and must have determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect;

•

in the event of any material change to the terms of such superior proposal (it being understood that any change in financial terms and any formal written modification will be deemed material), the Company must again comply with the requirements of the merger agreement as described in the previous two bullets of this “— No Change in Recommendation or Acquisition Agreement” and must have delivered to Parent an additional notice consistent with that described in the first bullet above and the notice period will have recommenced, except that the notice period will be at least three calendar days rather than the five calendar days otherwise contemplated by the first bullet above; and, if applicable,

•

the Board (or any duly constituted and authorized committee of the Board) must terminate the merger agreement in light of a superior proposal to enter into an acquisition agreement with respect to such superior proposal; and provided, further, that the Company must comply with its obligations under the merger agreement as described in this “— No Change in Recommendation or Acquisition Agreement” section (other than any violation that is immaterial in scope or effect); and provided, further, that any purported termination of the merger agreement pursuant to the merger agreement as described in this sentence will be void and of no force and effect, unless the termination is in accordance with the superior proposal requirements and, to the extent required under the terms of the merger agreement, the Company pays Parent the applicable termination fee in accordance with the applicable provisions of the merger agreement.

In addition, prior to the time that the Company’s stockholders adopt the merger agreement, the Board may change, qualify, withhold, withdraw or modify (or publicly propose to do so) in a manner adverse to Parent, its recommendation relating to the merger (other than with respect to any takeover proposal or a superior proposal) if the Board or any duly constituted and authorized committee of the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law and the change of recommendation is only in response to a material development, fact change, event, effect, occurrence or circumstance (which we refer to, excluding any takeover proposal, as an intervening event) that is not known to the Board as of the date of the merger agreement (we refer to such action as a change of recommendation.) However, prior to taking such action, the Company and the Board is required to comply with the following procedures:

•

the Board must give Parent at least five calendar days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of the merger agreement, which notice must describe the intervening event and the basis for the intended change of recommendation in reasonable detail;

•

the Company must negotiate, and cause its representatives to negotiate, in good faith (to the extent Parent wishes to negotiate) with the Apollo Parties during such notice period after giving any such notice, to enable Parent to propose in writing an offer binding on the Apollo Parties to effect revisions to the terms of the merger agreement; and

•

at the end of such notice period, the Board or any duly constituted and authorized committee of the Board must have considered in good faith any such binding offer, and must have determined in good faith, based on the information then available and after consultation with its financial advisors and outside legal counsel, that failure to make such change of recommendation due to the intervening event would be inconsistent with the Board’s fiduciary duties under applicable law.

Nothing contained in the merger agreement prohibits the Company or the Board from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (2) from making any other disclosure to the Company’s stockholders if, in the Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable law; provided, however, that if any such disclosure has the substantive effect of an adverse recommendation change, it will be deemed to be an adverse recommendation change.

The Company has also agreed that it will promptly request each individual or entity that has executed a confidentiality agreement in connection with such individual’s or entity’s consideration of an acquisition of the Company or any of its subsidiaries to return or destroy all confidential information furnished by or on behalf of the Company or any of its subsidiaries or any of their respective representatives. The Company further agrees to enforce the standstill provisions of any such agreement and will take all steps necessary to terminate any waiver that may have been granted to any individual or group other than Parent or its affiliates under any confidentiality or standstill provisions in any such agreement.

In this proxy statement, we use the term “takeover proposal” to mean: (1) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange or tender offer, binding share exchange, joint venture, dissolution or other similar transaction involving the Company or any of its subsidiaries, (2) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 15% of the outstanding shares of the Company’s common stock; or (3) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its subsidiaries representing more than 15% of the consolidated assets, revenues or net income of the Company, as measured by the Company’s financial statements for the fiscal year ending December 31, 2012, in each case, other than the merger discussed in this proxy statement.

In this proxy statement, we use the term “superior proposal” to mean: a takeover proposal (1) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company’s common stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (2) that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and (3) that the Board determines in good faith, after consultation with legal counsel and its financial advisor (taking into account any changes to the merger agreement proposed by Parent as described by this “— No Change in Recommendation or Acquisition Agreement” section), is more favorable to the stockholders of the Company than the consideration to be received by the stockholders of the Company in the merger.

Special Meeting

The Company has agreed to take all actions in accordance with applicable law, its constituent documents and the rules of the NYSE to duly call, give notice of, convene and hold a special meeting of the Company stockholders for the purpose of considering and taking action upon the adoption of the merger agreement as promptly as reasonably practicable after the date of mailing of this proxy statement. The Company may adjourn or postpone the special meeting (1) after consultation with Parent, and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the special meeting if such disclosure is determined by the Company in good faith after consultation with outside counsel to be required to be provided to the Company stockholders, (2) if as of the time for which the special meeting is originally scheduled (as set forth in this proxy statement) there are insufficient shares of the Company’s common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, or (3) for a single period not to exceed ten business days, to solicit additional proxies if necessary to obtain the adoption of the merger agreement by the Company’s stockholders. Parent has also agreed to vote, or cause to be voted, all of the shares of the Company’s common stock beneficially owned by it, Merger Sub or any of its other subsidiaries and affiliates in favor of the adoption of the merger agreement.

Reasonable Best Efforts

The Apollo Parties and the Company have agreed that prior to the closing of the merger, they will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the merger agreement including (1) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement, (2) the satisfaction of the conditions to consummating the transactions contemplated by the merger agreement, (3) taking all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity (which actions include furnishing all information required under the HSR Act or other applicable antitrust laws and in connection with approvals of or filings with any other governmental entity) required to be obtained or made by the Apollo Parties, the Company or any of their respective subsidiaries in connection with the transactions contemplated by the merger agreement or the taking of any action contemplated by the merger agreement, and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement. Additionally, each of Parent and the Company will use all reasonable best efforts to fulfill all conditions precedent to the merger and will not take any action after the date of the merger agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained prior to the closing of the merger.

In addition to the foregoing, the Apollo Parties and the Company have agreed, subject to certain exceptions that:

•

each party will promptly consult with the other parties to the merger agreement with respect to and, to the extent permitted by applicable law, promptly provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), keep the other parties apprised of the status of, all filings made by such party with any governmental entity or any other information supplied by such party to, or correspondence with, a governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement, inform and consult with each other regarding communication from any governmental entity and, to the extent not prohibited by the relevant governmental entity, permit the other to participate in substantive discussion with such governmental entity with respect to the merger;

•

the Company and Parent will use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten business days after the date of the merger agreement, notifications under the HSR Act, and the Company and Parent will use reasonable best efforts to file, as promptly as practicable, and in any event no later than 20 business days after the date of the merger agreement, any other filings and/or notifications under applicable antitrust laws, and in each case, if applicable, requesting early termination of any waiting period;

•

the Company and Parent will use reasonable best efforts to respond, as promptly as practicable, to any inquiries and requests received from the FTC and the Antitrust Division for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests for additional information and documentation received from any state attorney general or any other governmental entity in connection with approvals of or filings with any other governmental entity required to be obtained or made by the parties or their respective affiliates in connection with the transactions contemplated by the merger agreement or the taking of any action contemplated by the merger agreement;

•

the Company and Parent will use all reasonable best efforts to resolve such objections, challenges or other legal action, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement under applicable antitrust laws;

•

each of Parent and the Company will use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other applicable antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as possible after the execution of the merger agreement;

•

none of the Apollo Parties or any of their respective affiliates will be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, contract or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the surviving corporation, the Apollo Parties or any of their respective affiliates, (2) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the surviving corporation, the Apollo Parties or any of their respective affiliates in any manner or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the surviving corporation, the Apollo Parties or any of their respective affiliates, in each case, if such action would or would reasonably be expected to result in or be a burdensome condition (as defined below); provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the closing of the merger occurs.

The Apollo Parties and the Company also agreed that the foregoing obligations in the merger agreement would not limit the right of any party to terminate the merger agreement in accordance with its terms, so long as such party to the merger agreement is not in material breach of its obligations under the merger agreement.

In this proxy statement, we use the term “burdensome condition” to mean: the executing or carrying out, consenting to or to offer to or to agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement (including consent decrees and undertakings) in respect of, in anticipation of or pursuant to any action contemplated by the merger agreement provision described above that, individually or in the aggregate with all other such actions, would reasonably be expected to result in any sale, divestiture, hold separate arrangement or other disposition of business, product lines or assets of the Company and its subsidiaries, or Parent and its affiliates, if such business or assets, in the aggregate, together generated (directly or indirectly), revenues of more than $150,000,000 reported for the twelve month period ended December 31, 2012 calculated in accordance with GAAP.

Indemnification and Insurance

From and after the effective time of the merger through the sixth anniversary of the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless each present and former director or officer of the Company and its subsidiaries, or any other person that is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, together with such person’s heirs, executors or administrators, with respect to all losses (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) incurred in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an indemnified party was a director, officer, employee or agent of the Company or any of its subsidiaries or (2) acts or omissions by such indemnified party in such indemnified party’s capacity as a director or officer of the Company or a subsidiary of the Company or taken at the request of the Company or any of its subsidiaries to the fullest extent permitted or required by applicable law or that the Company would have been required under its certificate of incorporation or by-laws in effect on the date of the merger agreement (and made available to the Apollo Parties), to indemnify such indemnified party.

In addition, from the effective time of the merger until six years from the effective time of the merger, Parent will, and will cause the surviving corporation to, advance any expenses (including reasonable fees and expenses of legal counsel) of any indemnified party under the merger agreement as described in this “— Indemnification and Insurance” section (including in connection with enforcing the indemnity and other obligations referred to in this “— Indemnification and Insurance” section) as incurred to the fullest extent that the Company would have been required under its certificate of incorporation or by-laws in effect on the date of the merger agreement, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to be indemnified in accordance with the merger agreement.

From and after the effective time of the merger, the surviving corporation will assume, all obligations of the Company and any of its subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, existing in favor of the indemnified parties as provided in the respective constituent documents of the Company or any of its subsidiaries or in any written contract described in the Company’s disclosure letter or filed as an exhibit to any document filed with the SEC; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made in accordance with the applicable provisions thereof will continue until the disposition of such action or resolution of such claim. Parent, from and after the effective time of the merger until six years from the effective time of the merger, will cause, unless otherwise required by law, the certificate of incorporation and by-laws or similar organizational documents of the surviving corporation to contain provisions no less favorable to the indemnified parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the merger agreement in the Company’s constituent documents, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the indemnified parties.

For a period of six years from the effective time of the merger, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, which we refer to in this proxy statement as D&O insurance, maintained by the Company and its subsidiaries, or provide substitute policies or purchase or cause the surviving corporation to purchase, a “tail policy” with reputable insurers, of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to those individuals than the policy in effect on the date of the merger agreement, with respect to matters arising on or before the effective time of the merger covering without limitation the merger and the other transactions contemplated by the merger agreement. In satisfaction of this obligation after the effective time of the merger, Parent is not required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement for D&O insurance coverage and will, in such case, purchase as much coverage as is reasonably practicable for such amount. In addition, if Parent causes the surviving corporation to purchase a “tail policy” in satisfaction of this obligation and the same coverage costs on an annual basis more than 300% of the last annual premium, the maximum amount of coverage that can be purchased for 300% of such last annual premium is required to be purchased. Parent and the Company have further agreed that the Company may, prior to the effective time of the merger, purchase and prepay a six-year prepaid D&O insurance “tail policy” on terms and conditions providing substantially equivalent benefits as the current D&O insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the effective time, and in such case, the Company has agreed to consult with Parent regarding the purchase and to not pay for the “tail policy” in excess of 450% of the current aggregate annual premium paid by the Company for the existing policy. Parent and the Company also agreed that any such D&O insurance tail policy purchased by the Company will satisfy all of Parent’s obligations to purchase D&O insurance pursuant to the merger agreement.

Employee Matters

The merger agreement provides that following completion of the merger until December 31, 2014, current and former employees of the Company and its subsidiaries, other than employees subject to a collective bargaining agreement, will receive compensation and benefits (excluding equity awards) that are no less favorable, in the aggregate, than the compensation and benefits (including the initial estimated value of any equity awards) provided to those employees immediately before the effective time of the merger. As to employees subject to a collective bargaining agreement, Parent will cause the surviving corporation to comply with the terms and conditions of each applicable collective bargaining agreement, in a manner consistent with applicable law.

The merger agreement also provides that with certain exceptions, service credit will be provided to the Company’s non-union employees for purposes of vesting, eligibility to participate, and benefit accrual under the employee benefit plans of Parent and its subsidiaries that provide benefits to any of the Company’s non-union employees after the effective time of the merger.

The merger agreement provides that each employee who holds performance share units with a measurement period that has begun but is not complete as of the effective time of the merger, and who remains in the continuous employ of the surviving corporation through the last day of such measurement period, will receive an amount in cash equal to the excess, if any, of (1) the number of shares of Company common stock that such employee would have received based on actual performance for the entire measurement period multiplied by $35, over (2) the prorated amount such employee received in connection with the closing of the merger. (See “The Merger Agreement — Treatment of Stock Plans — Share Units”).

The merger agreement provides that outstanding and unvested PBCUs will be converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, equal to

•

in the case of PBCUs which have been notionally earned for measurement periods completed prior to the closing of the merger but remain unpaid, the amount of cash determined based on the actual achievement of the applicable performance goals for such measurement periods, and

•

in the case of Non-Earned PBCUs, the amount of cash determined based on target performance of the applicable performance goals, prorated for the number of days between the commencement of the applicable measurement period and the closing of the merger as compared to the number of days in the entire measurement period.

The payment in respect of the PBCUs will generally be made within 5 business days after the effective time of the merger.

In addition, the merger agreement provides that with respect to the Non-Earned PBCUs, if the holder remains in the continuous employ of the surviving corporation through the last day of the applicable measurement period, the holder will receive an amount in cash equal to the excess, if any, of (1) the amount that such holder would have received based on actual performance for the entire measurement period, over (2) the prorated amount such holder received in connection with the closing of the merger.

Pursuant to the merger agreement, Cooper Tire or the surviving corporation will pay, subject to certain exceptions, annual incentive compensation under Cooper Tire’s annual incentive compensation programs existing at the effective time of the merger based on the higher of (1) the prorated annual incentive amounts payable based on the actual achievement of performance goals through the effective time of the merger and (2) the annual incentive amounts payable based on the actual achievement of performance goals through the last day of the fiscal year in which the effective time of the merger occurs.

The provisions described above are solely for the benefit of the parties to the merger agreement and do not confer upon any individual any rights or remedies, including any right to employment or compensation or benefits of any nature or kind whatsoever. Nothing in the merger agreement amends any plan or arrangement of the Company or Parent or limits the rights of the Company or Parent to amend or terminate any of their respective plans or arrangements.

Financing

Each Apollo Party has agreed to use their respective reasonable best efforts to take (or cause to be taken) all action and to do (or cause to be done) all things, necessary, proper or advisable to obtain the financing contemplated by the financing documents, including:

•	maintaining in effect the financing documents (including any applicable market flex provision);

•

negotiating and entering into definitive agreements with respect to the financing on terms and conditions no less favorable than those contemplated by the commitment letter, provided that such terms do not (1) reduce the aggregate amount of net cash proceeds available from the financing, (2) introduce new or additional conditions or that otherwise prevent, impede, delay, impair or reduce the availability of the financing or the ability of the Apollo Parties to consummate the merger as of the closing of the merger in any respect or (3) adversely impact the ability of any Apollo Party to enforce its rights against the other parties to the financing documents in any respect (any such agreements, together with the facility agreement and any agreement contemplated thereby are referred to as the financing definitive agreements), and execute and deliver to the Company a copy of the financing definitive agreements as promptly as reasonably practicable (and no later than two business days) after such execution;

•

satisfying on a timely basis (and in any event, on or prior to the closing of the merger) all conditions applicable to the Apollo Parties set forth in the financing documents or the financing definitive agreements within their control;

•	consummating the financing at or prior to the closing of the merger;

•

fully enforcing the obligations of the other parties to the financing documents or the financing definitive agreements (and the rights of the Apollo Parties), including (at the request of the Company) by filing one or more lawsuits against the other parties to the financing documents or the financing definitive agreements to fully enforce the obligations of the other parties to the financing documents or the financing definitive agreements (and the rights of the Apollo Parties); provided, however, that the parties to the merger agreement acknowledge that the funding of the financing will be subject to the satisfaction of all closing conditions (other than those conditions that by their nature are to be satisfied at the closing of the merger);

•	complying in all material respects with its covenants and other obligations under the financing documents; and

•	utilizing any and all available financing to refinance any existing indebtedness of the Apollo Parties that becomes unavailable.

Parent may replace any financing source with an alternative financing source with the written consent of the Company, not to be unreasonably withheld, conditioned or delayed. No Apollo Party will permit any amendment, supplement or other modification of, or waiver of any provision or remedy under, the financing documents to the extent such amendment, supplement, other modification or waiver would (1) reduce the aggregate amount of net cash proceeds available from the financing, (2) introduce new or additional conditions or that would otherwise prevent, impede, delay, impair or reduce the availability of the financing or the ability of the Apollo Parties to consummate the merger as of the closing of the merger in any respect or (3) adversely impact the ability of any Apollo Party to enforce its rights against the other parties to the financing documents in any respect.

The Apollo Parties have agreed to deliver to the Company copies of any amendment, modification, replacement or waiver as promptly as reasonably practicable (and no later than two business days) prior to the execution thereof. The Apollo Parties may cancel or terminate a portion of the commitments provided under the financing documents or the financing definitive agreements to the extent the Apollo Parties have completed an offering of debt securities and received proceeds in an amount of the commitments so cancelled or terminated so long as (1) such proceeds have been contributed to Merger Sub, (2) such proceeds are subject to an escrow acceptable to the Company, and (3) no term or condition related to such transaction is reasonably likely to prevent, impede, delay or impair the availability of the financing (other than the portion so cancelled or terminated) or the ability of the Apollo Parties to consummate the merger as of the closing of the merger.

Parent has agreed to keep the Company reasonably informed of the status of its efforts to arrange the financing and provide to the Company copies of the material definitive documents for the financing. The Apollo Parties have agreed to deliver to the Company copies of any such amendment, modification, replacement or waiver in respect of the financing documents as promptly as reasonably practicable (and in any event within two business days) upon the execution and delivery thereof. Parent has agreed to, as promptly as reasonably practicable (and in any event within two business days), notify the Company of:

•	the expiration or termination of the financing documents or the financing definitive agreements;

•

any refusal by the other parties to the financing documents or the financing definitive agreements to provide, any written notice or other written communication by the other parties to the financing documents or the financing definitive agreements of any intention to refuse to provide, or asserting that it no longer has an obligation and/or ability to provide, the full financing contemplated by the financing documents or the financing definitive agreements,

•

any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any financing documents or financing definitive agreements the effect of which would relieve the financing sources from the obligation to provide the financing in any manner (including in diminution of amount) or would reasonably be expected to delay the consummation of any portion of the funding of the financing; and

•

the receipt of any written notice or other written communication from a financing source with respect to any (1) actual or potential material breach, material default, termination or repudiation by any party to any financing documents or any financing definitive agreements or any provisions of the financing documents or any financing definitive agreements the effect of which would relieve the financing sources from the obligation to provide the financing or (2) material dispute or disagreement between or among any parties to any financing documents or any financing definitive agreements the effect of which would relieve the financing sources from the obligation to provide the financing.

Parent will keep the Company reasonably informed on a periodic basis of any material developments, discussions or negotiations relating to any circumstance referred to the immediately preceding sentence. Notwithstanding the foregoing, in no event will Parent be required to provide any information under the merger agreement as described in this “— Financing” section if such disclosure would result in the loss of attorney-client privilege.

In the event that any portion of the financing becomes unavailable on the terms and conditions contemplated by the financing documents or the financing definitive agreements (it being understood that Parent will be required to exercise any applicable market flex provision) or any of the financing documents or financing definitive agreements will be withdrawn, repudiated, terminated or rescinded, in each case regardless of the reason, Parent has agreed to (1) as promptly as reasonably practicable (and in any event, within two business days) notify the Company of such unavailability and the reason for the unavailability and (2) use its reasonable best efforts to obtain, as promptly as reasonably practicable following the occurrence of such event and in any event no later than the final day of the marketing period, alternative debt financing (in an amount sufficient to replace such unavailable financing) from the same or other sources; provided that in no event will Parent be obligated to obtain alternative debt financing on terms and conditions that are in the aggregate materially less favorable to the Apollo Parties and the Company than such unavailable financing (including any applicable market flex provision).

Parent has agreed to deliver to the Company true and complete copies of all agreements (including any fee letters and engagement letters, provided that amounts in such letters may be redacted unless such redactions would adversely affect the amount, conditionality, enforceability or availability of the financing) pursuant to which any such alternative source will have committed to provide any of the Apollo Parties with any portion of the financing. Any alternative financing will (1) be in an amount sufficient to consummate the merger (including paying the merger consideration, and all fees and expenses) and (2) not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the financing in a manner that would (A) delay or prevent the closing of the merger in any respect or (B) make the funding of the financing (or satisfaction of the conditions to obtaining the financing) less likely to occur in any respect. However, none of the financing provisions of the merger agreement will require, and in no event will the reasonable best efforts of the Apollo Parties be deemed or construed to require, any Apollo Party pay any fees, any interest rates or other amounts applicable to the financing in excess of those contemplated by the financing documents (after the exercise of any market flex provisions) and whether to secure waiver of any conditions contained therein or otherwise; provided that the Apollo Parties pay all fees required by the financing documents as they become due.

Prior to the closing date of the merger, the Company has agreed to use reasonable best efforts to provide and to cause its subsidiaries and representatives, including legal, finance and accounting, to provide, to the Apollo Parties, at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the financing or any permitted replacement, amended, modified or alternative financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including:

•

furnishing the Apollo Parties as promptly as practicable following Parent’s request, financial statements, financial data and other pertinent information regarding the Company and its subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (excluding pro forma financial statements, pro forma adjustments and information relating specifically to the financing (other than historical information relating to the Company and its subsidiaries and forward looking information regarding the Company and its subsidiaries otherwise required by applicable law));

•

furnishing the Apollo Parties as promptly as practicable following Parent’s request information relating to the Company and its subsidiaries customary for the placement, arrangement and/or syndication of loans as contemplated by the financing documents, to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents or rating agency or lender or investor presentations relating to such placement, arrangement and/or syndication of loans; provided, that any memoranda or prospectuses need not be issued by the Company or any of its affiliates;

•

furnishing Parent and Merger Sub as promptly as practicable, with financial and other information regarding the Company and its subsidiaries, the receipt of which is an express condition to the obligations of a financing source under a financing document or financing definitive agreement, including information necessary to run lien searches that are required to be delivered;

•

participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the financing, including making available a reasonable number of times, at reasonable times and locations, representatives of the Company and members of the Company’s finance department, including to assist Parent in Parent’s preparation of any required financial information relating to the Company or any of its subsidiaries or projections and to participate in due diligence meetings;

•

assisting Parent with its preparation of materials for rating agency presentations, offering documents, offering circular or private placement memoranda, bank information memoranda, lender and investor presentations, road show materials, prospectuses and similar documents to be used in connection with the financing, including assisting in the preparation of a business description relating to the Company’s business and the preparation of “Management’s Discussion and Analysis” of the financial statements of the business to be included in offering documents contemplated by the financing and reviewing and commenting on the draft business description; provided that any private placement memoranda or prospectuses in relation to debt securities need not be issued by the Company or any of its subsidiaries, and provided, further, that any private placement memoranda or prospectuses will contain disclosure and financial statements reflecting the surviving corporation and/or its subsidiaries as the obligor;

•	using reasonable best efforts to obtain accountant’s comfort letters relating to the Company and its subsidiaries customary for financings similar to the financing and reasonably requested by Parent;

•

taking all corporate actions, subject to the occurrence of the effective time of the merger, reasonably requested by Parent to permit the consummation of the financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the effective time of the merger;

•

executing and delivering any pledge and security documents at the closing of the merger, other definitive financing documents or other certificates and documents as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral including cooperation in connection with the pay-off of existing indebtedness for borrowed money to the extent contemplated by the merger agreement and the release of related liens, charges, pledges or security interests, in all cases subject to the occurrence of the closing of the merger;

•

taking all actions reasonably necessary to permit the financing source parties to perform due diligence and evaluate the Company’s current assets, cash management systems and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements;

•	requesting accountants to consent to the use of their reports in any material relating to the financing;

•

assisting Parent in its (1) preparation of one or more credit agreements, note purchase agreements, indentures, purchase agreements, registration rights agreements, currency or interest hedging agreements, or other contracts or (2) amendment of any of the Company’s or its subsidiaries’ currency or interest hedging agreements, or other contracts, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the financing; provided that any such contracts or amendments will not take effect until the closing of the merger and no obligation of the Company or any of its subsidiaries under any such contracts or amendments will be effective until the effective time of the merger;

•

in connection with the financing contemplated by the financing documents, providing customary authorization letters to the financing source authorizing the distribution of information to prospective lenders;

•	cooperating reasonably with each financing source’s due diligence, to the extent customary;

•

arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing of the merger providing for the payoff, discharge and termination on the closing date of the merger of all indebtedness contemplated by the financing documents to be paid off, discharged and terminated on the closing date of the merger;

•

assisting the Apollo Parties in obtaining a public corporate family rating for the surviving corporation from Moody’s Investor Services, a public corporate credit rating for the surviving corporation from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation and a public credit rating for each of the debt facilities and notes from each of such rating agencies; and

•

taking all corporate actions reasonably requested by Parent that are necessary to permit the consummation of the financing and to permit the proceeds thereof to be available as of the closing date of the merger.

No obligation of the Company or any of its subsidiaries under any contract, certificate, document or instrument to be entered into in connection with any of the foregoing obligations of the Company will be effective until the effective time of the merger and, none of the Company or any of its subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the financing prior to the effective time of the merger. The Company has consented to the use of its and its subsidiaries’ logos in connection with the financing. Parent has agreed to promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the foregoing financing cooperation by the Company and its subsidiaries and has agreed to indemnify and hold harmless the Company, its subsidiaries and their respective affiliates and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection with the arrangement of the financing (other than historical information relating to the Company or its subsidiaries).

Immediately following the funding thereof, subject to, in accordance with and to the extent required by the merger agreement, Parent has agreed to contribute the proceeds of the financing provided for under the facility agreement to Dutch Holdco and Dutch Holdco will immediately contribute the proceeds of such financing to Merger Sub or the payment fund.

The Marketing Period

The marketing period will be the first period of 20 consecutive business days (subject to certain exceptions) after the date of the merger agreement throughout which (1) Parent has certain information that the Company is required to provide pursuant to the merger agreement and (2) the required information is compliant with requirements specified in the merger agreement, including being compliant in all material respects with all applicable SEC requirements.

If the Company in good faith reasonably believes it has provided the required information to Parent and that required information is compliant with requirements specified in the merger agreement at the time such notice is given, the Company may deliver to Parent a written notice to that effect (stating with specificity when it believes it completed such delivery), in which case the Company will be deemed to have provided the required information to Parent and the required information will be deemed compliant with requirements specified in the merger agreement unless:

•	at any time during the 20 consecutive business day period after the date the notice is given the required information is not compliant with requirements specified in the merger agreement; or

•

Parent in good faith reasonably believes the Company has not completed the delivery of the required information or that the required information is not compliant with requirements specified in the merger agreement at the time the notice is given and, within three business days after the delivery of the notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which required information the Company has not delivered or is not compliant with requirements specified in the merger agreement).

The marketing period will not commence and will not be deemed to have commenced:

•	prior to the mailing of this proxy statement; or

•	if, on or prior to the completion of the 20 business day period comprising the marketing period, either:

•

the Company publicly announces any intention to restate any material financial information included in the required information or that any such restatement is under consideration, in which case the marketing period will be deemed not to commence unless and until (1) the restatement has been completed and the applicable required information has been amended or (2) the Company has announced that it has concluded that no restatement is required, and the requirements set forth in the merger agreement (described above under “— The Marketing Period”) regarding required information would be satisfied throughout a new 20 business day marketing period; or

•

the required information would not be compliant with requirements specified in the merger agreement at any time during the marketing period, in which case a new marketing period will commence when Parent and its financing sources receive updated required information that is compliant with requirements specified in the merger agreement, and the requirements set forth in the merger agreement (described above under “— The Marketing Period”) regarding required information would be satisfied throughout the new 20 business day marketing period.

Consents

Parent and the Company will use their reasonable best efforts from and after the date of the merger agreement to satisfy and obtain prior to the effective time of the merger the third party consents, waivers and approvals that may be required in connection with the consummation of the merger and the transactions contemplated by the merger agreement. Parent and the Company will reasonably cooperate in these efforts and will prepare and deliver any contracts, opinions, assurances or documents, and subject to applicable law, such information as may reasonably be requested in connection with these documents, in consultation with each other and accepting reasonable comments and views of the other party.

Takeover Statutes

If any takeover statute is or may become applicable to the transactions contemplated by the merger agreement, the Board or a duly authorized committee of the Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on those transactions.

Director Resignations

The Company will use its reasonable best efforts to obtain and deliver to Parent at the closing of the merger evidence reasonably satisfactory to Parent of the resignation effective as of the effective time of the merger, of those directors of the Company and, as reasonably requested by Parent, any of its subsidiaries, who are in office immediately prior to the effective time of the merger.

Stockholder Litigation

In the event that any stockholder litigation related to the merger agreement or the transactions contemplated by the merger agreement is brought, or, to the knowledge of the Company, threatened, against the Company and/or the members of the Board prior to the effective time of the merger, the Company will promptly notify Parent, keep Parent informed of its status and provide Parent with the opportunity to participate (but not control) in the defense or settlement of such litigation.

Conditions to Completion of the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver at or prior to the effective time of the merger of each of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote to adopt the merger agreement

•

(1) the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act must have expired or been terminated, (2) all filings with or permits, clearances, authorizations, consents, orders or approvals of or expirations of waiting periods required by the merger agreement must have been obtained or filed or must have occurred and (3) all other filings with or permits, clearances, authorizations, consents, orders or approvals of or expirations of waiting periods imposed or required by any governmental entity in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, the absence of which would, individually or in the aggregate, be reasonably likely to have a material adverse effect, must have expired, terminated or been obtained.

•

no order or law, entered, enacted, promulgated, enforced or issued by any governmental entity can be in effect restraining, prohibiting or otherwise preventing the consummation of the merger; provided, however, that each of the parties to the merger agreement must have used its reasonable best efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered to the extent required by the merger agreement.

The obligation of the Apollo Parties to effect the merger is further subject to the satisfaction, or waiver by the Apollo Parties, at or prior to the effective time of the merger of the following conditions:

•

the representations and warranties related to authorization, validity of the merger agreement, company action, the opinion of the Company’s financial advisor and state take over statutes must be true and correct in all material respects as of the date of the merger agreement and as of and as though made on the closing date of the merger (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of the merger agreement, which must have been true and correct as of such specified date);

•

the representations and warranties related to capitalization and brokers and finders must be true and correct in all respects (other than any failure to be true and correct that is de minimis in nature and extent) as of the date of the merger agreement and as of and as though made on the closing date of the merger;

•

all other representations and warranties of the Company, except for those mentioned in the previous two bullets, set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect;

•

the Company must have in all material respects performed or complied with the covenants and agreements contained in the merger agreement to be performed or complied with by it prior to or on the closing date of the merger;

•

except for any event, state of facts or circumstances disclosed in the Company’s disclosure letter, since December 31, 2012, there must not have occurred any event, state of facts or circumstances which, individually or in the aggregate, would reasonably be expected to have a material adverse effect;

•

the Company must have furnished the Apollo Parties with a certificate dated the closing date of the merger signed on its behalf by its chief executive officer or another senior executive officer to the effect that the foregoing conditions have been satisfied.

The obligation of the Company to effect the merger is further subject to the satisfaction, or waiver by the Company, on or prior to the closing date of the merger of the following conditions:

•

the representations and warranties of the Apollo Parties set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of the Apollo Parties to consummate the transactions contemplated by the merger agreement;

•

each Apollo Party must have performed or complied in all material respects with the covenants and agreements contained in the merger agreement to be performed or complied with by it prior to or on the closing date of the merger agreement;

•

each Apollo Party must have furnished the Company with a certificate dated the closing date of the merger signed on its behalf by its chief executive officer or another senior executive officer to the effect that the foregoing conditions have been satisfied.

None of the Apollo Parties nor the Company may rely on the failure to satisfy any conditions to closing in order to excuse it from its obligation to effect the merger if such failure was caused by such party’s breach of its obligations under the merger agreement or, in the case of the Apollo Parties, the financing documents.

Termination

The Company and the Apollo Parties may terminate the merger agreement by mutual written consent at any time prior to the effective time of the merger even after the adoption of the merger agreement by the Company’s stockholders. In addition, either the Company or the Parent may terminate the merger agreement if:

•

the merger has not been consummated on or before December 31, 2013; provided, however, that if any party has materially breached any provision of the merger agreement or the Apollo Parties materially breached any provision of the financing documents and that breach caused the failure to consummate the merger, this right to terminate will not be available to the breaching party;

•

any order in an appropriate jurisdiction which is final and nonappealable has been issued or taken restraining or otherwise prohibiting consummation of the merger; provided, however, that the party seeking to terminate the merger agreement as a result of such order must have used all reasonable best efforts to the extent required by the merger agreement to prevent the entry of such order; or

•

the special meeting (including any adjournments and postponements thereof) concludes without the adoption of the merger agreement by the Company’s stockholders due to the failure to obtain the required vote of the holders of the Company’s common stock.

The Company may terminate the merger agreement:

•

prior to the adoption of the merger agreement by the Company’s stockholders, in order to concurrently enter into an acquisition agreement with respect to a superior proposal; provided that the Company is not in breach of its non-solicitation covenants, including its related obligations, and has paid or will concurrently pay the termination fees due under the merger agreement;

•

in the event of a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of any of the conditions to the Company’s obligation to effect the merger and (2) which is not cured within the earlier of (A) December 31, 2013 and (B) 30 days following written notice to Parent; provided, that (x) the Company must have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of December 31, 2013), stating the Company’s intention to terminate the merger agreement and the basis for such termination and (y) the Company will not have the right to terminate the merger agreement pursuant to the merger agreement as described in this paragraph if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•

if (1) the marketing period has ended and the conditions to the Apollo Parties’ obligation to effect the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger) are satisfied, (2) the Company has confirmed by written notice to Parent after the end of the marketing period that all of the conditions to the Company’s obligation to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger) or that it is willing to waive any unsatisfied conditions and (3) the Apollo Parties fail to consummate the merger within three business days after the delivery of such notice and the Company stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement through the end of that three business day period.

Parent may terminate the merger agreement:

•

prior to the special meeting, if the Board (1) has made an adverse recommendation change or change of recommendation or (2) has failed to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as reasonably practicable (but in any event within three business days after receipt of any written request to do so from Parent) at any time following the public disclosure or announcement by a holder of five percent or more of the Company’s common stock of opposition to the transactions contemplated by the merger agreement (provided, that the Company will be required to reaffirm its approval or recommendation of the merger agreement and the merger once per five percent holder of the Company’s common stock), except, with respect to a failure to reaffirm in connection with the public disclosure or announcement of opposition by a holder of five percent or more of the Company’s common stock, in the event the Board has received a takeover proposal, in which case Parent will not have the right to terminate the merger agreement so long as the Board makes a statement to the effect that it is reviewing or considering the takeover proposal within three business days after receipt of Parent’s written request for reaffirmation; or

•

in the event of a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of any condition to the Apollo Parties’ obligation to effect the merger and (2) which is not cured within the earlier of (A) December 31, 2013 and (B) 30 days following written notice to the Company; provided, that Parent must have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the December 31, 2013), stating Parent’s intention to terminate the merger agreement and the basis for such termination; provided, further, that Parent will not have the right to terminate the merger agreement pursuant to the merger agreement as described in this paragraph if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

A terminating party must provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of the merger agreement is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in the merger agreement for any such termination.

Effect of Termination

The Company is required to pay Parent a termination fee of $50,000,000 in the event that the merger agreement is terminated by:

•	Parent, prior to the special meeting, after the Board has made an adverse recommendation change or a change of recommendation;

•

Parent, prior to the special meeting, after the Board fails to reaffirm its approval or recommendation of the merger and the merger agreement as promptly as reasonably practicable (but no later than three business days after the receipt of any written request to do so from Parent) at any time after a holder of five percent or more of the Company’s common stock discloses or announces their opposition to the transaction (subject to the exceptions noted above under the description of Parent’s right to terminate in the “— Termination” section above);

•	the Company, prior to the adoption of the merger agreement by the Company’s stockholders, in order to concurrently enter into an acquisition agreement with respect to a superior proposal; or

•

either Parent or the Company (1) if the merger has not been consummated on or before December 31, 2013 or (2) because the special meeting (including any adjournments or postponements) has concluded, the Company stockholders have voted and the required stockholder vote has not been obtained, and both of the following conditions are also satisfied:

•	any person publicly announces a takeover proposal which is not withdrawn; and

•

at any time on or prior to the first anniversary of the termination of the merger agreement the Company or any of its subsidiaries consummates a transaction with respect to the takeover proposal or the transactions contemplated by the takeover proposal are consummated (provided that for the purposes of this bullet, references to 15% in the definition of “takeover proposal” are deemed references to 50%).

In the event the termination fee becomes due, the Company will pay Parent the termination fee in cash by wire transfer (to an account designated by Parent) in immediately available funds. Payment of the termination fee will constitute liquidated damages, and from and after termination as described above, the Company will have no further liability of any kind for any reason in connection with the merger agreement except in the event of a knowing breach or a deliberate breach of the merger agreement. In no event will Parent be entitled to the termination fee on more than one occasion.

Parent is required to pay the Company a termination fee of $112,500,000 in the event that the merger agreement is terminated and (1) the marketing period has ended and the conditions to the Apollo Parties’ obligation to effect the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger) are satisfied, (2) the Company has confirmed by written notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger) or that it is willing to waive any unsatisfied conditions, and (3) the Apollo Parties failed to consummate the merger within three business days after delivery of such notice and the Company was ready, willing and able to consummate the merger and the transactions contemplated by the merger agreement.

If Parent is required to pay the termination fee to the Company, on the third business day following termination of the merger agreement, the Company may deliver a draw notice under the letter of credit for payment of the termination fee in the event the Apollo Parties have not already made payment of the termination fee as required by the merger agreement. The Company has agreed that, within three business days following the first to occur of (1) the receipt by the Company of the termination fee, (2) the termination of the merger agreement under circumstances in which the termination fee is not payable and (3) the closing of the merger, the Company will return the letter of credit to the issuing bank accompanied by a notice requesting cancellation thereof in such form as may reasonably be requested by the issuing bank (with a copy to the Apollo Parties).

The Company’s receipt of a $112,500,000 termination fee from Parent will be the sole and exclusive remedy of the Company, the subsidiaries of the Company, the holders of the Company’s common stock and any of their affiliates (1) subject, solely with respect to Merger Sub, Dutch Holdco and Parent, to the right to specific performance set forth below or to the extent of any damages finally adjudicated to result from a knowing breach or a deliberate breach of the merger agreement or the financing documents by the Apollo Parties or any of their affiliates, against Parent, Dutch Holdco, Merger Sub and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of Parent, Dutch Holdco and Merger Sub, which we refer to collectively as the parent entities, and (2) against any financing source and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of any financing source or any of their respective assets, which we refer to collectively as the financing source parties, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the merger to be consummated, and upon payment of such amount, none of the parent entities or the financing source parties will have any further liability or obligation relating to or arising out of the merger agreement or the merger or the transactions contemplated by the merger agreement. Neither the Company nor any of its affiliates may assert in any action, and each has irrevocably waived, any assertion or claim that the provisions limiting the liability of the parent entities in the merger agreement are illegal, invalid or unenforceable in whole or in part. Under no circumstances will the Company be entitled to monetary damages under the merger agreement from any financing source or financing source party or parent entity other than the Apollo Parties.

Each of the parties agreed that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind against the financing sources or the financing source parties in any way relating to the merger agreement or any of the transactions contemplated by the merger agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Amendment and Waivers

Subject to applicable law and the rules and regulations of the NYSE, and in accordance with the immediately following sentence, the merger agreement may be amended by the parties by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the closing date of the merger, whether before or after adoption of the merger agreement by the stockholders of the Company and Merger Sub. The merger agreement may not be amended except by an instrument in writing signed by the parties. At any time prior to the effective time of the merger, any party may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties by the other party in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions in the merger agreement. Any such extension or waiver will be valid only if in writing signed by the party or parties to be bound thereby.

However, no amendment, waiver or other modification may be made to certain sections of the merger agreement that would be adverse to the financing source parties without the consent of the financing source parties, which consent cannot be unreasonably withheld, delayed or conditioned.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware without reference to that state’s principles of choice of law or conflicts of law.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that any provision of the merger agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. The parties have agreed that the Company will not be entitled to an injunction requiring Parent, Dutch Holdco or Merger Sub to consummate the merger under the merger agreement or cause the financing to be funded, except that the Company may seek specific performance of the Apollo Parties’ obligations to consummate the merger if and only in the event that (1) all of the conditions to the Apollo Parties’ obligation to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger but which conditions, at the time that the Company seeks such specific performance, are capable of being satisfied if the closing were to occur at such time), (2) the financing related to the facility agreement, dated as of June 12, 2013 among Standard Chartered Bank, Apollo, Parent and Apollo Tyres Coöperatief U.A., which we refer to as the Mauritius Financing, has been drawn down and funded or will be drawn down and funded at the closing of the merger if the committed financing is funded at the closing of the merger and (3) the committed financing (or, if alternative financing is being used, financing pursuant to the commitments with respect thereto) has been funded or will be funded at the closing if the Mauritius Financing is funded at the closing of the merger.

Under no circumstance will the Company be permitted or entitled to receive both a grant of specific performance to cause the financing to be funded and the merger to be consummated that results in the closing of the merger pursuant to the merger agreement as described in the foregoing sentence and payment of a $112,500,000 termination fee. Furthermore, except to the extent of any damages finally adjudicated to result from a knowing breach or a deliberate breach of the merger agreement by the Company or the Apollo Parties, under no circumstances will the Company be entitled to monetary damages in excess of a $112,500,000 termination fee, and under no circumstances will Parent be entitled to monetary damages in excess of a $50,000,000 termination fee. Subject to the foregoing the Apollo Parties have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the merger agreement by any of the Apollo Parties, and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Apollo Parties under the merger agreement. The parties to the merger agreement have further agreed that (x) by seeking the remedies described in this “— Specific Performance” section, a party will not in any respect waive its right to seek any other form of relief that may be available to a party under the merger agreement, the confidentiality agreement or the financing documents (including monetary damages) in the event that the merger agreement has been terminated or in the event that the remedies described in this “— Specific Performance” section are not available or otherwise are not granted, and (y) none of the provisions of the merger agreement will require any party to the merger agreement to institute any proceeding for (or limit any party’s right to institute any action for) specific performance under the merger agreement prior or as a condition to exercising any termination right under the terms of the merger agreement (and pursuing damages after such termination), nor will the commencement of any action seeking specific performance pursuant to the provisions of the merger agreement restrict or limit any party’s right to terminate the merger agreement in accordance with the terms of the merger agreement or pursue any other remedies that may be available.

MARKET PRICE OF COOPER TIRE COMMON STOCK

Cooper Tire common stock is listed on the NYSE under the symbol “CTB”. The following table sets forth on a per share basis the low and high closing sale prices of Cooper Tire common stock as reported on the NYSE composite transactions reporting system.

	Low	High	Dividends
Fiscal year ended December 31, 2013
Third Quarter (through August 29, 2013)	$31.00	$33.89	$0.105	*
Second Quarter	23.04	34.79	0.105
First Quarter	24.09	28.24	0.105
Fiscal year ended December 31, 2012
Fourth Quarter	18.38	25.65	0.105
Third Quarter	15.74	23.40	0.105
Second Quarter	13.82	17.99	0.105
First Quarter	13.89	17.99	0.105
Fiscal year ended December 31, 2011
Fourth Quarter	9.64	15.00	0.105
Third Quarter	9.86	20.92	0.105
Second Quarter	18.57	27.73	0.105
First Quarter	21.68	26.23	0.105

*	The third quarter 2013 dividend is payable September 30, 2013 to stockholders of record on the close of business September 5, 2013.

The closing price of Cooper Tire common stock on the NYSE on June 11, 2013, the last trading day prior to the public announcement of the execution of the merger agreement was $24.56 per share. The closing price of Cooper Tire common stock on the NYSE on August 29, 2013, the most recent practicable date prior to the date of this proxy statement, was $31.02 per share. As of the close of business on August 29, 2013, Cooper Tire had 65,276,214 shares of Cooper Tire common stock issued and outstanding. A number of Cooper Tire common stockholders have their shares in street name; therefore, Cooper Tire believes that there are substantially more beneficial owners of Cooper Tire common stock. You are encouraged to obtain current market prices of Cooper Tire common stock in connection with voting your shares of Cooper Tire common stock.

Cooper Tire pays quarterly cash dividends to holders of record of Cooper Tire common stock. The merger agreement permits Cooper Tire, and Cooper Tire expects until the effective time of the merger, to continue to declare and pay regular quarterly cash dividends of $0.105 per share of Cooper Tire common stock with record dates and payment dates that are substantially consistent with Cooper Tire’s past practice, but future cash dividends within these parameters, if any, will be at the discretion of the Board and can be changed or discontinued at any time. Dividend determinations (including the size of the quarterly dividends) will depend on, among other things, Cooper Tire’s future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors as the Board may deem relevant.

COOPER TIRE COMMON STOCK OWNERSHIP

Beneficial Ownership of Shares

The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owners of more than 5% of the Company’s common stock as of August 30, 2013 (except as noted below).

The table does not include information regarding shares held of record, but not beneficially, by Delaware Charter Guarantee & Trust Company dba Principal Trust Company, the trustee of the Cooper Spectrum Investment Savings Plan and other defined contribution plans, sponsored by the Company or a subsidiary of the Company. As of December 31, 2012, those plans held 2,845,980 shares, or 4.51% of the Company’s outstanding common stock. The trustee, in its fiduciary capacity, has no investment powers and will vote the shares held in the plans in accordance with the instructions provided by the plan participants. If no such instructions are received, the provisions of the plans direct the trustee to vote such participant shares in the same manner in which the trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. (1)	3,807,591	5.83%
Common Stock	Morgan Stanley (2)	3,263,731	5.00%
Common Stock	The Vanguard Group (3)	3,987,400	6.11%

(1)	BlackRock, Inc. filed a Schedule 13G with the SEC on January 30, 2013, indicating that as of December 31, 2012, BlackRock, Inc. had sole voting power with respect to 3,807,591 shares and sole dispositive power with respect to 3,807,591 shares. BlackRock, Inc. has indicated that it is a parent holding company. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(2)	Morgan Stanley filed a Schedule 13G with the SEC on August 19, 2013, indicating that as of August 12, 2013, Morgan Stanley had sole voting power with respect to 3,252,134 shares, shared voting power with respect to 9,510 shares and sole dispositive power with respect to 3,263,731 shares. Morgan Stanley has indicated that it is a corporation and a holding corporation. The address of Morgan Stanley is 1585 Broadway, New York, New York 10036.
(3)	The Vanguard Group filed a Schedule 13G with the SEC on February 12, 2013, indicating that as of December 31, 2012, The Vanguard Group had sole voting power with respect to 91,172 shares, sole dispositive power with respect to 3,899,828 shares and shared dispositive power with respect to 87,572 shares. The Vanguard Group has indicated that it is an investment advisor. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Security Ownership of Directors and Named Executive Officers

The information that follows is furnished as of August 30, 2013, to indicate beneficial ownership by executive officers and directors of the Company as a group and each named executive officer and director of the Company, individually, of our common stock in accordance with Rule 13d-3 under the Exchange Act, as well as ownership of certain other Company securities and ownership of our common stock plus certain other Company securities:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class	Ownership of Other Securities		Ownership of Common Stock and Other Securities		Percent of Class
Roy V. Armes	523,614	(2)	*	162,070	(4)(5)	685,684	(2)(4)(5)	1.05%
Thomas P. Capo	0		*	60,997	(3)	60,997	(3)	*
Steven M. Chapman	2,631	(2)	*	78,744	(3)	81,375	(2)(3)	*
Brenda S. Harmon	71,754	(2)	*	19,839	(4)(5)	91,593	(2)(4)(5)	*
John J. Holland	7,748	(2)	*	87,546	(3)	95,294	(2)(3)	*
Bradley E. Hughes	114,127	(2)	*	35,630	(4)(5)	149,757	(2)(4)(5)	*
John F. Meier	8,684	(2)	*	75,807	(3)	84,491	(2)(3)	*
Harold C. Miller	57,119	(2)	*	16,388	(4)(5)	73,507	(2)(4)(5)	*
Cynthia A. Niekamp	5,000		*	10,975	(3)	15,975	(3)	*
Christopher E. Ostrander	51,667	(2)	*	50,750	(4)(5)	102,417	(2)(4)(5)	*
John H. Shuey	7,748	(2)	*	51,968	(3)	59,716	(2)(3)	*
Richard J. Wambold	7,748	(2)	*	92,863	(3)	100,611	(2)(3)	*
Robert D. Welding	0		*	51,905	(3)	51,905	(3)	*
All executive officers and directors of the Company as a group (14 persons)	886,451	(2)	1.36%	819,852	(3)(4)(5)	1,706,303	(1)(2)(3)(4)(5)	2.61%

*	Less than 1%
(1)	Includes 435,179 shares obtainable on exercise of stock options within 60 days following June 30, 2013, which options have not been exercised; 397 shares held in the Company’s Spectrum Investment Savings Plan for the account of the executive officers of the Company; 166,917 restricted stock units of which the holders have neither voting nor investment power; 510,805 phantom stock units of which the holders have neither voting nor investment power; and 142,130 notionally earned performance-based stock units of which the holders have neither voting nor investment power. Of the remaining shares, none are subject to shared voting and investment power, and 450,875 are subject to the sole voting and investment power of the holders thereof.
(2)	Includes shares obtainable on exercise of stock options within 60 days following June 30, 2013, which options have not been exercised, as follows: Roy V. Armes — 246,554; Steven M. Chapman — 2,631; Brenda S. Harmon — 42,500; John J. Holland — 5,748; Bradley E. Hughes — 49,267; John F. Meier — 5,748; Harold C. Miller — 24,834; Christopher E. Ostrander — 26,667; John H. Shuey — 5,748; and Richard L. Wambold — 5,748.
(3)	Pursuant to the Amended and Restated 1998 Non-Employee Directors Compensation Deferral Plan, the following Directors have been credited with the following number of phantom stock units as of June 30, 2013: Thomas P. Capo — 60,997; Steven M. Chapman — 78,744 John J. Holland — 87,546; John F. Meier — 75,807; Cynthia A. Niekamp – 10,975; John H. Shuey — 51,968; Richard L. Wambold — 92,863; and Robert D. Welding — 51,905. The holders do not have voting or investment power over these phantom stock units.
(4)

Includes the following number of restricted stock units for each of the following executive officers: Roy V. Armes — 86,299; Brenda S. Harmon — 6,753; Bradley E. Hughes — 20,249; Harold C. Miller — 3,390; and Christopher E. Ostrander — 37,028. The holders do not have voting or investment power over these restricted stock units. The agreements pursuant to which the restricted stock units were granted provide for accrual of dividend equivalents and deferral of the receipt of the underlying shares until a date selected by the executive at the time of the grant. At that time, an executive’s restricted stock unit account will be settled through delivery to the executive on the date selected of a number of shares of our common stock corresponding to the number of restricted stock units awarded to the executive, plus shares representing the value of dividend equivalents.
(5)	Includes the number of performance-based stock units that were notionally earned by each of the following executive officers for 2012 net income and operating cash flow performance: Roy V. Armes — 75,771; Brenda S. Harmon — 13,086; Bradley E. Hughes — 15,381; Harold C. Miller — 12,998; and Christopher E. Ostrander – 13,722.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2014

Cooper Tire does not currently expect to hold an annual meeting of stockholders in 2014 because Cooper Tire will not have publicly traded stock after the merger is consummated. If the merger is not consummated, set forth below is information relevant to Cooper Tire’s 2014 Annual Meeting of stockholders.

Any stockholder who intends to present a proposal at the Annual Meeting in 2014 and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that Annual Meeting must deliver the proposal to the Secretary of the Company, at the Company’s principal executive offices, so that it is received no later than November 26, 2013. In addition, if a stockholder intends to present a proposal at the Company’s 2014 Annual Meeting without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or between December 26, 2013 and January 25, 2014, in accordance with our by-laws, proxies solicited by the Board for the 2014 Annual Meeting will confer discretionary authority to vote on the proposal if presented at the Annual Meeting.

The Nominating and Governance Committee of the Board will consider candidates for Board membership proposed by our stockholders or other parties. Any recommendation must be in writing, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Nominating and Governance Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840. As of the date of this proxy statement, we have not received any director nominee recommendations from any stockholders.

HOUSEHOLDING INFORMATION

Only one Notice of Internet Availability of Proxy Materials and proxy statement is being delivered to multiple stockholders sharing an address unless the Company received contrary instructions from one or more of the stockholders. If a stockholder at a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials and proxy statement were delivered wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials or proxy statement, he or she should contact the Company’s Secretary at 701 Lima Avenue, Findlay, Ohio 45840 or (419) 423-1321. The stockholder will be delivered, without charge, a separate copy of the Notice of Internet Availability of Proxy Materials or proxy statement promptly upon request. If stockholders at a shared address currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials and proxy statement wish to receive only a single copy of these documents, they should contact the Company’s Secretary in the manner provided above.

SOLICITATION

The solicitation of proxies is being made by the Company, and the Company will bear the cost of the solicitation. The Company has retained Georgeson, to aid in the solicitation of proxies, at an anticipated cost to the Company of approximately $10,000, plus expenses. The Company also will reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company’s stock. In addition to the solicitation by use of the mails, solicitations may be made by telephone, facsimile or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may by telephone, facsimile or personally, request the return of proxies.

Please mark, execute and return the accompanying proxy, or vote by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the Special Meeting. For information on how to obtain directions to be able to attend the Special Meeting and vote in person, please contact the Company’s Secretary at 701 Lima Avenue, Findlay, Ohio 45840 or (419) 429-6710.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a Web site that contains reports, proxy statements and other information about issuers like Cooper Tire who file electronically with the SEC. The address of that site is http://www.sec.gov. Cooper Tire SEC filings are also available, free of charge, on our website, at http://coopertire.com/Investors/SEC-Filings.aspx.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 30, 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date or such earlier date as may be indicated in this proxy statement. This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make such proxy solicitation in that jurisdiction.

We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this proxy statement. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Securities and Exchange Commission Filings

Commission File Number 1- 04329	Period
Annual Report on Form 10-K	Year ended December 31, 2012 (filed on February 25, 2013)
Definitive Proxy Statement	For annual meeting on May 10, 2013 (filed on March 26, 2013)
Quarterly Report on Form 10-Q	Quarters ended March 31, 2013 (filed on May 9, 2013) and June 30, 2013 (filed on August 9, 2013)
Current Reports on Form 8-K	Filed on May 13, 2013, June 12, 2013, June 24, 2013 and July 24, 2013

Notwithstanding the foregoing, information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

YOU MAY OBTAIN COPIES OF THE DOCUMENTS THE COMPANY FILES WITH THE SEC, AS FILED WITH THE SEC, FREE OF CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT 701 LIMA AVENUE, FINDLAY, OHIO 45840, ATTENTION: SECRETARY OR CALL (419) 429-6710.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

APOLLO (MAURITIUS) HOLDINGS PVT. LTD.,

APOLLO TYRES B.V.,

APOLLO ACQUISITION CORP.

and

COOPER TIRE & RUBBER COMPANY

dated as of

June 12, 2013

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 12, 2013, by and among Apollo (Mauritius) Holdings Pvt. Ltd., a company organized under the Laws of the Republic of Mauritius (“Parent”), Apollo Tyres B.V., a company organized under the Laws of The Netherlands and a wholly owned Subsidiary of Parent (“Dutch Holdco”), Apollo Acquisition Corp., a corporation organized under the Laws of Delaware and a wholly owned Subsidiary of Dutch Holdco (“Merger Sub”, together with Parent and Dutch Holdco, the “Parent Parties”), and Cooper Tire & Rubber Company, a corporation organized under the laws of Delaware (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of the Parent Parties and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company Common Stock (such issued and outstanding shares of the Company Common Stock, collectively, the “Shares”), other than Shares owned by Parent or any wholly owned Subsidiaries of Parent and any shares of Company Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

WHEREAS, Dutch Holdco is a wholly owned Subsidiary of Parent, and owns all of the issued and outstanding stock of Apollo Vredestein B.V. (“Apollo Vredestein”) and of Merger Sub.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered or caused to be delivered to the Company the irrevocable standby letter of credit (the “Letter of Credit”) in favor of the Company pursuant to which an amount in cash in U.S. dollars equal to the amount of the Reverse Termination Fee may be drawn by the Company in accordance with the terms thereof in the event the Reverse Termination Fee becomes payable pursuant to, and in accordance with, the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the fourth Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) set forth in ARTICLE VII (the “Closing Date”), at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York New York 10004-2498, unless another date or place is agreed to in writing by the parties to this Agreement; provided that if the

Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), then, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII at such time, the Closing shall occur instead on the earlier of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (b) three (3) Business Days after the final day of the Marketing Period.

Section 1.3 Effective Time. The parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company in writing, being the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Restated Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the restated certificate of incorporation (“Restated Certificate of Incorporation”) and by-laws (“By-Laws”) of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as so amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 6.7 hereof). The certificate of incorporation of Merger Sub is set forth as Exhibit A hereto.

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Parties, the Company or the holders of Shares or securities of the Parent Parties:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be cancelled and extinguished and be converted into the right to receive $35.00 in cash, without interest, payable to the holder of each Share (the “Merger Consideration”) upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b) Each (i) Share held in the treasury of the Company, (ii) Share owned by Ultimate Parent or any direct or indirect wholly owned Subsidiary of Ultimate Parent immediately before the Effective Time, and (iii) Dissenting Share will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares subject, in the case of Dissenting Shares, to the right of the holder thereof to receive any payment under Section 2.4.

(c) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent will designate a U.S. national bank or trust company that is reasonably satisfactory to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”) the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a).

(b) (i) As soon as reasonably practicable after the Effective Time, and in any event within three (3) Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares. Until so surrendered, Certificates (other than

Shares held by Ultimate Parent or any direct or indirect wholly owned Subsidiary of Ultimate Parent and shares held in the treasury of the Company) or Book-Entry Shares will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares.

(ii) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (A) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (B) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(c) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Shares held by Ultimate Parent or any direct or indirect wholly owned Subsidiary of Ultimate Parent and shares held in the treasury of the Company) or Book-Entry Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this ARTICLE II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(d) Promptly following the date which is one year after the Effective Time, the Paying Agent will deliver to the Surviving Corporation any cash, including any interest received with respect to such cash, and any Certificates or other documents in its possession relating to the Transactions, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(e) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

(f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving

Corporation, as the case may be, the posting by such Person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in such customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate.

(g) The Paying Agent will invest all cash included in the Payment Fund as directed by Parent; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this ARTICLE II. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

Section 2.3 Treatment of Company Stock Plans.

(a) Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock set forth in such Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The Option Cash Payment shall be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event promptly (and no later than 15 Business Days) following the Effective Time.

(b) Each award of a right under any Company Stock Plan (other than awards of Options, the treatment of which is specified in Section 2.3(a)) entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of Shares (a “Share Unit”) that is outstanding or payable as of the Effective Time shall be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) (A) in the case of Share Units subject to performance-based vesting conditions which have been notionally earned by an employee for measurement periods completed prior to the Effective Time but not yet settled, the number of shares of Company Common Stock determined based on actual achievement of the applicable performance goals for such measurement periods, (B) in the case of Share Units subject to performance-based vesting conditions for a measurement period that has begun and is not complete as of the Effective Time (and which as a result have not been notionally earned by an employee prior to the Effective Time) (a “Non-Earned Share Based PSU”), the number of shares of Company Common Stock determined as if the applicable performance goals had been achieved for such measurement period at the target level of performance, prorated for the number of days between the commencement of the applicable measurement period and the Effective Time as compared to the number of days in the entire measurement period, and (C) in the case of Share Units not subject to performance-based vesting conditions, the total number of shares of Company Common Stock underlying such Share Units, and (ii) the Merger Consideration, less any required withholding Taxes (the “Share Unit Payment”). As of the Effective Time each holder of a Share Unit shall cease to have any rights with respect thereto, except (I) the right to receive the Share Unit Payment and (II) as described in Section 6.9(c) of the Company Disclosure Letter. The Share Unit Payment shall be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event promptly (and no later than 15 Business Days) following the Effective Time; provided, however, in the event that making such payment at such time would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Share Unit, the payment shall instead be made at the time specified in the applicable Company Stock Plan and related award or other applicable document.

(c) All account balances (whether or not vested) under any Company Plan (other than awards under a Company Stock Plan the treatment of which is specified in Section 2.3(a) or (b)) that provides for the deferral of compensation and represents amounts notionally invested in a number of shares of Company Common Stock or otherwise provides for distributions or benefits that are calculated based on the value of a Share (collectively, the “Deferred Compensation Plans”), shall be adjusted and converted into a right of the holder to have allocated to the holder’s account under any such Deferred Compensation Plan an amount denominated in cash equal to the product of (i) the number of shares of Company Common Stock previously deemed invested under or otherwise referenced by such account and (ii) the Merger Consideration, less any required withholding Taxes (the “Deferred Payment”), and shall cease to represent a right to receive a number of shares of Company Common Stock or cash equal to or based on the value of a number of Shares. The Deferred Payment shall be made at the time specified in the applicable Deferred Compensation Plan and related plan documents.

(d) Prior to the Effective Time, the Company shall take all such lawful actions as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3.

Section 2.4 Dissenters’ Rights. Shares that have not been voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws such demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws such demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share and will be converted as of the Effective Time into and represent the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the company relating to stockholders’ rights of appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the letter in agreed form from the Company, dated the date hereof, addressed to the Parent Parties (the “Company Disclosure Letter”) or in the Company SEC Documents (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature) filed or furnished since January 1, 2011, and publicly available prior to the date of this Agreement where the applicability of the disclosure in such Company SEC Document to the representation and warranty is reasonably apparent on its face (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter only to the extent that the relevance of such item to such section or subsection is reasonably apparent on its face), the Company represents and warrants to the Parent Parties as follows:

Section 3.1 Organization.

(a) Each of the Company, its Subsidiaries and its Joint Ventures is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Each of the Company, its Subsidiaries and its Joint Ventures is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the Company’s, its material Subsidiaries’ and its Joint Ventures’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so provided is in full force and effect.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation by it of the Transactions, except that the consummation of the Merger requires the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the Parent Parties, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “General Enforceability Exceptions”).

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon to adopt this Agreement (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

(c) The Company Board has (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (iii) resolved to recommend to the Company’s stockholders that they adopt this Agreement (such recommendation, the “Company Recommendation”) and direct that such matter be submitted for consideration of the Company’s stockholders at the Special Meeting (as defined in Section 6.2(a)).

Section 3.3 Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement, the Proxy Statement and any related filings under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) the Stockholder Approval and (iv) filings, permits, clearances, authorizations, consents, orders and approvals as may be required under (A) Sections 13 and 16 of the Exchange Act, (B) the Securities Act to deregister the Company’s securities that are registered under the Exchange Act, (C) the rules and regulations of the New York Stock Exchange (“NYSE”) and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency, governmental or regulatory committee or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other filings, clearances, authorizations, consents, orders, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company’s Restated Certificate of Incorporation or its By-Laws or any of the similar organizational documents of any of its Subsidiaries or any of its Joint Ventures or (ii) assuming that the consents, approvals, filings, declarations and registrations referred to in Section 3.3(a) are duly obtained or made, (x) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets in a material respect, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, or any permit or similar authorization held by the Company or any of its Subsidiaries, except, in the case of clause (ii)(y) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) None of the Company, any of its Subsidiaries or any of its Joint Ventures are creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 15% of the consolidated gross assets of the Company and its consolidated Subsidiaries (excluding cash and cash equivalents).

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock, par value $1.00 per share (the “Company Preferred Stock”), and 300,000,000 shares of Common Stock, par value $1.00 per share (the “Company Common Stock”). As of June 7, 2013, (i) no shares of Company Preferred Stock are issued and outstanding, (ii) 63,345,160 shares of Company Common Stock are issued and outstanding, (iii) 24,505,132 shares of Company Common Stock are held in the treasury of the Company, (iv) 1,767,775 shares of Company Common Stock are reserved for issuance under the Company Stock Plans in respect of future awards, (v) 1,741,437 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options at a weighted average exercise price of $19.08, (vi) 183,301 shares of Company Common Stock are reserved for issuance under restricted stock units under the Company Stock Plans, (vii) 827,208 shares of Company Common Stock are reserved for issuance under performance units under the Company Stock Plans, and (viii) 0 shares of Company Common Stock are reserved for issuance under the Deferred Compensation Plans. All of the Shares are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options, or with respect to Share Units or pursuant to the Deferred Compensation Plans will be, when issued in accordance with the terms of the Options, or the Share Units or the Deferred Compensation Plans, duly authorized, validly issued, fully paid and non-assessable. Section 3.4(a) of the Company Disclosure Letter contains a correct and complete list of Rights outstanding as of the date hereof under the Company Stock Plans, including the number of Shares and, where applicable, exercise price and vesting schedule, including whether (and to what extent) the vesting will be accelerated by the execution of this Agreement or consummation of the Merger. Except as set forth in this Section 3.4(a) and in Section 3.4(a) of the Company Disclosure Letter, and for changes resulting from the exercise of Options outstanding as of the date hereof, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company, any of its Subsidiaries or any of its Joint Ventures to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company, any of its Subsidiaries or any of its Joint Ventures or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company, any of its Subsidiaries or any of its Joint Ventures to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) outstanding Contractual obligations of the Company, any of its Subsidiaries or any of its Joint Ventures to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company, any of its Subsidiaries or any of its Joint Ventures or (iv) issued or outstanding performance awards, units, rights to receive shares of Company Common Stock on a deferred basis, or rights to purchase or receive Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). The Company and its Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company owns any Shares.

(b) The Rights granted under a Company Stock Plan (i) were approved by the Company Board or a duly authorized committee or subcommittee thereof and were granted in compliance with all applicable Laws and the terms and conditions of the Company Stock Plan pursuant to which it was issued in all material respects and (ii) have exercise prices per share of Company Common Stock equal to or greater than the fair market value of a Share on the date of the grant.

(c) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries (other than non-wholly owned Subsidiaries, in which case only to the extent such shares of capital stock or other Rights of such Joint Ventures as set forth on Section 3.4 of the Company Disclosure Letter) are owned beneficially or of record by the Company, directly or indirectly, and all such shares and Rights have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of any Encumbrances. Section 3.4 of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and Joint Ventures and the ownership interest of the Company in each such Subsidiary and Joint Venture and, to the Knowledge of the Company, the ownership interest of any other Person or Persons in each such Subsidiary or Joint Venture and (y) the Company’s, its Subsidiaries’ or Joint Ventures’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities held for investment by the Company or any of its Subsidiaries or its Joint Ventures and consisting of less than 5% of the outstanding capital stock or other equity interest of such Person. The Company does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by Parent under the HSR Act in order to consummate the Merger and the other transactions contemplated by this Agreement.

(d) There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2011 (the “Applicable Date”), under the Exchange Act or the Securities Act (collectively, together with any such form, report, schedule, statement or other document required to be filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”). As of its respective date or, if amended, as of the date of the last such amendment, each Company SEC Document (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2012, has been, required to file any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with the applicable accounting standards and with the published rules and regulations of the SEC, the Exchange Act and the Securities Act with respect to such requirements, (iii) has been prepared in accordance with the United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and limitations on footnote disclosure as contemplated by Article X of Regulation S-X), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Company Financial Statements.

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid having any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries reflected or disclosed in the Company’s or such Subsidiary’s financial statements or other Company SEC Documents.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and

Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weakness in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed to the Parent Parties prior to the date of this Agreement. Since the Applicable Date, neither the Company nor its Subsidiaries has received any credible written (or to the Knowledge of the Company, oral) complaint, allegation, assertion or claim of any material improper activity regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls.

Section 3.6 Absence of Certain Changes. Since December 31, 2012, except as otherwise required or contemplated by this Agreement, the Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects. Since December 31, 2012, through the date of this Agreement, (a) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries has taken any of the actions described in Section 5.1(a)(ii)(A), Section 5.1(a)(ii)(C), Section 5.1(a)(ii)(D), Section 5.1(a)(iii)(A), Section 5.1(a)(iii)(B), Section 5.1(a)(iii)(C), Section 5.1(a)(iii)(D), Section 5.1(a)(vii), Section 5.1(a)(viii)(C) or Section 5.1(a)(x).

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or disclosed in the notes thereto, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with the Transactions, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012 and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Compliance with Laws and Orders.

(a) The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of its Joint Ventures is and, since the Applicable Date, has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of its Joint Ventures is in compliance with the terms of the Company Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Affiliates, Joint Ventures or any of each of their respective directors, officers, employees, Joint Venture partners or agents acting in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by OFAC. The Company, its Subsidiaries, and to the Knowledge of the Company, its Affiliates, Joint Ventures and each of their respective directors, officers, employees, Joint Venture partners and agents acting in such capacity have complied in all material respects with all applicable anti-corruption and anti-bribery Laws with respect to the Company, including the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1 et seq.). The Company, its Subsidiaries and, to the Knowledge of the Company, its Affiliates and Joint Ventures have instituted and maintain policies and procedures adopted by the Company in good faith and that, in the opinion of the Company, provide reasonable assurances of continued compliance with any such anti-bribery, anti-corruption, anti-money laundering and anti-terrorism Laws. The Company has made available to the Parent Parties all material policies and procedures of the Company and its Subsidiaries relating to anti-bribery and anti-corruption.

Section 3.9 Material Contracts.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) Contract (other than this Agreement) that would be required to be filed by the Company as an exhibit to any Company SEC Documents;

(ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness (including deferred purchase price of property and capital leases) in excess of $2.5 million individually and $10 million in the aggregate;

(iii) Contract that is a Company Labor Agreement;

(iv) Contract containing covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation would not reasonably be expected to exceed a maximum of $2.5 million (other than Contracts related to the sale of Company Products, ordinary course employment Contracts with non-executive employees or Contracts relating to a director’s or officer’s service as such with the Company);

(v) Contract that is a material sole source supply Contract or material original equipment manufacturer Contract or material private label Contract;

(vi) Contract that contains a put, call, right of first refusal, lock-up or other provision pursuant to which the Company or any of its Subsidiaries would be required to acquire or dispose of, or would be restricted from acquiring or disposing of, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $2.5 million (for the avoidance of doubt, this clause (vi) shall not be deemed to include any purchase orders entered into the ordinary course of business pursuant to which the Company purchases raw materials or utilities);

(vii) settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries in any such case, which is material to the Company and its Subsidiaries, taken as a whole;

(viii) Contract (other than this Agreement) providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries;

(ix) Contract (other than this Agreement, purchase orders entered into in the ordinary course of business or agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) that resulted in aggregate payments to or from the Company or any of its wholly owned Subsidiaries for more than $2.5 million in calendar year 2012, or that to the Company’s Knowledge would reasonably be expected to result in aggregate payments to or from the Company or any of its wholly owned Subsidiaries for more than $5 million in calendar year 2013;

(x) Contract that is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, other than with respect to any directly or indirectly wholly owned Subsidiary of the Company (each, a “Joint Venture”);

(xi) Contract that grants “most favored nation” status in respect of any matter that is reasonably likely to be material to the Company;

(xii) Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any 5% Holder of the Company or their immediate family members, on the other hand (other than employment Contracts, indemnification Contracts and other Contracts relating to a director’s or officer’s service as such with the Company);

(xiii) Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is, to the Knowledge of the Company (after inquiry of certain senior members of the legal department), is a Governmental Entity;

(xiv) Contract pursuant to which (A) the Company, any of its Subsidiaries or any of its Joint Ventures grants to any third party any license, release, covenant not to sue or similar right with respect to any material Owned Intellectual Property or (B) the Company, any of its Subsidiaries or any of its Joint Ventures receives a license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by a third party (other than generally commercially available software in object code form); or

(xv) Contract that contains any provision expressly requiring the Company or any of its Subsidiaries to purchase or sell any material goods or services exclusively to or from another Person or that otherwise purports to limit either (x) the type of business in which the Company or its Subsidiaries may engage, (y) the manner or locations in which any of them may so engage in any business or (z) the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, in each case, in any material respect.

Any such Contract described in clauses (i)-(xv) is a “Material Contract.”

(b) A true and correct copy of each Material Contract has previously been made available to Parent (except with such redactions as may be clearly marked on such copy) and each Material Contract is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, subject to the General Enforceability Exceptions, and is in full force and effect in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) the Company and its Subsidiaries have performed all material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder and (iii) neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.

Section 3.10 Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of a Parent Party specifically for inclusion in the Proxy Statement.

Section 3.11 Litigation.

(a) As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of its Joint Ventures that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Company, any of its Subsidiaries or any of its Joint Ventures is party to, is subject to or is in default under the provisions of any Order, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Employee Compensation and Benefit Plans; ERISA.

(a) As used herein, the term “Company Plan” shall mean each material employee benefit plan (including but not limited to “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “voluntary employees’ beneficiary associations” under Section 501(c)(9) of the Code (each, a “VEBA”) and each other material equity incentive, compensation, severance, employment, change-in-control, termination, retention, fringe benefit, bonus, incentive, stock option, stock purchase, stock appreciation right, stock-based, savings, retirement, deferred compensation, health and welfare, or other benefit plan, agreement, program, policy or Contract, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), under which (i) any current or former employee, officer, director, contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability. With respect to each material Company Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (1) all documents embodying such Company Plan, including (without limitation) all amendments thereto and all related trust documents, insurance contracts or other funding vehicles, (2) written descriptions of any Company Plans that are not set forth in a written document, (3) the most recent summary plan description for each applicable Company Plan, together with the summary or summaries of material modifications thereto, (4) the two most recent annual actuarial valuations, (5) the most recent determination or opinion letter issued by the IRS with respect to any Company Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter and (6) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(b) Each Company Plan complies in all material respects with all applicable Laws, including ERISA and the Code. All contributions required to be made under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement. No Company Plan is in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

(c) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination. Any VEBA, which provides benefits under a Company Plan, has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.

(d) No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any material direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502 of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B or 4980F of the Code. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Plan or will be required to be filed in connection with the transactions contemplated by this Agreement, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(e) No Company Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is a single-employer plan (a “Pension Plan”) had a “funding shortfall” within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA as of January 1, 2012, and there has been no material adverse change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since January 1, 2012. Neither the Company nor any of its Subsidiaries participates in, nor has within the six years prior to the date of this Agreement participated in, any Multiemployer Plan. With respect to any Multiemployer Plan contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has incurred any material withdrawal liability under Title IV of ERISA which remains unsatisfied.

(f) No Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any retiree health and life benefits at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(g) (i) Each Company Plan that is maintained primarily for the benefit of Covered Employees based outside of the United States (a “Non-U.S. Plan”) has been operated in accordance and is in substantial compliance with its terms and all applicable Laws; and (ii) each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, reserves therefore have been established as required on the accounting statements of the applicable Company or Subsidiary of the Company.

(h) Neither the Company nor any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter or as expressly provided in this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to any material severance pay, material unemployment compensation or any other material payment, (ii) materially accelerate the time of payment or vesting, or materially increase the amount of compensation, due any such employee or officer, or result in any funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Plans, or (iii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or result in payments under any of the Company Plans which would not be deductible under Section 162(m) or Section 280G of the Code. The Company has made available to Parent complete copies of the Section 280G calculations prepared with respect to the individuals set forth in Section 3.12(i) of the Company Disclosure Letter in connection with the transactions contemplated by this Agreement.

Section 3.13 Labor Matters. Except as set forth in Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other material Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material Action that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike or lock-out or any material dispute, walk-out, work stoppage or slow-down involving the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date hereof there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made involving any employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all collective bargaining agreements (and any similar agreement between the Company or any of its Subsidiaries, on the one hand, and a union or similar group bargaining unit of employees, on the other hand, regulating the terms and conditions of such employees in the workplace) and material labor agreements or other material Contracts with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other Transactions will not entitle any third party (including any labor union or labor organization) to any material payments under any of the Company Labor Agreements. The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings and wages and hours, except as would not be material. Neither the Company nor any of its Subsidiaries is delinquent in any payments to their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its Subsidiaries in any material respect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

Section 3.14 Properties.

(a) Section 3.14(a)(i) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Owned Real Property (including the address or location and use within the businesses of the Company and its Subsidiaries) which is material to the business operations of the Company and its Subsidiaries, taken as a whole. Section 3.14(a)(ii) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Leases, including the address or location of the subject Leased Real Property, that are material to the business operations of the Company and its Subsidiaries, taken as a whole. True, complete and accurate copies of all Leases set forth on Section 3.14(a)(ii) of the Company Disclosure Letter and documents evidencing Owned Real Property set forth on Section 3.14(a)(i) of the Company Disclosure Letter have been made available to Parent.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Owned Real Property and Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to Contracts with respect to such real property entered in the ordinary course of business. Other than as listed in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a lessor or grantor under any material lease or other instrument granting to any other Person any material right to the possession, lease, occupancy or enjoyment of any material Owned Real Property or material Leased Real Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and (ii) there is no default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened (x) condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property or (y) Actions to change the zoning classification, variance, special use, or other applicable land use Law of any portion or all of the Owned Real Property or the Leased Real Property and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

Section 3.15 Intellectual Property.

(a) The Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures own or have the right to use all material Intellectual Property and material IT Assets required to operate their businesses as presently conducted in all material respects, and neither the Merger nor the consummation of the other Transactions will materially impair or otherwise adversely affect any such rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, all Owned Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or Contract adversely affecting or that could reasonably be expected to adversely affect the Company’s, its Subsidiaries’ or its Joint Ventures’ use of, or their rights to, the Owned Intellectual Property, (ii) the Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures have used commercially reasonable business practices to preserve and maintain each item of Registered Owned Intellectual Property in full force and effect, and (iii) the Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures solely and exclusively own all Owned Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) To the Knowledge of the Company, the products and services of, and the operation of the Company’s, its Subsidiaries’ and its Joint Ventures’ businesses as currently conducted do not violate, misappropriate or infringe upon the Intellectual Property of any other Person, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, since the Applicable Date neither the Company nor any of its Subsidiaries or its Joint Ventures have received any written notice of any actual or threatened claims (including in the form of offers or invitations to license), and as of the date hereof, there are no pending Actions alleging a violation, misappropriation or infringement of the Intellectual Property rights of any other Person by the Company, any of its Subsidiaries or any of its Joint Ventures or pertaining to or challenging the validity or enforceability of any Owned Intellectual Property (other than ongoing patent and/or trademark prosecution), except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures, have taken reasonable measures to protect and maintain the confidentiality of all Trade Secrets and confidential information that are owned or held by the Company, its Subsidiaries and Joint Ventures, as applicable, and (ii) to the Knowledge of the Company, there has been no unauthorized disclosure by the Company, any of its Subsidiaries or any of its Joint Ventures of any such Trade Secrets.

(d) To the Knowledge of the Company, the IT Assets owned, used or held for use by the Company, its Subsidiaries and its Joint Ventures operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not be material, the Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures have implemented commercially reasonable backup and disaster recovery technology.

Section 3.16 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have within the last five years complied with all applicable Environmental Laws, and possess and, since the Applicable Date, have complied with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws; (iii) the Company has not received any written notification alleging that it is liable, claim or request for information, alleging liability pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification, claim or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person; and (iv) neither the Company nor any Subsidiary is subject to any order, decree or injunction with any Governmental Entity or any indemnity in favor of any third party relating to liability or obligations concerning any Environmental Laws. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent Parties copies of all material environmental reports, assessments, studies and non-privileged memoranda in its possession relating to current or former operations of the Company and its Subsidiaries except for reports, assessments, studies and memoranda that do not disclose environmental liabilities that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or where such liabilities, if any, have already been disclosed in other documents made available to the Parent Parties.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.3, Section 3.6, Section 3.7 and this Section 3.16 constitute the sole representations and warranties in this Agreement with respect to Environmental Laws.

Section 3.17 Taxes.

(a) Except as set forth in Section 3.17 of the Company Disclosure Letter, the Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete (insofar as they relate to the Taxes shown thereon as due and owing) in all material respects.

(b) No audit or other proceeding with respect to any material Taxes due from the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or Tax sharing agreement.

(e) The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other party.

(f) There are no material Encumbrances for unpaid (or allegedly unpaid) Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(h) Since the Applicable Date, no material claim has been made by a Governmental Entity in a foreign jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i) All material transactions entered by the Company or any of its Subsidiaries since the Applicable Date have occurred on an arm’s-length basis, and all of such material transactions have satisfied applicable transfer pricing Laws in all material respects.

Section 3.18 Opinion of Financial Advisor. The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of the opinion and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company common stock is fair, from a financial point of view, to such holders. A complete and executed copy thereof has been delivered to Parent promptly following receipt thereof by the Company. It is agreed and understood that such opinion is for the information of the Company Board and may not be relied upon by Parent or Merger Sub.

Section 3.19 Brokers or Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker or financial advisor or other Person serving in a similar capacity has been engaged with respect to the Transactions by the Company or its Subsidiaries or its officers or will otherwise be entitled to any broker’s commission, financial advisory fee or finder’s fee or any other such commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions. The Company has delivered to Parent a complete and accurate copy of all Contracts pursuant to which any such broker, investment banker or financial advisor to the Company is entitled to any fees and expenses from the Company or any of its Subsidiaries in connection with the Merger or any of the Transactions.

Section 3.20 State Takeover Statutes. Assuming the representations and warranties in Section 4.4 are true and correct, the adoption and approval by the Company Board of this Agreement, the Merger and the other Transactions represents all the action necessary to render inapplicable to this Agreement, the Merger and the other Transactions, the provisions of Section 203 of the DGCL and any “moratorium”, a “fair price”, “control share acquisition” or similar anti-takeover provisions or similar laws of any jurisdiction (the “Takeover Statutes”) or similar provisions contained in the governing documents of the Company and its Subsidiaries, to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other Transactions.

Section 3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth a true, complete and accurate list of all insurance policies and surety bonds carried by or covering the Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures, which are reasonably likely to be material to the business operations of the Company and its Subsidiaries, taken as a whole. Such insurance policies are in such amounts and cover such losses and risks as, in the good faith judgment of senior management of the Company, are adequate to reasonably protect the properties and businesses of the Company and its Subsidiaries and all material premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, its Joint Ventures has received written notice of any pending or threatened cancellation with respect to any such insurance policy, and each of the Company and its Subsidiaries is in compliance in all respects with all conditions contained therein, except, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.22 Affiliate Transactions. As of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23 Product Recall. Since the Applicable Date through the date of this Agreement, the Company and its Subsidiaries have not received any material written notices or other correspondence from the National Highway Traffic Safety Administration (“NHTSA”) relating to any Company Products, nor is there any pending, or to the Knowledge of the Company, threatened material claim by NHTSA against the Company or any of its Subsidiaries relating to an alleged defect in any Company Products. Since the Applicable Date through the date of this Agreement, there has not been nor is there under consideration by the “D.O.T. Compliance Committee” or the “Executive Committee” of the Company (as such terms are utilized by the Company in the conduct of its business as of the date hereof) or any of its Subsidiaries, any recall or post sale warning of a material nature concerning any Company Products. Since the Applicable Date, the Company and its Subsidiaries have complied in all material respects with the requirements of the Transportation Recall Enhancement, Accountability and Documentation Act and implementing regulations of the NHTSA, including the Reporting of Early Warning Information Regulation (49 CFR Part 579, subpart C), and Reporting of Safety Recalls and Other Safety Campaigns in Foreign Countries Regulation (49 CFR Part 579, subpart B).

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, the Parent Parties hereby acknowledge and agree that none of the Company, any of its Subsidiaries or any other Person has made or is making any express or implied representation or warranty on behalf of the Company or any of its Affiliates. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to the Parent Parties, or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of its or their Representatives with respect to any one or more of the following, neither the Company nor any other Person make any express or implied representation or warranty on behalf of the Company or any other Person with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Parent Parties or any of their respective Representatives or Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the corresponding sections or subsections of the letter in agreed form from the Parent Parties, dated the date hereof, addressed to the Company (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter only to the extent that the relevance of such item to such section or subsection is reasonably apparent on its face), the Parent Parties each hereby represent and warrant, jointly and severally, to the Company as follows:

Section 4.1 Organization. Each Parent Party is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Dutch Holdco is a wholly owned Subsidiary of Parent. Dutch Holdco owns all of the issued and outstanding capital stock of Merger Sub.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of the Parent Parties has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions and the Financing. The execution, delivery and performance by the Parent Parties of this Agreement, and the consummation by each of the Transactions and the Financing have been duly and validly authorized by the respective boards of directors of the Parent Parties and by Dutch Holdco as the sole stockholder of Merger Sub, and no other corporate action on the part of any Parent Party is necessary to authorize the execution, delivery and performance by the Parent Parties of this Agreement and the consummation by each of them of the Transactions and the Financing. This Agreement has been duly executed and delivered by the Parent Parties and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of the Parent Parties enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions. No vote or approval of the stockholders of Apollo Tyres Ltd. (“Ultimate Parent”) is required in connection with the execution, delivery or performance by the Parent Parties of their obligations hereunder or for the consummation of the Transactions and the Financing.

Section 4.3 Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and (ii) filings, permits, clearances, authorizations, consents, orders and approvals as may be required under the HSR Act and any other applicable Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by the Parent Parties of the Transactions and the Financing, other than such other filings, clearances, authorizations, consents, orders, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Parent Parties to consummate the Transactions and the Financing.

(b) Neither the execution and delivery of this Agreement by the Parent Parties nor the consummation by any Parent Party of the Transactions and the Financing, nor compliance by any Parent Party with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Ultimate Parent, any Parent Party or of any of the Parent Parties’ respective Subsidiaries or (ii) assuming that the consents, approvals, filings, declarations and registrations referred to in Section 4.3(a) are duly obtained or made, (x) violate any Order or Law applicable to Ultimate Parent, any of the Parent Parties or any of the Parent Parties’ respective Subsidiaries or any of their respective properties or assets in a material respect, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Ultimate Parent, any Parent Party or any of the Parent Parties’ respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Ultimate Parent, any Parent Party or any of the Parent Parties’ respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(y) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Parent Parties to consummate the Transactions and the Financing.

Section 4.4 Ownership of Company Common Stock. None of Ultimate Parent, Parent or any of their respective Subsidiaries is, and at no time during the last three years has Ultimate Parent, Parent or any of their respective Subsidiaries been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or in Article Sixteenth of the Company’s Restated Certificate of Incorporation. None of Ultimate Parent, Parent or any of their respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.5 Information in Proxy Statement. None of the information supplied or to be supplied by any Parent Party in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Availability of Funds. Parent has delivered to the Company true and complete fully executed copies of (a) the facility agreement, dated as of June 12, 2013 among Standard Chartered Bank, Ultimate Parent, Parent and Apollo Tyres Coöperatief U.A. (the “Facility Agreement”, and the related financing, the “Mauritius Financing”), and (b) the Commitment Letter, dated as of June 12, 2013 among Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Standard Chartered Bank, and agreed and accepted by Dutch Holdco and Merger Sub (the “Commitment Letter”, and the related financing, the “Committed Financing”), including all exhibits, schedules, annexes and amendments to the Facility Agreement and the Commitment Letter, in each case, as in effect as of the date of this Agreement (the “Financing Documents”) and Redacted Fee Letters, pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than the Parent Parties), have agreed and committed to provide the Mauritius Financing and the Committed Financing set forth therein (together, the “Financing”). None of the Financing Documents has been or is contemplated to be amended, restated or otherwise modified or waived (except as contemplated thereby or by Section 6.11 of this Agreement) on or prior to the date of this Agreement and the respective commitments contained in the Financing Documents have not been withdrawn, modified, terminated, expired or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, each of the Financing Documents is in full force and effect and constitutes the legal, valid and binding obligation of each of the Parent Parties and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Facility Agreement and the Commitment Letter. Subject to the terms and conditions of the Financing Documents, the net proceeds contemplated from the Financing, together with cash on hand of the Surviving Corporation on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of the Parent Parties’ obligations under this Agreement, including the payment of the Merger Consideration in respect of the payments contemplated by Section 2.1(a), the payment of all other cash amounts payable pursuant to ARTICLE II, the payment of any Indebtedness required to be repaid, refinanced, redeemed, retired, cancelled or terminated and the payment of all fees, expenses and other amounts payable by the Company and its Subsidiaries in connection with the Merger. As of the date of this Agreement, (a) no event has occurred which would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of the Parent Parties under the Financing Documents or, to the Knowledge of Parent, any other party to the Financing Documents and (b) Parent has no Knowledge that the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of the Parent Parties’ obligations under this Agreement and the payment of any Indebtedness required to be repaid, refinanced, redeemed, retired, cancelled or terminated in connection with the Merger and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to the Parent Parties or the Surviving Corporation on the Closing Date. The Parent Parties have fully paid all fees required to be paid on or prior to the date of this Agreement pursuant to the Financing Documents. As of the date of this Agreement, there are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) as expressly set forth in the Financing Documents, a copy of each of which has been or will be (in compliance with Section 6.11) delivered to the Company, (ii) any customary engagement letter(s) and non-disclosure agreements(s), and (iii) as do not impact the conditionality or aggregate amount of the Financing.

Section 4.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Transactions and the Financing, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever.

Section 4.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against any Parent Party that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Parent Parties to consummate the Transactions or the Financing. None of the Parent Parties is a party or subject to or in default under any Order which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Parent Parties to consummate the Transactions or the Financing.

Section 4.9 Ownership of Apollo Vredestein; Financial Statements; Solvency.

(a) Dutch Holdco owns, and shall continue to own until the Effective Time or the termination of this Agreement in accordance with its terms, all of the issued and outstanding capital stock of Apollo Vredestein, free and clear of any Encumbrances other than (i) those Encumbrances incurred in connection with the Financing or (ii) those Encumbrances incurred in connection with the Letter of Credit (which will be discharged as of the Closing). Parent has delivered to the Company true and correct copies of (i) the balance sheet of Parent as at March 31, 2013 and the related statement of income of Parent for the twelve (12) month period then ended and (ii) the audited consolidated balance sheet of Apollo Vredestein as at March 31, 2013 and the related audited consolidated statement of income of Apollo Vredestein for the twelve (12) month period then ended (the statements described in clauses (i) and (ii), including the related notes and schedules thereto, are referred to herein as the “Parent Financial Statements”). The Parent Financial Statements (i) have been prepared from, and in accordance with, the books and records of Parent and Apollo Vredestein and its consolidated Subsidiaries, as applicable, (ii) have been prepared in accordance with International Financial Reporting Standards, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Parent Financial Statements or in the notes to the Parent Financial Statements), and (iii) fairly present, in all material respects, the financial position and the results of operations of Parent and of Apollo Vredestein (consolidated), as applicable, as of the date and for the periods presented in the Parent Financial Statements. Since March 31, 2013 through the date hereof, Parent and its Subsidiaries (including Apollo Vredestein) have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects and have not undertaken any action of a nature specified in clause (2) or (3) of Section 5.1(c) and there has not occurred any fact, circumstance, event, change, effect or occurrence that has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries.

(b) Assuming (i) satisfaction of the conditions to the Parent Parties’ obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the Transactions and the Financing, any alternative financing and the payment of the aggregate Merger Consideration, (ii) any other repayment or refinancing of Indebtedness contemplated in this Agreement, the Financing Documents or the Financing Definitive Agreements, (iii) the accuracy, in all material respects, of the representations and warranties of the Company set forth in ARTICLE III, (iv) the performance by the Company of its obligations under Section 5.1, (v) any estimates, projections or forecasts of the Company and its Subsidiaries that have been made available to any Parent Party prior to the date of this Agreement have been prepared in good faith based upon assumptions that were reasonable, (vi) payment of such amounts as are required to be paid in connection with the consummation of the Transactions and the Financing and (vii) payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions and the Financing.

Section 4.10 No Vote of Parent Stockholders. Except for the adoption of the Agreement by Dutch Holdco as the sole stockholder of Merger Sub, no vote of the stockholders of the Parent Parties or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of the Parent Parties or the applicable rules of any exchange on which securities of Parent are traded, in order for the Parent Parties to consummate the Transactions and the Financing.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties made by the Parent Parties in this ARTICLE IV, the Company hereby acknowledges and agrees that none of the Parent Parties, any of their Affiliates or any other Person has made or is making any express or implied representation or warranty on behalf of the Parent Parties or any of their Affiliates. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to the Company and its Subsidiaries, or any of their respective Representatives or Affiliates of any documentation or other information by the Parent Parties or any of their Affiliates or any of their respective Representatives with respect to any one or more of the following, the Company and its Subsidiaries acknowledge and agree that none of the Parent Parties nor any other Person makes any express or implied representation or warranty on behalf of the Parent Parties or any of their respective Affiliates with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Parent Parties or any of their respective Affiliates or the future business, operations or affairs of the Parent Parties or any of their respective Affiliates heretofore or hereafter delivered to or made available to the Company or its Subsidiaries or any of their respective Representatives or Affiliates.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company and Parent.

(a) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as (w) otherwise expressly contemplated by this Agreement, (x) set forth in the applicable subsection of Section 5.1 of the Company Disclosure Letter (it being agreed that disclosure of any item in any subsection of Section 5.1 of the Company Disclosure Letter shall be deemed disclosure with respect to any other subsection of Section 5.1 of the Company Disclosure Letter only to the extent that the relevance of such item to such subsection is reasonably apparent on its face), (y) required by applicable Law or (z) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all material applicable Laws, and shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact its present business organization, keep available the services of its directors, officers and employees and maintain existing relations and goodwill with customers, distributors, lenders, partners, suppliers and others having material business associations with it or its Subsidiaries. Without limiting the generality of the foregoing and subject to the exceptions set forth in the foregoing clauses (w), (x), (y) and (z) (provided that the parenthetical providing that Parent’s consent shall not be unreasonably withheld, conditioned or delayed shall only apply to clauses (iii), (iv), (vi), (vii), (viii)(B), (viii)(C), (ix), (x), and, insofar as it relates to the forgoing subsections, (xi)), from the date of this Agreement until the Effective Time, the Company will not and will cause its Subsidiaries not to:

(i) adopt, amend or propose changes to its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(ii) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for cash dividends paid (w) by any direct or indirect wholly owned Subsidiary to the Company (x) by a non-wholly owned Subsidiary of the Company, such payment to be made to the equity holders thereof in amounts equal in proportion to their respective proportionate equity holding in such Person, (y) to any other direct or indirect wholly owned Subsidiary or (z) the regularly scheduled dividend paid by the Company to holders of Shares, not in excess of $0.105 per Share per quarter, in each case, consistent with past practice) or enter into any Contract with respect to voting of its capital stock, (B) issue, sell, transfer, pledge, dispose of, grant, encumber or agree to issue, sell, transfer, pledge, dispose of, grant or encumber, any shares of capital stock or other Rights of the Company or any of its Subsidiaries (other than the issuance of shares of the Company’s capital stock reserved for issuance on the date of this Agreement and issued pursuant to the awards under the Company Stock Plans outstanding as of the date of this Agreement or in respect of account balances under the Deferred Compensation Plans as of the date of this Agreement or as would be permitted pursuant to Section 5.1(a)(iii)), (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries;

(iii) except as required pursuant to existing written, binding Contracts in effect prior to the date of this Agreement or, other than with respect to (A)(1) below, in the ordinary course of business consistent with past practice, (A)(1) pay, grant or provide any severance or termination payments or benefits to any member of the Company Board or executive officer of the Company or (A)(2) pay, grant or provide any severance or termination payments or benefits to any non-executive officer, consultant or employee of the Company or any of its Subsidiaries except in accordance with compensation and benefits plans and agreements and practices in existence as of the date hereof; (B) increase in any non-de minimis respect the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, incentive or retention payments to, or make any new equity awards to any director, officer, consultant or employee of the Company or any of its Subsidiaries, except for increases in base salary for employees who are not officers in the ordinary course of business consistent with past practice; (C) establish, adopt, amend or terminate any Company Plan or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of any material compensation or benefits under any Company Plan (except pursuant to an arrangement that is mutually agreed to by the Parties or as already required pursuant to such Company Plan or pursuant to Section 2.3); (E) except as required by changes in applicable accounting standards, change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined; (F) forgive any material loans to directors, officers or employees of the Company or any of its Subsidiaries; (G) hire (other than to fill vacancies of positions that have been established as of the date hereof) or terminate without cause any executive officer or any employee with a target annual compensation opportunity in excess of $250,000, with respect to any such executive officer or employee in the United States or Europe, or in excess of $100,000, with respect to any such executive officer or employee in any other geographical area or (H) except for communications consistent with this Agreement, accurate descriptions of the effects of the Transactions under any Company Labor Agreement or as required by Law, make any communications authorized by the senior management of the Company or their delegees (whether written or oral) with the directors, officers or employees of the Company regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless the Company has provided Parent with prior notice of and the opportunity to review and comment upon any such communications, and the Company shall have considered in good faith all such comments to any such communication.

(iv) other than in the ordinary course of business or in respect of intercompany borrowing solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries in the ordinary course of business, (A) incur any Indebtedness or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, or assume, guarantee or endorse or otherwise become responsible for the obligations of any Person or (B) make any loans, advances or capital contributions to, or guarantees of or investments in, any other Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(v) make any capital expenditures that, in the aggregate, exceed the amount of the capital expenditures contemplated by the Company’s existing capital budget, a true and correct copy of which has been made available to Parent;

(vi) (A) waive, release, settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries (or in which the Company or any of its Subsidiaries has an obligation to indemnify a party to such Action), including any Action contemplated by Section 6.15, other than settlements or compromises of any Action (1) in which the amount paid by or on behalf of the Company or any of its Subsidiaries (net of any available third party insurance proceeds) in settlement or compromise does not exceed the applicable reserve with respect to such Action, if any, reflected on the consolidated balance sheet of the Company as of December 31, 2012 by $2 million individually or $5 million in the aggregate or (2) in connection with a settlement or compromise of product liability Actions related to individual incidents in the ordinary course of business); provided that in neither clause (1) or (2) shall such settlement or compromise include (I) any obligation that would impose any material restrictions on the business or operations of the Company or its Subsidiaries or (II) any admission of wrongdoing or similar admission by the Company or any of its Subsidiaries that would be reasonably expected to negatively affect the Company or any of its Subsidiaries in a material respect beyond the making of any such payment or (B) commence, join or appeal in any Action other than in the ordinary course of business;

(vii) change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law (except for any minor changes or modifications to such methods, principles or practices in the ordinary course of business);

(viii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) other than as would be permitted pursuant to Section 5.1(a)(v), acquire assets (whether by merger, tender offer, consolidation, purchase of property or otherwise) outside of the ordinary course of business from any other Person in any transaction or series of related transactions with a value or purchase price in the aggregate in excess of $10 million in any transaction or series of related transactions (for purposes of this clause (viii), the amount spent with respect to any acquisition shall be deemed to include the aggregate amount of capital expenditures that the Company or any of its Subsidiaries are obligated to make at any time or plan to make as a result of such acquisition within three years after the date of acquisition) or (C) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets (including any Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in the ordinary course of business consistent with past practice or the sale of obsolete or worn out assets;

(ix) other than in the ordinary course of business consistent with past practice (A) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or (B) amend, modify or terminate any Material Contract or (C) cancel, modify or waive any material debts or rights under any Material Contract;

(x) other than in the ordinary course of business, (A) make or change any material Tax election, (B) change the Company’s or any of its Subsidiaries’ method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes; or

(xi) authorize or agree to take or make any commitment to take any of the actions prohibited by this Section 5.1 or enter into any letter of intent (binding or non-binding) or similar Contract with respect to any of the foregoing actions.

(b) To the extent that the foregoing clauses (ii)(A), (iii)(F), (iv), (viii)(C) or, insofar as it relates to any Contract evidencing “Borrowed Money” (as defined in the Loan and Security Agreement), (ix)(C) of this Section 5.1 would constitute a “Default” or an “Event of Default” pursuant to Section 10.2.12 and Section 11.1 of the Loan and Security Agreement (as such terms are defined therein), such provision shall be deemed inoperative pending the waiver, consent or approval of the Agent and the Required Lenders (as such terms are defined therein) of the applicability of the provisions of Section 10.2.12 and Section 11.1 of the Loan and Security Agreement to this Agreement. Promptly after the date of this Agreement, the Company shall use its reasonable best efforts to obtain such consent, waiver or approval from the other parties to the Loan and Security Agreement (it being understood that from the date of this Agreement until the earliest to occur of (i) the receipt of such consent, waiver or approval, (ii) the Effective Time and (iii) termination of this Agreement in accordance with its terms, the Company shall comply with the provisions of Section 10.2.2 (Permitted Liens), Section 10.2.3 (Distributions; Upstream Payments) and Section 10.2.6 (Loans) of the Loan and Security Agreement).

(c) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as (w) otherwise expressly contemplated by this Agreement or the Financing (x) set forth in Section 5.1 of the Parent Disclosure Letter, (y) required by applicable Law or (z) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, (i) conduct its business and maintain its assets in the ordinary course of business consistent with past practice and in compliance in all material respects with all material applicable Laws, and (ii) use its commercially reasonable efforts to (A) maintain the consolidated net worth of Parent and its consolidated Subsidiaries at a level at least equal to the consolidated net worth of Parent and its consolidated Subsidiaries as of March 31, 2013 and (B) maintain its ability to perform its obligations pursuant to this Agreement and to consummate the Transactions and the Financing. Without limiting the generality of the foregoing and subject to the exceptions set forth in the foregoing clauses (w), (x), (y) and (z), from the date of this Agreement until the Effective Time, Parent will not and will cause its Subsidiaries not to (1) adopt a plan of complete or partial liquidation, dissolution, or other similar reorganization, (2) other than in the ordinary course of business consistent with past practice or in connection with the Financing, mortgage, pledge, surrender, cancel, abandon or create an Encumbrance on any material assets of Parent or its Subsidiaries, or (3) other than in the ordinary course of business consistent with past practice, enter into any Contract with Ultimate Parent or any Subsidiary of Ultimate Parent (other than Contracts solely among Parent and its Subsidiaries) on non-arm’s-length terms (or that are otherwise unfair to Parent and its Subsidiaries).

(d) Nothing contained in this Agreement shall give any Parent Party or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time. Prior to the Effective Time, each party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or the Company shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of legal counsel, violate applicable Antitrust Law.

Section 5.2 No Solicitation by the Company.

(a) Except as permitted by this Section 5.2, the Company shall, and shall cause each of its Subsidiaries and Representatives to: (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal, and (ii) not, directly or indirectly, (A) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal, except to notify such Person of the existence of this Section 5.2, (C) enter into any letter of intent, agreement or agreement in principle, merger agreement or other similar Contract with respect to a Company Takeover Proposal or (D) grant any waiver, amendment or release under any standstill or confidentiality agreement.

(b) Notwithstanding anything to the contrary contained in Section 5.2(a) or any other provisions of this Agreement, if at any time prior to obtaining the Stockholder Approval, the Company or any of its Representatives receives a bona fide written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.2 (other than any violation that is immaterial in scope or effect), the Company and its Representatives may to the extent that the Company Board or any duly constituted and authorized committee thereof determines in good faith, after consultation with financial advisors and legal counsel, that the failure to take such action, in light of the Company Takeover Proposal and the terms of this Agreement would be inconsistent with the Company Board’s fiduciary duties under applicable Law and that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (x) furnish, following execution of an Acceptable Confidentiality Agreement with such Person, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal; provided, that the Company shall, prior to such disclosure, provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is made available to such Person to the extent not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal.

(c) The Company shall inform Parent promptly (and in any event within 24 hours) of any proposals or offers with respect to a Company Takeover Proposal, any request for non-public information or any discussions are sought to be initiated or continued with it or any of its Representatives (indicating the identity of the Person making the inquiry or proposal and the material terms of any such proposal, including copies of related written requests, offers or proposed contracts) and thereafter shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Company Takeover Proposal on a prompt basis (and in any event within 24 hours of any material development, discussion or negotiation). In the event that any Person modifies its Company Takeover Proposal in any material respect (it being understood that any change in financial terms and any formal written modification shall be deemed material), the Company shall notify Parent in writing within 24 hours of receipt of such modification of the fact that such Company Takeover Proposal has been modified and the terms of such modification (including, if applicable, copies of written documentation reflecting such modification). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2 or that contains terms less restrictive with respect to such Person than the terms of the Confidentiality Agreement.

(d) Except as expressly permitted by this Section 5.2(d) or Section 5.2(e), the Company Board shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any action by board resolution or in any public respect or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Company Board may refrain from taking a position with respect to a Company Takeover Proposal until the close of business as of the tenth U.S. Business Day after the commencement of a tender offer in connection with such Company Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a modification of the Company Recommendation adverse to Parent, provided, that if the Company Board fails to take a position or takes a position after the close of business on such tenth U.S. Business Day that is other than a recommendation against such offer then such position shall be considered a modification of the Company Recommendation adverse to Parent) or (D) adopt, approve or recommend, or publicly propose to approve or recommend to stockholders of the Company a Company Takeover Proposal (the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement or other similar Contract with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.2(b)) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 8.1(c). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change, enter into a Company Acquisition Agreement or take any action pursuant to Section 8.1(c) if prior to taking such action the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and legal counsel, that (x) failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (y) such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that (1) the Company has given Parent at least five calendar days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Company Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments relating thereto), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (3) following the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that the Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed in such binding offer were to be given effect, (4) in the event of any material change to the terms of such Company Superior Proposal (it being understood that any change in financial terms and any formal written modification shall be deemed material), the Company shall, in each case, again comply with this Section 5.2(d) and shall have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three calendar days rather than the five calendar days otherwise contemplated by clause (1) above, and, if applicable, (5) the Company Board (or any duly constituted and authorized committee thereof) terminates this Agreement pursuant to the terms of Section 8.1(c) to enter into a Company Acquisition Agreement with respect to such Company Superior Proposal; and provided, further, that the Company has complied with its obligations under this Section 5.2 (other than any violation that is immaterial in scope or effect); and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the termination is in accordance with Section 8.1(c) and, to the extent required under the terms of this Agreement, the Company pays Parent the applicable Termination Fee in accordance with Section 8.2(b) prior to or concurrently with such termination.

(e) Prior to the time the Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change of the type described in Section 5.2(d)(i)(B) (“Change of Recommendation”) if and only if (or to the extent permitted in Section 5.2(d)) (i) the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; (ii) such action is not in response to the receipt, existence of or terms of a Company Takeover Proposal or a Company Superior Proposal or any inquiry related thereto or the consequences thereof

(which is governed by Section 5.2(d)); (iii) such action is only in response to a material development, fact, change, event, effect, occurrence or circumstance that is not, or the material consequences of which are not, known or reasonably foreseeable to the Company Board as of the date hereof and becomes known to the Company Board prior to the time of the Stockholder Approval (excluding any Company Takeover Proposal, the “Intervening Event”); and (iv) prior to taking such action, (w) the Company Board has given Parent at least five calendar days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of this Agreement, which notice shall describe the Intervening Event and the basis for such intended Change of Recommendation in reasonable detail, (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with the Parent Parties during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on the Parent Parties to effect revisions to the terms of this Agreement and (y) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith any such binding offer, and shall have determined in good faith, based on the information then available and after consultation with its financial advisors and outside legal counsel, that failure to make such Change of Recommendation due to the Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Section 5.2 or in Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable Law; provided, however, that if any such disclosure has the substantive effect of a Company Adverse Recommendation Change, it shall be deemed to be a Company Adverse Recommendation Change.

(g) The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of the Company or any of its Subsidiaries return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives. The Company further agrees to enforce the standstill provisions of any such agreement and shall take all steps necessary to terminate any waiver that may have been granted to any Person other than Parent or its Affiliates under any confidentiality or standstill provisions in any such agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, and in any event, within 20 calendar days after the date of this Agreement, the Company shall file with the SEC the Proxy Statement in preliminary form. The Company will use reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as promptly as practicable (and in any event within five Business Days) after the Proxy Statement is cleared by the SEC. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation and the Company shall use reasonable best efforts to obtain the Stockholder Approval.

(b) The Parent Parties will provide for inclusion or incorporation by reference in the Proxy Statement all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. The Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments. The Company will respond promptly to any such comments from the SEC or its staff.

(c) Each of the Company and the Parent Parties agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2 Stockholders Meeting.

(a) Subject to Section 5.2(a), the Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purpose of considering and taking action upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Special Meeting (i) with the consent of Parent; provided, that after consultation with Parent, the Company may adjourn or postpone the Special Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Special Meeting if such disclosure is determined by the Company in good faith after consultation with outside counsel to be required to be provided to the stockholders of the Company, (ii) if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or (iii) for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Stockholder Approval.

(b) Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the adoption of this Agreement.

Section 6.3 Reasonable Best Efforts.

(a) Prior to the Closing, the Parent Parties and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act or other applicable Antitrust Laws and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by the Parent Parties, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and, to the extent permitted by applicable Law, promptly provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), and keep the other parties apprised of the status of, all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and, to the extent permitted by Law, after consultation with the other parties to this Agreement and permitting counsel to the other party reasonable opportunity to review in advance, an appropriate response in compliance with such request. Each party agrees that it will not participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the performance of its obligations pursuant to Section 6.3(a) unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten Business Days after the date of this Agreement, notifications under the HSR Act, and the Company and Parent shall use reasonable best efforts to file, as promptly as practicable, and in any event no later than 20 Business Days after the date of this Agreement, any other filings and/or notifications under applicable Antitrust Laws, and in each case, if applicable, requesting early termination of any waiting period with respect to the Transactions, and to file as soon as practicable any other applicable notifications or other forms and documentation necessary to obtain any consents, clearances or approvals under or in connection with any applicable Antitrust Law or in connection with the approval or authorization of or filings with any Governmental Entity required to be obtained or made by the Parent Parties, the Company or any of their respective Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement. The Company and Parent shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries and requests received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests for additional information and documentation received from any state Attorney General or any other Governmental Entity in connection with approvals of or filings with any other Governmental Entity required to be obtained or made by the Parent Parties, the Company or any of their respective Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement.

(d) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under applicable Antitrust Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) or otherwise challenged by any Governmental Entity, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto is not in material breach of its obligations under this Section 6.3. Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other applicable Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, none of the Parent Parties or any of their respective Affiliates shall be required to, and the Company may not, without the prior written consent of

Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, contract or Order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, the Parent Parties or any of their respective Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, the Parent Parties or any of their respective Affiliates in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, the Parent Parties or any of their respective Affiliates, in each case, if such action would or would reasonably be expected to result in or be a Burdensome Condition; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or Order so long as such requirement, condition, limitation, understanding, agreement or Order is only binding on the Company in the event the Closing occurs. For the purposes of this Agreement, “Burdensome Condition” means the executing or carrying out, consenting to or to offer to or to agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement (including consent decrees and undertakings) in respect of, in anticipation of or pursuant to any action contemplated by this Section 6.3 that, individually or in the aggregate with all other such actions, would reasonably be expected to result in any sale, divestiture, hold separate arrangement or other disposition of business, product lines or assets of the Company and its Subsidiaries, or Parent and its Affiliates, if such business or assets, in the aggregate, together generated (directly or indirectly), revenues of more than $150,000,000 reported for the twelve month period ended December 31, 2012 calculated in accordance with GAAP.

Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger to be unsatisfied and (b) any material failure of the Company or any Parent Party, as the case may be, or any Representative of the Company or Parent Party, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice. The Company shall promptly notify Parent of any written notice from any Person alleging that the consent of such Person in connection with a Material Contract is or may be required in connection with the Transactions.

Section 6.5 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties, books, Contracts, commitments, personnel and records and (ii) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations, in each case, to the extent related to consummation of the Transactions or the ownership or operation of the respective businesses of the Company and its Subsidiaries from and after the Closing, provided that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, after consultation with legal counsel, would result in the disclosure of any Trade Secrets or competitively sensitive sales and marketing information of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries. If the Company seeks to withhold information from the Parent Parties for any reason permitted by this Section 6.5, the Company and the Parent Parties shall cooperate to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided. All information provided shall be governed by the terms of the Confidentiality Agreement.

Section 6.6 Publicity. The initial press release regarding the Merger shall be joint and thereafter neither the Company nor the Parent Parties shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, except to the extent required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a Governmental Entity.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation will indemnify and hold harmless each present and former director or officer of the Company and its Subsidiaries, or any other Person that is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, together with such person’s heirs, executors or administrators, (the “Indemnified Party”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) incurred in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party was a director, officer, employee or agent of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person) or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director or officer of the Company or a Subsidiary of the Company or taken at the request of the Company or any of its Subsidiaries, in each case under (i) or (ii), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Merger or the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted or required by applicable Law or that the Company would have been required under its certificate of incorporation or bylaws in effect on the date of this Agreement (and made available to the Parent Parties), to indemnify such Indemnified Party. In addition, from the Effective Time until six years from the Effective Time, Parent will, and will cause the Surviving Corporation to, advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnified Party under this Section 6.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.7) as incurred to the fullest extent that the Company would have been required under its certificate of incorporation or bylaws in effect on the date of this Agreement, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 6.7(a).

(b) From and after the Effective Time, the Surviving Corporation will assume, all obligations of the Company and any of its Subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing in favor of the Indemnified Parties as provided in the respective constituent documents of the Company or any of its Subsidiaries or in any written Contract described on the Company Disclosure Letter or filed as an exhibit to any document filed with the SEC; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made in accordance with the applicable provisions thereof will continue until the disposition of such Action or resolution of such claim. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, will cause, unless otherwise required by Law, the certificate of incorporation and by-laws or similar organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s constituent documents, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(c) For a period of six years from the Effective Time, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the

Company and its Subsidiaries, or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy” with reputable insurers, in each case of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such individuals than such policy in effect on the date hereof, with respect to matters arising on or before the Effective Time covering without limitation the Merger and the other transactions contemplated hereby; provided, however, that after the Effective Time, Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase as much coverage as reasonably practicable for such amount; and provided further, that if the Surviving Corporation purchases a “tail policy” and the same coverage costs on an annual basis more than 300% of such last annual premium, the Surviving Corporation will purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. The Company may prior to the Effective Time purchase a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Merger and the transactions contemplated hereby; provided, however, that the Company shall not pay an aggregate amount for such policy in excess of 450% of the current aggregate annual premium paid by the Company for the existing policy, and the Company shall reasonably consult with Parent regarding the purchase of such “tail policy” prior to the purchase of such “tail policy”. If such prepaid “tail policy” has been obtained by the Company, it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.7(c) and the Surviving Corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 6.7 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s constituent documents, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.7 may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.7 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third party beneficiaries of this Section 6.7).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Parent and Company Compliance. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 6.9 Employee Matters.

(a) From the Effective Time until December 31, 2014, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement (the “Company Non-Union Employees”) compensation and benefits (excluding equity awards) that are no less favorable, in the aggregate, than the compensation and benefits (including the initial estimated value of any equity awards)

provided to each such Company Non-Union Employee immediately before the Effective Time. As to each current and former employee of the Company and its Subsidiaries whose terms and conditions of employment were subject to a collective bargaining agreement (the “Company Union Employees”), the Parent shall cause the Surviving Corporation to comply with the terms and conditions of each applicable collective bargaining agreement, in a manner consistent with applicable Law.

(b) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any pension plan sponsored by Parent or its Subsidiaries (other than the Company and its Subsidiaries)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Non-Union Employees after the Effective Time (the “New Plans”), each Company Non-Union Employee shall be credited with his or her years of service with the Company and its Subsidiaries or predecessors before the Effective Time, to the same extent as such Company Non-Union Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of the Company or its Subsidiaries in which such Company Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Non-Union Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Plan in which such Company Non-Union Employee participated immediately before the consummation of the Transactions (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Non-Union Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Without limiting the generality of the foregoing, the Company, Parent, the Surviving Corporation, and their respective Subsidiaries and Affiliates, as applicable, will take all actions necessary to effectuate the provisions of Section 6.9(c) of the Company Disclosure Letter.

(d) To the extent that, prior to the Effective Time, Parent enters into an agreement with any beneficiary of the Amended and Restated Master Grantor Trust Agreement, dated January 1, 2011, between the Company and PNC Bank, National Association (the “Rabbi Trust”) that provides for waiver of the funding of the Rabbi Trust for all or a portion of such beneficiary’s benefits under any applicable plan or agreement, the Company shall cause the trustee of the Rabbi Trust to refund to the Company any amounts contributed to the Rabbi Trust for such beneficiary’s benefits, to the extent funding thereof has been waived by the applicable beneficiary.

(e) Nothing in this Section 6.9 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan or (ii) prohibit Parent or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan. The provisions of this Section 6.9 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.9, express or implied, shall confer upon any Company Non-Union Employee and Company Union Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 6.10 Dutch Holdco Approval. Immediately following the execution of this Agreement, Dutch Holdco shall execute and deliver, in accordance with Section 251 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 6.11 Financing.

(a) Subject to the terms and conditions of this Agreement, each Parent Party shall use their respective reasonable best efforts to take (or cause to be taken) all action and to do (or cause to be done) all things, necessary, proper or advisable to obtain the Financing contemplated by the Financing Documents, including (i) maintaining in effect the Financing Documents (including any applicable market flex provision), (ii) negotiating and entering into definitive agreements with respect thereto on terms and conditions no less favorable than those contemplated by the Commitment Letter (which may include amending any or all of the Commitment Letter and any related fee letter from time to time between the date hereof and the Closing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as a party thereto and the Parent Parties shall promptly deliver to the Company copies of any such amendment or modification), provided that such terms do not (1) reduce the aggregate amount of net cash proceeds available from the Financing, (2) introduce new or additional conditions or that otherwise prevent, impede, delay, impair or reduce the availability of the Financing or the ability of the Parent Parties to consummate the Merger as of the Closing in any respect or (3) adversely impact the ability of any Parent Party to enforce its rights against the other parties to the Financing Documents in any respect (any such agreements, together with the Facility Agreement and any agreement contemplated thereby, the “Financing Definitive Agreements”), and execute and deliver to the Company a copy thereof as promptly as reasonably practicable (and no later than two Business Days) after such execution; (iii) satisfying on a timely basis (and in any event, on or prior to the Closing) all conditions applicable to the Parent Parties set forth in the Financing Documents or the Financing Definitive Agreements within their control, (iv) consummating the Financing contemplated by the Financing Documents at or prior to the Closing, (v) fully enforcing the obligations of the other parties to the Financing Documents or the Financing Definitive Agreements (and the rights of the Parent Parties), including (at the request of the Company) by filing one or more lawsuits against the other parties to the Financing Documents or the Financing Definitive Agreements to fully enforce the obligations of the other parties to the Financing Documents or the Financing Definitive Agreements (and the rights of the Parent Parties); provided, however, that the parties to this Agreement acknowledge that the funding of the Financing shall be subject to the satisfaction of all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing), (vi) complying in all material respects with its covenants and other obligations under the Financing Documents and (vii) utilizing any and all available financing to refinance any existing Indebtedness that becomes unavailable. Parent may replace any Financing Source with an alternative Financing Source with the written consent of the Company, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained herein to the contrary, no Parent Party will permit any amendment, supplement or other modification of, or waiver of any provision or remedy under, the Financing Documents to the extent such amendment, supplement, other modification or waiver that would (1) reduce the aggregate amount of net cash proceeds available from the Financing, (2) introduce new or additional conditions or that would otherwise prevent, impede, delay, impair or reduce the availability of the Financing or the ability of the Parent Parties to consummate the Merger as of the Closing in any respect or (3) adversely impact the ability of any Parent Party to enforce its rights against the other parties to the Financing Documents in any respect. The Parent Parties will deliver to the Company copies of any such amendment, modification, replacement or waiver as promptly as reasonably practicable (and no later than two Business Days) prior to the execution thereof. Notwithstanding anything contained herein to the contrary, the Parent Parties may cancel or terminate a portion of the commitments provided under the Financing Documents or the Financing Definitive Agreements to the extent the Parent Parties have completed an offering of debt securities and received proceeds in an amount of the commitments so cancelled or terminated so long as (A) such proceeds have been contributed to Merger Sub, (B) such proceeds are subject to an escrow acceptable to the Company, and (C) no term or condition related to such transaction is reasonably likely to prevent, impede, delay or impair the availability of the Financing (other than the portion so cancelled or terminated) or the ability of the Parent Parties to consummate the Merger as of the Closing.

(b) Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing. The Parent Parties will deliver to the Company copies of any such amendment, modification, replacement or waiver in respect of the Financing Documents as promptly as reasonably practicable (and in any event within two Business Days) upon the execution and delivery thereof. Parent shall as promptly as reasonably practicable (and in any event within two Business Days) notify the Company of (i) the expiration or termination of the Financing Documents or the Financing Definitive Agreements, (ii) any refusal by the other parties to the Financing Documents or the Financing Definitive Agreements to provide, any written notice or other written communication by the other parties to the Financing Documents or the Financing Definitive Agreements of any intention to refuse to provide, or asserting that it no longer has an obligation and/or ability to provide, the full financing contemplated by the Financing Documents or the Financing Definitive Agreements, (iii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Documents or Financing Definitive Agreements the effect of which would relieve the Financing Sources from the obligation to provide the Financing in any manner (including in diminution of amount) or would reasonably be expected to delay the consummation of any portion of the funding of the Financing and (iv) the receipt of any written notice or other written communication from a Financing Source with respect to any (x) actual or potential material breach, material default, termination or repudiation by any party to any Financing Documents or any Financing Definitive Agreements or any provisions of the Financing Documents or any Financing Definitive Agreements the effect of which would relieve the Financing Sources from the obligation to provide the Financing or (y) material dispute or disagreement between or among any parties to any Financing Documents or any Financing Definitive Agreements the effect of which would relieve the Financing Sources from the obligation to provide the Financing. Parent shall keep the Company reasonably informed on a periodic basis of any material developments, discussions or negotiations relating to any circumstance referred to the immediately preceding sentence. Notwithstanding the foregoing, in no event will Parent be required to provide any information under this Section 6.11 if such disclosure would result in the loss of attorney-client privilege.

(c) In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Financing Documents or the Financing Definitive Agreements (it being understood that Parent shall be required to exercise any applicable market flex provision) or any of the Financing Documents or Financing Definitive Agreements shall be withdrawn, repudiated, terminated or rescinded, in each case regardless of the reason therefor, Parent shall (i) as promptly as reasonably practicable (and in any event, within two Business Days) notify the Company of such unavailability and the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as reasonably practicable following the occurrence of such event and in any event no later than the final day of the Marketing Period, alternative debt financing (in an amount sufficient to replace such unavailable Financing) from the same or other sources; provided that in no event shall Parent be obligated to obtain alternative debt financing on terms and conditions that are in the aggregate materially less favorable to the Parent Parties and the Company than such unavailable Financing (including any applicable market flex provision).

(d) Parent shall deliver to the Company true and complete copies of all agreements (including any fee letters and engagement letters, provided that amounts in such letters may be redacted unless such redactions would adversely affect the amount, conditionality, enforceability or availability of the Financing) pursuant to which any such alternative source shall have committed to provide any of the Parent Parties with any portion of the Financing. Any alternative financing will (x) be in an amount sufficient to consummate the Merger (including paying the Merger Consideration, and all fees and expenses) and (y) not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would (i) delay or prevent the Closing in any respect or (ii) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur in any respect. In the event any alternative financing is obtained in accordance with this Section 6.11 (“Alternative Financing”), references in this Agreement to the Financing shall be deemed to refer to such Alternative Financing (in lieu of the Financing replaced thereby, and except for purposes of Section 5.1(c)), and if one or more commitment letters, facility agreements or definitive agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letter, the Facility Agreement and the Financing Definitive Agreements shall be deemed to refer to such commitment letters, facility agreements and definitive financing agreements relating to such Alternative Financing (in lieu of the Commitment Letter, the Facility Agreement and the Financing Definitive Agreements replaced thereby), and all obligations of Parent pursuant to this Section 6.11 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing replaced thereby. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.11 will require, and in no event will the reasonable best efforts of the Parent Parties be deemed or construed to require, any Parent Party pay any fees, any interest rates or other amounts applicable to the Financing in excess of those contemplated by the Financing Documents (after the exercise of any market flex provisions) and whether to secure waiver of any conditions contained therein or otherwise; provided that the Parent Parties shall pay all fees required by the Financing Documents as they become due.

(e) Prior to the Closing Date, the Company shall use reasonable best efforts to provide and to cause its Subsidiaries and Representatives, including legal, finance and accounting, to provide, to the Parent Parties, at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Financing or any permitted replacement, amended, modified or alternative financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

(i) furnishing the Parent Parties as promptly as practicable following Parent’s request, (A) financial statements, financial data and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (excluding pro forma financial statements, pro forma adjustments and information relating specifically to the Financing (other than historical information relating to the Company and its Subsidiaries and forward looking information regarding the Company and its Subsidiaries otherwise required by applicable Law)) and (B) information relating to the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages (including customary confidential information, memoranda, offering circulars or prospectuses) regarding the business, operations and business plan or budget of the Company and its Subsidiaries) customary for the placement, arrangement and/or syndication of loans as contemplated by the Financing Documents, to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents or rating agency or lender or investor presentations relating to such placement, arrangement and/or syndication of loans; provided, that any memoranda or prospectuses need not be issued by the Company or any of its Affiliates (collectively, the “Required Information”);

(ii) furnishing Parent and Merger Sub as promptly as practicable, with such financial and other information regarding the Company and its Subsidiaries the receipt of which is an express condition to the obligations of a Financing Source under a Financing Document or Financing Definitive Agreement, including information necessary to run lien searches that are required to be delivered thereunder;

(iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, including making available a reasonable number of times, at reasonable times and locations, Representatives of the Company and members of the Company’s finance department, including to assist Parent in Parent’s preparation of any required financial information (including pro forma financial information) relating to the Company or any of its Subsidiaries or projections and to participate in due diligence meetings;

(iv) assisting Parent with its preparation of materials for rating agency presentations, offering documents, offering circular or private placement memoranda, bank information memoranda, lender and investor presentations, road show materials, prospectuses and similar documents to be used in connection with the Financing, including assisting in the preparation of a business description relating to the Company’s business and the preparation of “Management’s Discussion and Analysis” of the financial statements of the business to be included in offering documents contemplated by the Financing and reviewing and commenting on the draft business description; provided that any private placement memoranda or prospectuses in relation to debt securities need not be issued by the Company or any of its Subsidiaries, and provided, further, that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(v) using reasonable best efforts to obtain accountant’s comfort letters relating to the Company and its Subsidiaries customary for financings similar to the Financing and reasonably requested by Parent;

(vi) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time;

(vii) executing and delivering any pledge and security documents at the Closing, other definitive financing documents or other certificates (including customary officers certificates) and documents as may be reasonably requested by Parent (including customary evidence of insurance and a solvency certificate of the chief financial officer of the Company, as contemplated by the Financing Documents) and otherwise facilitating the pledging of collateral including cooperation in connection with the pay-off of existing indebtedness for borrowed money to the extent contemplated by this Agreement and the release of related liens, charges, pledges or security interests granted in connection therewith, in all cases subject to the occurrence of the Closing;

(viii) taking all actions reasonably necessary to permit the Financing Source Parties to perform due diligence and evaluate the Company’s current assets, cash management systems and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements;

(ix) requesting accountants to consent to the use of their reports in any material relating to the Financing;

(x) assisting Parent in its (A) preparation of one or more credit agreements, note purchase agreements, indentures, purchase agreements, registration rights agreements, currency or interest hedging agreements, or other Contracts or (B) amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, or other Contracts, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing; provided that any such Contracts or amendments shall not take effect until Closing and no obligation of the Company or any of its Subsidiaries under any such Contracts or amendments shall be effective until the Effective Time;

(xi) in connection with the Financing contemplated by the Financing Documents, providing customary authorization letters to the Financing Source authorizing the distribution of information to prospective lenders;

(xii) cooperating reasonably with each Financing Source’s due diligence, to the extent customary;

(xiii) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by the Financing Documents to be paid off, discharged and terminated on the Closing Date;

(xiv) assisting the Parent Parties in obtaining a public corporate family rating for the Surviving Corporation from Moody’s Investor Services, a public corporate credit rating for the Surviving Corporation from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation and a public credit rating for each of the debt facilities and notes from each of such rating agencies; and

(xv) taking all corporate actions reasonably requested by Parent that are necessary to permit the consummation of the Financing and to permit the proceeds thereof to be available as of the Closing Date;

provided, however, that no obligation of the Company or any of its Subsidiaries under any Contract, certificate, document or instrument shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.11 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than historical information relating to the Company or its Subsidiaries).

(f) Immediately following the funding thereof, subject to, in accordance with and to the extent required by this Agreement, Parent shall contribute the proceeds of the Financing provided for under the Facility Agreement to Dutch Holdco and Dutch Holdco shall immediately contribute the proceeds of such Financing to Merger Sub or the Payment Fund.

Section 6.12 Consents.

(a) Parent and the Company shall each use their reasonable best efforts from and after the date of this Agreement to satisfy and obtain prior to the Effective Time, such third-party consents, waivers and approvals as may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement pursuant to the terms of the Contracts set forth on Section 6.12(a) of the Company Disclosure Letter (the “Required Consents”). Parent and the Company shall reasonably cooperate in such efforts, and will prepare and deliver any Contracts, opinions, assurances or documents, and subject to applicable Law, such information as may reasonably be requested in connection therewith, in each case, in consultation with each other and accepting the reasonable comments and views of the other party.

(b) Notwithstanding the foregoing, neither Parent nor the Company shall amend, modify, supplement or waive the terms and conditions of the Contracts set forth on Section 6.12(a) of the Company Disclosure Letter without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall either of them be obligated to pay or to commit to pay to any Person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Contract.

Section 6.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, the Company Board or a duly authorized committee thereof shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.14 Director Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company and, as reasonably requested by Parent, any of its Subsidiaries, who are in office immediately prior to the Effective Time.

Section 6.15 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement or the Transactions is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall (i) promptly notify Parent and keep Parent informed with respect to the status thereof and (ii) provide Parent with the opportunity to participate (but not control) in the defense or settlement of such litigation.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company and the Parent Parties to the extent permitted by applicable Law:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) all filings with or permits, clearances, authorizations, consents, orders or approvals of or expirations of waiting periods set forth in Section 7.1(b) of the Company Disclosure Letter shall have been obtained or filed or shall have occurred and (iii) all other filings with or permits, clearances, authorizations, consents, orders or approvals of or expirations of waiting periods imposed or required by any Governmental Entity in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, the absence of which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, shall have expired, terminated or been obtained.

(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any Governmental Entity (collectively, “Restraints”) shall be in effect restraining, prohibiting or otherwise preventing the consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.

Section 7.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Merger is further subject to the satisfaction, or waiver by the Parent Parties, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect, other than the representations and warranties set forth in (i) Section 3.2 (Authorization; Validity of Agreement; Company Action), Section 3.18 (Opinion of Financial Advisor) and Section 3.20 (State Takeover Statutes), which shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date) and (ii) Section 3.4(a) (Capitalization) and Section 3.19 (Brokers or Finders), which shall be true and correct in all respects (other than any such failure to be so true and correct that is de minimis in nature and extent) as of the date of this Agreement and as of and as though made on the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have in all material respects performed or complied with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Material Adverse Effect. Except for any event, state of facts or circumstances disclosed in the Company Disclosure Letter, since December 31, 2012, there shall not have occurred any event, state of facts or circumstances which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have furnished the Parent Parties with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of the Parent Parties to consummate the Transactions.

(b) Performance of Obligations of the Parent Parties. Each Parent Party shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each Parent Party shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Parent Parties nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s breach of its obligations under this Agreement or, in the case of the Parent Parties, the Financing Documents.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Stockholder Approval):

(a) by mutual written consent of each Parent Party and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before December 31, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party that has breached in any material respect any provision of this Agreement or, in the case of the Parent Parties, the Financing Documents, where such breach has been the cause of the failure to consummate the Merger;

(ii) any Order in an appropriate jurisdiction which is final and nonappealable shall have been issued or taken restraining or otherwise prohibiting consummation of the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such Order to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares;

(c) by the Company prior to the receipt of the Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement with respect to a Company Superior Proposal; provided that the Company is not in breach of Section 5.2, including its obligations in Section 5.2(c) and Section 5.2(d) (other than any breach that is immaterial in scope or effect), and shall have paid or shall concurrently pay the fees due under Section 8.2(b);

(d) by Parent prior to the Special Meeting, if the Company Board (i) shall have made a Company Adverse Recommendation Change or Change of Recommendation or (ii) shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as reasonably practicable (but in any event within three Business Days after receipt of any written request to do so from Parent) at any time following the public disclosure or announcement by a 5% Holder of opposition to the Transactions (provided, that the Company shall be required to reaffirm its approval or recommendation of this Agreement and the Merger once per 5% Holder), except, with respect to this clause (d)(ii), in the event the Company Board has received a Company Takeover Proposal, in which case Parent shall not have the right to terminate this Agreement pursuant to this clause (d)(ii) so long as the Company Board makes a statement to the effect that it is reviewing or considering the Company Takeover Proposal within three Business Days after receipt of Parent’s written request for reaffirmation;

(e) by the Company, if there shall have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (B) which is not cured within the earlier of (1) the Outside Date and (2) 30 days following written notice to Parent; provided, that (x) the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination and (y) the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by Parent, if there shall have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (B) which is not cured within the earlier of (1) the Outside Date and (2) 30 days following written notice to the Company; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(g) by the Company, if (i) the Marketing Period has ended and the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) are satisfied, (ii) the Company has confirmed by written notice to Parent after the end of the Marketing Period that all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.3 and (iii) the Parent Parties fail to consummate the Merger within three Business Days after the delivery of such notice and the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby through the end of such three Business Day period.

(h) A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee or Representative of such party) to the other party hereto; provided, however, that the provisions of Section 6.6, the indemnification and reimbursement obligations of the Parent Parties pursuant to Section 6.11, this Section 8.2, ARTICLE IX and ARTICLE X hereof and the provisions of the Confidentiality Agreement shall survive such termination; provided further, however, no party will be relieved or released from liability for damages of any kind, other than exemplary, punitive or non-foreseeable consequential damages, arising out of any (i) knowing material breach of any of its representations and warranties contained in this Agreement or the Financing Documents or (ii) deliberate material breach of any of its covenants contained in this Agreement or the Financing Documents. For purposes of this Section 8.2(a) and Section 9.10, (A) a “knowing breach” of a representation and warranty will be deemed to have occurred only if the Company (in the case of the Company) or the Parent Parties (in the case of the Parent Parties) is finally adjudicated to have had Knowledge of such breach and (B) a “deliberate breach” of any covenant or agreement will be deemed to have occurred only if the party is finally adjudicated to have taken or to have failed to take action with Knowledge that the action so taken or omitted to be taken constituted a breach of such covenant or agreement.

(b) If this Agreement is terminated (i) by Parent pursuant to the provisions of Section 8.1(d), (ii) by the Company pursuant to the provisions of Section 8.1(c) or (iii) by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(b)(iii) and (A) prior to such termination any Person publicly announces a Company Takeover Proposal which shall not have been withdrawn and (B) at any time on or prior to the first anniversary of such termination the Company or any of its Subsidiaries consummates a transaction with respect to such Company Takeover Proposal or the transactions contemplated by such Company Takeover Proposal are consummated (provided that solely for purposes of this Section 8.2(b)(iii)(B), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal except that all references to 15% shall be deemed references to 50%), the Company shall pay Parent the Termination Fee in cash by wire transfer (to an account designated by Parent) in immediately available funds (x) in the case of clause (i) of this Section 8.2(b), within two Business Days after such termination, (y) in the case of clause (ii) of this Section 8.2(b), prior to or concurrently with such termination, and (z) in the case of clause (iii) of this Section 8.2(b), upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or consummation of the transactions contemplated by a Company Takeover Proposal. “Termination Fee” shall mean a cash amount equal to $50,000,000. Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages, and from and after such termination as described in this Section 8.2(b), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(b). In no event shall Parent be entitled to the Termination Fee on more than one occasion.

(c) If this Agreement is terminated pursuant to Section 8.1(g), then Parent shall pay to the Company $112,500,000, in cash, by wire transfer of immediately available funds (the “Reverse Termination Fee”), to an account designated by the Company, no later than two Business Days after such termination.

(d) The Company and the Parent Parties each acknowledge that the agreements contained in Section 8.2(b) and Section 8.2(c) are integral parts of the Transactions, and that, without these agreements, the Company and the Parent Parties would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner any amount due pursuant to Section 8.2(b) or Section 8.2(c), as applicable, and, in order to obtain such payment, the Company or any Parent Party, as applicable, commences a claim, action, suit or other proceeding that results in a judgment against the other party, the Company or Parent, as applicable, shall pay to the other party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

(e) In the event that the conditions precedent to the Company’s right to terminate this Agreement pursuant to Section 8.1(g) have been satisfied (including delivery to Parent of the written notice contemplated by clause (ii) thereof and expiration of the three Business Day period contemplated by clause (iii) thereof) and the Company elects to terminate this Agreement by delivery to Parent of the written notice required pursuant to Section 8.1(h), such written notice shall specify the account to which payment of the Reverse Termination Fee is to be made. Such notice shall also be deemed notice to the Parent Parties of the Company’s intent to demand payment under the Letter of Credit in the event that the Parent Parties have not made payment of the Reverse Termination Fee as contemplated by Section 8.2(c). Thereafter, on the first Business Day following the expiration of the period specified in Section 8.2(c), the Company may deliver a draw notice under the Letter of Credit for payment of the Reverse Termination Fee. The Company agrees that, within three Business Days following the first to occur of (i) the receipt by the Company of the Reverse Termination Fee, (ii) the termination of this Agreement under circumstances in which the Reverse Termination Fee is not payable (other than in the event the Company has terminated this Agreement pursuant to multiple provisions of Section 8.1, including termination pursuant to Section 8.1(g)) and (iii) the Closing, the Company shall return the Letter of Credit to the issuing bank accompanied by a notice requesting cancellation thereof in such form as may reasonably be requested by the issuing bank (with a copy to the Parent Parties).

(f) Notwithstanding anything to the contrary in this Agreement, the Company’s receipt of the Reverse Termination Fee from Parent pursuant to Section 8.2(c) shall be the sole and exclusive remedy of the Company, the Subsidiaries of the Company, the holders of Shares and any of their Affiliates (i) subject, solely with respect to Merger Sub, Dutch Holdco and Parent, to the right to specific performance set forth in Section 9.10 or to the extent of any damages finally adjudicated to result from a knowing breach or a deliberate breach of this Agreement or the Financing Documents by the Parent Parties or any of their Affiliates, against Parent, Dutch Holdco, Merger Sub and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Parent, Dutch Holdco and Merger Sub (collectively, the “Parent Entities”) and (ii) against any Financing Source and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any Financing Source or any of their respective assets (collectively, the “Financing Source Parties”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Parent Entities or the Financing Source Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the transactions contemplated hereby. Neither the Company nor any of its Affiliates shall assert in any Action, and each hereby irrevocably waives, any assertion or claim that the provisions of this Section 8.2(f) limiting the liability of the Parent Entities for the matters described herein to the Reverse Termination Fee or the other provisions of this Section 8.2 are illegal, invalid or unenforceable in whole or in part. Under no circumstances will the Company be entitled to monetary damages from any Financing Source or Financing Source Party or Parent Entity other than the Parent Parties.

(g) Notwithstanding anything to the contrary herein, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or the Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Documents or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. Subject to applicable Law and the rules and regulations of the NYSE, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding the foregoing, no amendment, waiver or other modification shall be made to Section 8.2(f), Section 8.2(g), this Section 9.1, Section 9.6 or Section 9.11 that is adverse to the Financing Source Parties without the consent of the Financing Source Parties, such consent not to be unreasonably withheld, delayed or conditioned.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses

(i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a) if to any Parent Party, to:

Apollo Tyres B.V.

Amsteldijk 166

Amsterdam, The Netherlands 1079LH

Telephone No.: +31 53-4888888

Facsimile No.: +31 53-4888800

Email: vishal.mittal@apollovredestein.com

Attention: Vishal Mittal

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Telephone No.:(212) 558-3109

Facsimile No.:(212) 558-3588

Email: millersc@sullcrom.com

Attention: Scott D. Miller

(b) if to the Company, to:

Cooper Tire & Rubber Company

701 Lima Avenue

Findlay, Ohio 45840

Telephone No.:(419) 420-6059

Facsimile No.:(419) 831-6940

Email: szamansky@coopertire.com

Attention: Stephen Zamansky

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone No.: (216) 586-3939

Facsimile No.: (216) 579-0212

Email: lgganske@jonesday.com; peizanec@jonesday.com

Attention:  Lyle G. Ganske, Esq.

                  Peter E. Izanec, Esq.

and

Jones Day

222 East 41st Street

New York, NY 10017

Facsimile No.: (212) 755-7306

Email: jpdougherty@jonesday.com

Attention: James P. Dougherty, Esq.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7, (which provisions may be enforced directly by Indemnified Parties) and Section 8.2, is not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (i) the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred), (ii) the right of the Company on behalf of its security holders to enforce the provisions of this Agreement subject to and in accordance with the terms hereof and (iii) the rights of the Financing Sources and the Financing Source Parties under Section 8.2(e), Section 8.2(f), Section 8.2(g), Section 9.1, this Section 9.6 or Section 9.11 (which provisions may be enforced directly by the Financing Source Parties). For the avoidance of doubt, the rights granted pursuant to the foregoing clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the holders of Shares of the Company. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8 Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, subject to Section 8.2(g) with respect to Financing Sources and Financing Source Parties, each of the parties hereto irrevocably agrees that any legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.4.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns except that the Parent Parties may assign, in their sole discretion, any of or all their respective rights, interests and obligations under this Agreement to any lender of the Parent Parties or the Surviving Corporation and that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary incorporated in the State of Delaware in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary, and shall be true and correct in all respects, as of the date of such designation; provided that any such assignment or designation shall not impede or delay the consummation of the Merger or the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement.

Section 9.10 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Notwithstanding the foregoing or any other provision hereof to the contrary, it is agreed that the Company shall not be entitled to an injunction requiring Parent, Dutch Holdco or Merger Sub to consummate the Merger under this Agreement or cause the Financing to be funded, except that the Company may seek specific performance of the Parent Parties’ obligations to consummate the Merger if and only in the event that (i) all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but which conditions, at the time that the Company seeks such specific performance pursuant to this Section 9.10, are capable of being satisfied if the Closing were to occur at such time), (ii) the Mauritius Financing has been drawn down and funded or will be drawn down and funded at the Closing if the Committed Financing is funded at the Closing and (iii) the Committed Financing (or, if Alternative Financing is being used in accordance with Section 6.11, financing pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Mauritius Financing is funded at the Closing. Under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Financing to be funded and the Merger to be consummated that results in the Closing pursuant to the foregoing sentence and payment of the Reverse Termination Fee. Furthermore, except to the extent of any damages finally adjudicated to result from a knowing breach or a deliberate breach of this Agreement by the Company or the Parent Parties, under no circumstances will the Company be entitled to monetary damages in excess of any amounts payable pursuant to Section 8.2(c), and (B) under no circumstances will Parent be entitled to monetary damages in excess of any amounts payable pursuant to Section 8.2(b). Subject to the foregoing the Parent Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any of the Parent Parties, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parent Parties under this

Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, the Confidentiality Agreement or the Financing Documents (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.10 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any Action for) specific performance under this Section 9.10 prior or as a condition to exercising any termination right under ARTICLE VIII (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE VIII or pursue any other remedies that may be available then or thereafter.

Section 9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (OR BETWEEN ANY OF THE PARTIES HERETO AND THE PROVIDERS OF THE FINANCING CONTEMPLATED IN THE FINANCING DOCUMENTS, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Agreement	Preamble
Alternative Financing	6.11(d)
Antitrust Laws	6.3(d)
Applicable Date	3.5(a)
Apollo Vredestein	Recitals
Book-Entry Shares	2.1(a)
Burdensome Condition	6.3(e)
By-Laws	1.5
Certificate of Merger	1.3
Certificates	2.1(a)
Change of Recommendation	5.2(e)
Closing	1.2
Closing Date	1.2
Committed Financing	4.6
Commitment Letter	4.6
Company	Preamble
Company Acquisition Agreement	5.2(d)
Company Adverse Recommendation Change	5.2(d)
Company Board	3.2(a)
Company Common Stock	3.4(a)
Company Disclosure Letter	ARTICLE III
Company Financial Statements	3.5(a)
Company Labor Agreements	3.13
Company Non-Union Employees	6.9(a)
Company Permits	3.8(a)
Company Plan	3.12(a)
Company Preferred Stock	3.4(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Company Union Employees	6.9(a)
Covered Employees	3.12(a)
Deferred Compensation Plans	2.3(c)
Deferred Payment	2.3(c)
deliberate breach	8.2(a)
DGCL	1.1
Dissenting Shares	2.4
Dutch Holdco	Preamble
Effective Time	1.3
ERISA	3.12(a)
Exchange Act	3.3(a)
Facility Agreement	4.6
Financing	4.6
Financing Definitive Agreements	6.11(a)
Financing Documents	4.6

Financing Source Parties	8.2(f)
GAAP	3.5(a)
General Enforceability Exceptions	3.2(a)
Governmental Entity	3.3(a)
HSR Act	3.3(a)
Indemnified Party	6.7(a)
Intervening Event	5.2(e)
Joint Venture	3.9(a)(x)
knowing breach	8.2(a)
Letter of Credit	Recitals
Mauritius Financing	4.6
Material Contract	3.9(a)
Merger Consideration	2.1(a)
Merger	1.1
Merger Sub	Preamble
Multiemployer Plan	3.12(a)
New Plans	6.9(b)
NHTSA	3.23
Deferred Compensation Plans	2.3(b)
Non-U.S. Plan	3.12(g)(i)
NYSE	3.3(a)
Old Plans	6.9(b)
Option	2.3(a)
Option Cash Payment	2.3(a)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Disclosure Letter	ARTICLE IV
Parent Entities	8.2(f)
Parent Financial Statements	4.9(a)
Parent Parties	Preamble
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Pension Plan	3.12(e)
Proxy Statement	3.10
Rabbi Trust	6.9(d)
Required Consents	6.12(a)
Required Information	6.11(e)(i)
Restated Certificate of Incorporation	1.5
Restraints	7.1(c)
Reverse Termination Fee	8.2(c)
Rights	3.4(a)
Share Unit	2.3(b)
Share Unit Payment	2.3(b)
Shares	Recitals
SOX	3.5(a)
Special Meeting	6.2(a)
Stockholder Approval	3.2(b)
Surviving Corporation	1.1
Takeover Statutes	3.20
Termination Fee	8.2(b)
Ultimate Parent	4.2
VEBA	3.12(a)

Section 10.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“5% Holder” means a Person who beneficially owns (as defined in the Exchange Act) more than five percent (5%) of the capital stock or other equity interests of another Person or any member of such Person’s family or any of its Affiliates.

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary confidentiality provisions and contains provisions no less restrictive of the Person counterparty to the Company thereto than those included in the Confidentiality Agreement.

“Action” means any civil, criminal, administrative or other similar proceeding, litigation, audit, investigation, arbitration, review, examination, inquiry, hearing, demand claim, action, suit, proceeding or similar action (whether at Law or in equity) by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or a day on which banks in New York, New York, London, England or Amsterdam, The Netherlands are authorized or obligated by Law or Order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Product” means, as of any date of reference, any product that is being developed, manufactured, marketed, sold or distributed by the Company, any of its Subsidiaries or any of its Joint Ventures.

“Company Stock Plans” means the Company’s 1998 Incentive Compensation Plan, 1998 Employee Stock Option Plan, 2001 Incentive Compensation Plan, 2002 Non-Employee Directors Stock Option Plan, 2006 Incentive Compensation Plan and 2010 Incentive Compensation Plan, each as may be amended from time to time.

“Company Superior Proposal” means a Company Takeover Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and (iii) that the Company Board determines in good faith, after consultation with legal counsel and its financial advisor (taking into account any changes to this Agreement proposed by Parent as contemplated by Section 5.2), is more favorable to the stockholders of the Company than the consideration to be received by the stockholders of the Company in the Merger.

“Company Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange or tender offer, binding share exchange, joint venture, dissolution or other similar transaction involving the Company or any of its Subsidiaries, (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 15% of the outstanding Company Common Stock or (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its Subsidiaries representing more than 15% of the consolidated assets, revenues or net income of the Company, as measured by the Company Financial Statements for the fiscal year ending December 31, 2012, in each case, other than the Merger.

“Compliant” means, with respect to the Required Information, that:

(a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statements contained in such Required Information, in the context in which they were made, not misleading;

(b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or Compensation Disclosure and Analysis required by Regulation S-K Item 402(b));

(c) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information;

(d) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period; and

(e) the financial statements in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on or before the last day of the Marketing Period.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 6, 2013, between the Company and Ultimate Parent.

“Contract” means any agreement, lease, sublease, license, contract, note, bond, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other instrument or understanding (whether written or oral).

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the use, handling, presence, treatment, storage or disposal of, or to the protection of human health from exposure to, Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Financing Sources” means the parties to the Financing Definitive Agreements other than the Parent Parties and their Affiliates, together with, to the extent alternative financing from alternative parties is obtained in accordance with this Agreement, any such alternative parties and, in each case, any joinder agreements relating thereto.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money and (b) any other indebtedness which is evidenced by a note, bond, debenture, guaranty or similar instrument.

“Intellectual Property” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) Trademarks, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) Trade Secrets, (v) computer software (including databases and related documentation), (vi) uniform resource locators, web site addresses and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (viii) all other intellectual property or proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, as well as all associated documentation.

“Knowledge” means (i) with respect to the Parent Parties, the actual knowledge (without independent inquiry or investigation) of Onkar Kanwar, Neeraj Kanwar, Sunam Sarkar, Gaurav Kumar and Shahana Kanodia and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of Roy V. Armes, Bradley E. Hughes, Harold C. Miller (who shall have made reasonable inquiry of Allan Tsaur, which inquiry shall include review of the relevant provisions of this Agreement), Christopher E. Ostrander, Brenda S. Harmon, and Stephen Zamansky.

“Law” means any law, including common law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Leases” means all leases, subleases or other occupancy arrangement pursuant to which the Company or any of its Subsidiaries is a party or has a right to use the real property owned by another Person as of the date of this Agreement.

“Leased Real Property” means the real property that is the subject of the applicable Lease.

“Loan and Security Agreement” means the Loan and Security Agreement, dated as of July 27, 2011, by and among the Company, Max-Trac Tire Co., Inc., certain financial institutions named therein (as Lenders), Bank of America, N.A. (as Administrative Agent and Collateral Agent), PNC Bank, National Association (as Syndication Agent), Banc of America Securities LLC and PNC Capital Markets LLC (as Joint Book Managers and Joint Lead Arrangers) and JPMorgan Chase Bank, N.A. (as Documentation Agent).

“made available”, when used with respect to any information, material, data, document or other item of disclosure relating to the Company, its Subsidiaries or its Joint Ventures, means such information, material, data, document or other item of disclosure (other than those items set forth in Section 10.2 of the Company Disclosure Letter) in the form provided by the Company or its Representatives as uploaded to the virtual data room established by the Company with Merrill Corporation in connection with the Transactions; provided, however, that for the purposes of this Agreement, such information, data, material, document or other item of disclosure shall only be deemed to be “made available” to the extent such information, material, data, document or other item of disclosure was included in such virtual data room and available for review by the Parent Parties or their respective Representatives as of 1:00 p.m. (New York City time) on the date immediately preceding the date of this Agreement.

“Marketing Period” means, except as set forth herein, the first period of 20 consecutive Business Days after the date of this Agreement throughout which Parent shall have the Required Information the Company is required to provide pursuant to Section 6.11 and such Required Information is Compliant; provided that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant at the time such notice is given, it may deliver to Parent a written notice to that effect (stating with specificity when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause (a) unless (i) at any time during such 20 consecutive Business Day period after the date such notice is given the Required Information is not Compliant or (ii) Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant at the time such notice is given and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant). Notwithstanding anything in this Agreement to the contrary, the Marketing Period shall exclude (A) July 5, 2013, despite such date being a Business Day, and (B) the period from and including August 19, 2013 to and including September 3, 2013 and the period from and including December 18, 2013 to and including December 31, 2013, despite such dates being Business Days; provided that despite such exclusions, the Business Days immediately preceding and immediately following such excluded periods (other than any days following December 31, 2013) shall be deemed consecutive; provided, further, that in the event the Marketing Period does not conclude prior to August 19, 2013, then the Marketing Period shall in no event end prior to September 20, 2013. Additionally, the Marketing Period shall not commence and shall be deemed not to have commenced (i) prior to the mailing of the Proxy Statement or (ii) if, on or prior to the completion of such 20 Business Day period, (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of during such new 20 Business Day period or (y) the Required Information would not be Compliant at any time during such 20 Business Day period, in which case a new 20 Business Day period shall commence upon Parent and its Financing Sources receiving updated Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of such new 20 Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company, its Subsidiaries and Joint Ventures, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent attributable to (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting the principal industries in which the Company and its Subsidiaries operate, (C) any decline in the market price of the Shares (it being understood that the facts or occurrences giving rise to or contributing to a decline in the market price of the Shares may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case, in the United States or any foreign jurisdiction, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions or the Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement, (G) the performance by the Company of its obligations under this Agreement, including any inaction in compliance with Section 5.1 to the extent that such inaction is as a result of Parent unreasonably withholding its consent under Section 5.1, (H) any change in applicable Law or GAAP (or authoritative interpretations thereof), (I) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or (J) any hurricane, tornado, flood, earthquake or other natural disaster except in the case of clauses (A), (B), (D), (H), (I) or (J) to the extent such fact, circumstance, event, change, effect or occurrence has a disproportionate effect on the Company, any of its Subsidiaries or Joint Ventures, taken as a whole, relative to others in the industries, geographies or segments in which the Company, its Subsidiaries and Joint Ventures operate; or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions. For the purposes of Section 7.2(c), “Material Adverse Effect” shall exclude any fact, circumstance, event, change, effect or occurrence that is disclosed in the Company SEC Documents (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature) filed or furnished since January 1, 2011 and publicly available prior to the date of this Agreement where the applicability of the disclosure in such Company SEC Document is reasonably apparent on its face.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste or any other substance, in each case, as defined by or regulated under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, any of its Subsidiaries or any of its Joint Ventures.

“Owned Real Property” means all real parcels owned by the Company or any of its Subsidiaries as of the date of this Agreement.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which appropriate reserves have been established in accordance with GAAP on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure appropriate obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and Environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway and (xi) as to any Intellectual Property, non-exclusive licenses granted to customers, distributors, suppliers and other business partners in the ordinary course of business; provided, however, that none of the foregoing, individually or in the aggregate, materially adversely affects the continued use of the property to which they relate in the conduct of the business currently conducted thereon.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Redacted Fee Letter” means a fee letter from a Financing Source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided, that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such Financing Source, except to the extent a reduction from such Financing Source would be offset by an increase in the debt financing or other funding being made available by such Financing Source or another Financing Source.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representative” means, with respect to any Person, its officers, directors, consultants, agents, financial advisors, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives and employees, excluding, solely with respect to the Company for the purposes of Section 5.2(a)-(f), employees that are not (1) senior management-level employees or (2) acting at the direction of or under authority delegated by the Company or such senior management-level employees.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, and (d) such Person is not insolvent under applicable Law. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner; (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

“Trade Secrets” means inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, and any other proprietary information, to the extent that such items are treated as “trade secrets” under applicable Law.

“Trademarks” means trademarks, service marks, brand names, certification marks, symbols, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, other than the Financing.

“U.S. Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

Section 10.3 Other Definitional and Interpretative Provisions. The following provisions shall be applied wherever appropriate herein: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (ii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (iv) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (v) this Agreement shall be deemed to have been drafted by the parties and this Agreement shall not be construed against any party as the principal draftsperson hereof; (vi) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (vii) any reference in this Agreement to any Contract (including this Agreement), statute or regulation, shall be considered a reference to, except as context may otherwise require, the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof) and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder; (viii) the Company Disclosure Letter is incorporated herein by reference and shall be considered part of this Agreement; (ix) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof; (x) “including” means “including, without limitation”; (xi) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (xii) reference to “dollars” or “$” shall be deemed reference to the lawful money of the United States of America. Any capitalized terms used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein, shall have the meaning as defined in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Dutch Holdco, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

APOLLO (MAURITIUS) HOLDINGS PVT. LTD.

By:	/s/ Nousrath Bhugeloo
Name: Nousrath Bhugeloo
Title: Director

APOLLO TYRES B.V.

By:	/s/ Neeraj Kanwar
Name: Neeraj Kanwar
Title: Authorized Signatory

APOLLO ACQUISITION CORP.

By:	/s/ Gaurav Kumar
Name: Gaurav Kumar
Title: Authorized Signatory

COOPER TIRE & RUBBER COMPANY

By:	/s/ Roy V. Armes
Name: Roy V. Armes
Title: Chairman of the Board, President and Chief Executive Officer

Exhibit A

CERTIFICATE OF INCORPORATION

OF

APOLLO ACQUISITION CORP.

FIRST. The name of the corporation is Apollo Acquisition Corp. (“the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each such share is $0.001.

FIFTH. The name and mailing address of the incorporator is Cheng Chen, 125 Broad Street, New York, New York 10004.

SIXTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation in accordance with the terms of such by- laws.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

EIGHTH. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the by-laws of the Corporation.

NINTH. Any action required by law to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

TENTH. A director’s liability to the Corporation for breach of duty to the Corporation or its shareholders shall be limited to the fullest extent permitted by Delaware law as now in effect or hereafter amended; provided, however, the foregoing provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the foregoing provision becomes effective; provided further, that any repeal or modification of the foregoing provision which has the effect of increasing the liability of a director to the Corporation or its stockholders shall be prospective only and shall not adversely affect the rights and immunities of a director existing at the time of such repeal or modification.

[Remainder of Page Intentionally Left Blank]

ANNEX B

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

June 11, 2013

The Board of Directors

Cooper Tire & Rubber Company

701 Lima Avenue

Findlay, Ohio 45840

The Board of Directors:

We understand that Cooper Tire & Rubber Company (“Cooper”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Apollo (Mauritius) Holdings Pvt. Ltd. (“Apollo Parent”), Apollo Tyres B.V., a wholly owned subsidiary of Apollo Parent (“Dutch Holdco”), Apollo Acquisition Corp., a wholly owned subsidiary of Dutch Holdco (“Merger Sub” and, together with Apollo Parent and Dutch Holdco, the “Apollo Parties”), and Cooper, pursuant to which, among other things, Merger Sub will merge with and into Cooper (the “Merger”) and each outstanding share of the common stock, par value $1.00 per share, of Cooper (“Cooper Common Stock”) will be converted into the right to receive $35.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Cooper Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Cooper;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Cooper furnished to or discussed with us by the management of Cooper, including certain financial forecasts relating to Cooper prepared by the management of Cooper and certain sensitivities thereto reflecting alternative business and industry assumptions as to market and cyclical trends in prices for raw materials and other factors affecting the tire industry and the potential impact thereof on Cooper (such forecasts, including such sensitivities, the “Cooper Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Cooper with members of senior management of Cooper;

(iv)	reviewed the trading history for Cooper Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Cooper with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed a draft, dated June 10, 2013, of the Agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Cooper that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Cooper Forecasts, we have been advised by Cooper, and we have assumed,

The Board of Directors

Cooper Tire & Rubber Company

that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Cooper as to the future financial performance of Cooper under the alternative business and industry assumptions reflected therein. We have relied, at your direction, upon the assessments of the management of Cooper as to market and cyclical trends in prices for raw materials and other factors affecting the tire industry and the potential impact thereof on Cooper. We have assumed, with your consent, that there will be no developments as to such matters that would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cooper, nor have we made any physical inspection of the properties or assets of Cooper. We have not evaluated the solvency or fair value of Cooper or any of the Apollo Parties under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Cooper, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Cooper or the Merger. We also have assumed, at the direction of Cooper, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, conduct a formal sale process on behalf of Cooper; however, at Cooper’s direction, we held preliminary discussions with selected third parties to gauge their interest in a possible acquisition of Cooper. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Cooper Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Cooper or in which Cooper might engage or as to the underlying business decision of Cooper to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Cooper in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, Cooper has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Cooper, the Apollo Parties and certain of their respective affiliates.

The Board of Directors

Cooper Tire & Rubber Company

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Cooper and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, collateral agent, joint lead arranger and joint book manager for, and as a lender under, certain revolving credit facilities, lease facilities and letters of credit of Cooper and certain of its affiliates and (ii) having provided or providing certain treasury and management products and services to Cooper.

It is understood that this letter is for the benefit and use of the Board of Directors of Cooper (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Cooper Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

COOPER TIRE & RUBBER COMPANY ATTN: CORPORATE SECRETARY 701 LIMA AVENUE FINDLAY, OH 45840-0550

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M62515-Z61395	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COOPER TIRE & RUBBER COMPANY

  THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.

Vote on Proposals		For	Against	Abstain

1.	Adopt the Agreement and Plan of Merger, dated as of June 12, 2013, by and among Cooper Tire & Rubber Company, Apollo (Mauritius) Holdings Pvt. Ltd., Apollo Tyres B.V., a wholly owned subsidiary of Apollo (Mauritius) Holdings Pvt. Ltd., and Apollo Acquisition Corp., a wholly owned subsidiary of Apollo Tyres B.V.	☐	☐	☐

2.	Approve, on a non-binding advisory basis, the compensation to be paid to Cooper Tire & Rubber Company’s named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

3.	Approve adjournments of the Special Meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

August 30, 2013

To Our Stockholders:

The Special Meeting of Stockholders will be held at Jones Day, 901 East Lakeside Ave., Cleveland, OH 44114 on September 30, 2013 at 10:00 a.m. E.D.T.

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2012 annual report at http://materials.proxyvote.com/216831 or you can access the materials and vote at www.proxyvote.com.

The proxy statement contains information regarding the meeting, the proposal to adopt the Agreement and Plan of Merger, dated as of June 12, 2013, by and among Cooper Tire & Rubber Company, Apollo (Mauritius) Holdings Pvt. Ltd., Apollo Tyres B.V., a wholly owned subsidiary of Apollo (Mauritius) Holdings Pvt. Ltd., and Apollo Acquisition Corp., a wholly owned subsidiary of Apollo Tyres B.V., the proposal to approve, on a non-binding advisory basis, the compensation to be paid to Cooper Tire & Rubber Company’s named executive officers that is based on or otherwise relates to the merger, and the proposal to approve adjournments of the Special Meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. The voting results from the Special Meeting of Stockholders will be posted on our website, www.coopertire.com.

It is important that these shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly vote these shares by one of the methods listed on the reverse side of this proxy card.

Sincerely,

Roy V. Armes

Chairman of the Board, President and

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Special Meeting Proxy Statement is available at www.proxyvote.com.

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M62516-Z61395

Proxy Card - Cooper Tire & Rubber Company

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF COOPER TIRE & RUBBER COMPANY FOR THE SPECIAL MEETING

OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 30, 2013

The undersigned hereby appoints Roy V. Armes, Bradley E. Hughes and Stephen Zamansky, or any of them or their substitutes, as proxies, each with the power to appoint his substitutes, and hereby authorizes them to represent and vote, as designated herein, all the shares of common stock of Cooper Tire & Rubber Company held of record by the undersigned at the close of business on August 30, 2013, with all powers that the undersigned would possess if personally present, at the Special Meeting of Stockholders to be held at Jones Day, 901 East Lakeside Ave., Cleveland, OH 44114, on Monday, September 30, 2013, at 10:00 a.m. E.D.T., or any reconvened Special Meeting following any adjournment(s) or postponement(s) of the Special Meeting.

For stockholders, this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is indicated, this proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the merger-related named executive officer compensation proposal and “FOR” any adjournment of the Special Meeting, if necessary to permit solicitation of further proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

Principal Trust Company is Trustee under the following defined contribution plans (the “Plans”) sponsored by Cooper Tire & Rubber Company: Spectrum Investment Savings Plan; Pre-Tax Savings Plan (Texarkana); and Pre-Tax Savings Plan (Findlay). This proxy card is also soliciting voting instructions on behalf of the Board of Directors of Cooper Tire & Rubber Company from Plan participants to direct the Trustee to vote the shares of common stock of Cooper Tire & Rubber Company held in the participants’ accounts under such Plans in accordance with their instructions.

If I, the undersigned, am a participant in any of the Plans, pursuant to the applicable terms of the Plan in which I am a participant, I hereby direct the Trustee to vote (in person or by proxy) all shares of common stock of Cooper Tire & Rubber Company held in the account under the Plan at the close of business on August 30, 2013 at the Special Meeting of Stockholders to be held at Jones Day, 901 East Lakeside Ave., Cleveland, OH 44114, on Monday, September 30, 2013, at 10:00 a.m. E.D.T., or any reconvened Special Meeting following any adjournment(s) or postponement(s) of the Special Meeting, in accordance with the instructions given by me on the reverse side of this proxy card.

For Plan participants, this proxy card, when properly executed, will be voted in the manner directed herein by the undersigned participant(s). If no direction is indicated, the Trustee will vote in the same manner in which the Trustee is directed to vote the majority of the aggregate shares held by Plan participants. FOR PLAN PARTICIPANTS, IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, YOU WILL NEED TO MARK THE “FOR” BOXES FOR PROPOSALS 1, 2 AND 3.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. FOR STOCKHOLDERS, YOU NEED NOT MARK ANY BOXES. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, BUT THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN, DATE AND RETURN THIS PROXY CARD.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be voted on the reverse side)